Exhibit T3E.1

CONFIDENTIAL OFFERING MEMORANDUM AND CONSENT SOLICITATION STATEMENT

AINSWORTH LUMBER CO. LTD.

Offer to Exchange and Solicitation of Consents for
Amendments to the Indentures Relating to the Securities Listed Below

We are offering to exchange (the “Exchange Offer”), upon the terms and subject to the conditions set forth in this Offering Memorandum and Consent Solicitation Statement (this “Offering Memorandum”) and the accompanying letter of transmittal (the “Letter of Transmittal”), up to US$596,007,180 aggregate principal amount of our 14% Senior Secured Second Lien Notes due June 24, 2014 (the “New Notes”) for any and all of our outstanding Senior Unsecured Floating Rate Notes due October 1, 2010, 7.25% Senior Unsecured Notes due October 1, 2012, Senior Unsecured Floating Rate Notes due April 1, 2013, 6.75% Senior Unsecured Notes due March 15, 2014 and 6.75% Senior Unsecured Notes due March 15, 2014 (collectively, the “Old Notes”). For each US$1,000 aggregate principal amount of Old Notes that are tendered in the Exchange Offer, holders of Old Notes will receive the aggregate principal amount of New Notes set forth in the table below plus a cash payment representing accrued and unpaid interest to, but not including, the settlement date with respect to exchanges of Old Notes for New Notes; provided that for tenders of Old Notes after the Early Participation Date (as defined herein) and prior to the Expiration Date (as defined herein), holders of Old Notes will be deemed to have elected to receive, in lieu of a cash payment representing accrued and unpaid interest, New Notes in an aggregate principal amount equal to the amount of accrued and unpaid interest to, but not including, the settlement date with respect to exchanges of Old Notes for New Notes. The New Notes will bear interest at the rate of 14% per annum from and after the date of issuance, payable semi-annually (with the first payment to occur on June 30, 2008). For payments due through December 30, 2010, we may, at our option, pay interest on the New Notes in cash or by increasing the principal amount of the outstanding New Notes or by issuing additional New Notes (“PIK New Notes”) in an aggregate principal amount equal to the amount of interest then due and payable in accordance with the following sentence (“PIK Interest”). PIK Interest will accrue at the rate of 15% per annum. We will increase the principal amount of the New Notes in an aggregate principal amount equal to the PIK Interest for the first interest payment on June 30, 2008. The New Notes will be our senior obligations and will be secured to the extent described under “Description of Collateral and Security.” The New Notes will be unconditionally guaranteed by all of our material subsidiaries. Concurrently with the Exchange Offer, we are also soliciting consents (the “Consents” and such solicitation, the “Consent Solicitation”) from holders of Old Notes to certain amendments to the respective indentures governing the Old Notes, as further described below (the “Proposed Amendments”).

				New Notes
				per US$1,000 Principal Amount of Old Notes
						Early
	Principal Amount			Exchange		Participation		Total
CUSIP	Outstanding		Title of Old Notes to be Exchanged	Consideration		Payment		Consideration

009037AH5	US$	153,540,000	Senior Unsecured Floating Rate Notes due October 1, 2010	US$	767.00	US$	50.00	US$	817.00
009037AG7	US$	275,000,000	7.25% Senior Unsecured Notes due October 1, 2012	US$	665.00	US$	50.00	US$	715.00
009037AK8	US$	75,000,000	Senior Unsecured Floating Rate Notes due April 1, 2013	US$	650.00	US$	50.00	US$	700.00
009037AB8	US$	210,000,000	6.75% Senior Unsecured Notes due March 15, 2014	US$	642.00	US$	50.00	US$	692.00
009037AD4	US$	110,000,000	6.75% Senior Unsecured Notes due March 15, 2014	US$	642.00	US$	50.00	US$	692.00

Claims with respect to the New Notes will be effectively senior to claims with respect to any unexchanged Old Notes.

The Exchange Offer will expire at 12:00 a.m., New York City time, on March 14, 2008, unless extended by us or earlier terminated (such date and time, as it may be extended, the “Expiration Date”).

Holders that tender and do not validly withdraw their Old Notes prior to the Early Participation Date will be entitled to receive an early participation payment of US$50.00 in aggregate principal amount of New Notes for each US$1,000 aggregate principal amount of Old Notes that are tendered and not validly withdrawn (the “Early Participation Payment”). In order to be eligible to receive the Early Participation Payment, holders of Old Notes must tender their Old Notes on or prior to 5:00 p.m., New York City time, on February 29, 2008, unless extended by us (such date and time, as it may be extended, the “Early Participation Date”). Holders that tender Old Notes after the Early Participation Date and prior to the Expiration Date will receive New Notes but will not receive the Early Participation Payment and will not receive a cash payment representing accrued and unpaid interest to, but not including, the settlement date.

The Exchange Offer is conditioned upon, among other things, the holders of at least 50.1% of the aggregate outstanding principal amount of Old Notes (excluding those Old Notes held by us or any of our affiliates) tendering their Old Notes in accordance with the terms of the Exchange Offer prior to the Expiration Date (the “Minimum Tender”), and the holders of not less than a majority of the aggregate outstanding principal amount of each class of Old Notes that vote together for purposes of effecting amendments (each, a “Class”) (excluding those Old Notes held by us or any of our affiliates) delivering their Consents to the Proposed Amendments prior to the Expiration Date (the “Minimum Consent”).

We are offering (the “Concurrent Offering”) to Qualified Institutional Buyers in the United States and accredited investors in Ontario concurrently with the Exchange Offer and Consent Solicitation US$50,000,000 aggregate principal amount of our Senior Secured First Lien Notes due 2014 (the “First Lien Notes”). Certain holders of Old Notes (the “Backstop Holders”) have agreed to subscribe for up to US$50,000,000 aggregate principal amount of the First Lien Notes and, as consideration for their agreement to back-stop the Concurrent Offering, the Backstop Holders will receive warrants to purchase, subject to adjustment, up to 7,887,998 of our common shares (representing approximately 35% of our outstanding common shares as of the date hereof assuming full exercise of the warrants) at an exercise price of Cdn$0.01 per share. The Warrants will expire on June 24, 2014 and are exercisable during a period beginning on the earlier of (i) the date that is three years and six months from the closing of the Concurrent Offering, and (ii) the date that is three business days following the public announcement of our quarterly or annual results after the end of the fiscal quarter for which our immediately preceeding twelve month Adjusted EBITDA is greater than Cdn$200 million. See “The Warrants.” The issuance of the warrants is conditioned upon the completion of the Concurrent Offering. The Backstop Holders, who currently beneficially own in the aggregate approximately one third of the aggregate outstanding principal amount of Old Notes, have agreed to tender the Old Notes that they beneficially own in the Exchange Offer. This Offering Memorandum is not an offer to sell or the solicitation of an offer to buy the First Lien Notes that we are offering in the Concurrent Offering. The First Lien Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

You should read the section entitled “Risk Factors” beginning on page 14 of this Offering Memorandum for a discussion of certain risks that should be considered in evaluating the Exchange Offer, the Consent Solicitation and an investment in the New Notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the New Notes or determined that this Offering Memorandum is truthful or complete. Any representation to the contrary is a criminal offense.

February 15, 2008

In conjunction with the Exchange Offer, we hereby solicit Consents from registered holders of Old Notes to the Proposed Amendments. The Proposed Amendments would amend certain provisions of the indentures governing the Old Notes to eliminate substantially all of the restrictive covenants in those indentures. See “The Exchange Offer and Consent Solicitation — The Consent Solicitation.” If the Exchange Offer and Consent Solicitation are completed, Old Notes not tendered for exchange pursuant to the Exchange Offer will be subject to the Proposed Amendments. See “Risk Factors — Risks Relating to Non-Tendering Holders of Old Notes.”

To deliver a Consent with respect to Old Notes, a holder must tender those Old Notes for exchange pursuant to the Exchange Offer. A holder who tenders its Old Notes for exchange pursuant to the Exchange Offer will be deemed to have delivered a Consent with respect to such tendered Old Notes. Each reference herein to the tender of Old Notes shall be deemed to include the delivery of Consents with respect to such Old Notes, unless stated otherwise. Each reference herein to the delivery of a Consent with respect to Old Notes shall be deemed to include the tender of such Old Notes, unless stated otherwise.

A previously delivered Consent may be revoked only by withdrawing the tender of the Old Notes to which such Consent relates in accordance with the procedures set forth herein and in the Letter of Transmittal.

Old Notes tendered and Consents delivered prior to the Early Participation Date may be withdrawn and revoked at any time prior to the Early Participation Date, upon compliance with the procedures described herein. Old Notes tendered and Consents delivered prior to the Early Participation Date may not be withdrawn and revoked after the Early Participation Date, except in the limited circumstances described herein. Old Notes tendered and Consents delivered subsequent to the Early Participation Date may not be withdrawn and revoked, except in the limited circumstances described herein. A valid withdrawal of tendered Old Notes will be deemed a revocation of the related Consent.

In the event that the Exchange Offer and the Consent Solicitation are withdrawn or otherwise not completed, the Exchange Offer will not be effected with respect to holders of Old Notes who have validly tendered their Old Notes and delivered Consents in connection with the Exchange Offer and Consent Solicitation.

The offer and sale of the New Notes in the Exchange Offer is being made under the exemption from the registration requirements of Section 5 of the Securities Act provided by Section 3(a)(9) thereof. Accordingly, the New Notes and the offer and sale thereof have not been registered under the Securities Act or any state securities laws.

Barclays Capital Inc. (“Barclays Capital”) is acting as our Financial Advisor in connection with the Exchange Offer, and Global Bondholder Services Corporation is acting as our Exchange Agent and Information Agent. We have instructed the Financial Advisor and the Exchange Agent and Information Agent not to solicit exchanges or Consents in connection with the Exchange Offer and Consent Solicitation, respectively, or to make any recommendation with respect to acceptance or rejection of the Exchange Offer or Consent Solicitation. Solicitation will be made solely by our employees. The Financial Advisor and the Exchange Agent and Information Agent will answer any questions from holders of the Old Notes with respect to the Exchange Offer and the Consent Solicitation solely by reference to the terms of this Offering Memorandum, and holders may contact the Financial Advisor or the Exchange Agent and Information Agent at the addresses and telephone numbers set forth on the last page of this Offering Memorandum. Holders of Old Notes who have any questions or need assistance with respect to procedural matters in connection with the Exchange Offer (or who require additional copies of this Offering Memorandum, including the documents incorporated by reference herein), the Letter of Transmittal or any other documents, should contact the Financial Advisor or the Exchange Agent and Information Agent. In addition, questions with respect to the Exchange Offer and the Consent Solicitation may be directed to us (Attn: Robert Allen, Chief Financial Officer, telephone number 604.661.3200). Beneficial owners of Old Notes may also contact their broker, dealer, commercial bank, trust company or other nominee through which they hold Old Notes with questions and requests for assistance.

This Offering Memorandum does not constitute an offer to sell or a solicitation of an offer to buy any of the New Notes offered hereby to any person in any jurisdiction where it is unlawful to make such an offer or solicitation. The information contained in this Offering Memorandum is current only as of the date hereof and neither the delivery of this Offering Memorandum nor the offer, sale or delivery of the New Notes made pursuant to this Offering Memorandum shall, under any circumstances, create any implication that the information contained herein is accurate as of any time subsequent to the date set forth on the cover page hereof.

You should rely only on the information contained in this Offering Memorandum or to which this Offering Memorandum refers you. We have not authorized anyone to provide you with different information. The information in this Offering Memorandum may only be accurate as of the date of this Offering Memorandum, and our business or financial condition and other information in this Offering Memorandum may change after that date.

This Offering Memorandum has been prepared by us solely for use in connection with the proposed Exchange Offer and Consent Solicitation. This Offering Memorandum does not constitute an offer to any other person or to the public generally to participate in the Exchange Offer or Consent Solicitation or subscribe for or otherwise acquire New Notes.

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NOTICE TO INVESTORS

This Offering Memorandum does not constitute an offer to participate in the Exchange Offer to any person in any jurisdiction where it is unlawful to make such an offer. The Exchange Offer is being made on the basis of this Offering Memorandum and is subject to the terms described in this Offering Memorandum, the Letter of Transmittal and the indenture relating to the New Notes.

Each prospective investor must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the Exchange Offer or possesses or distributes this Offering Memorandum and must obtain any consent, approval or permission required by it for participation in the Exchange Offer under the laws and regulations in force in any jurisdiction to which it is subject, and neither we, the Financial Advisor nor the Exchange Agent and Information Agent nor any of our or their respective representatives shall have any responsibility therefor.

None of us, the Financial Advisor or the Exchange Agent and Information Agent makes any recommendation as to whether holders should tender their Old Notes pursuant to the Exchange Offer. In addition, you should not construe the contents of this Offering Memorandum as providing any legal, business, financial or tax advice. You should consult with your own legal, business, financial and tax advisors as to any legal, business, financial, tax and related matters concerning the Exchange Offer or ownership of the New Notes.

We reserve the right not to accept tendered Old Notes from any holder if such acceptance could, in our sole determination, affect the availability of an exemption from registration under, or result in a violation of, applicable federal, state or provincial securities laws.

The offer and sale of the New Notes in the Exchange Offer is being made under the exemption from the registration requirements of Section 5 of the Securities Act provided by Section 3(a)(9) thereof. Accordingly, the New Notes and the offer and sale thereof have not been registered under the Securities Act or any state securities laws.

Prospective investors are advised that (i) no securities commission or similar regulatory authority has reviewed or passed on the merits of the New Notes, (ii) there is no government or other insurance covering the New Notes, (iii) there are risks associated with its purchase of the New Notes, (iv) there are restrictions on its ability to resell the New Notes in Canada and it is its responsibility to find out what those restrictions are and to comply with them before selling the New Notes in Canada, (v) we have advised it that we are relying on an exemption from the requirements to provide it with a prospectus and to sell the New Notes through a person registered to sell securities under the Securities Act (British Columbia) and, as a consequence of acquiring the New Notes pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (British Columbia), including statutory rights of rescission or damages, will not be available to it, and (vi) any holder not resident in Canada who participates in the Exchange Offer and exchanges Old Notes for New Notes is deemed to certify that it is not resident in the Province of British Columbia.

Until the date that is four months and a day after the settlement date, each certificate representing a New Note or a PIK New Note will contain a legend substantially to the following effect:

UNLESS PERMITTED UNDER APPLICABLE SECURITIES LEGISLATION IN CANADA, THE HOLDER OF THIS NOTE MUST NOT TRADE THIS NOTE IN CANADA BEFORE [insert the date that is four months and a day after the settlement date].

By acquiring New Notes, the acquirer acknowledges that we and our agents and advisers may each collect, use and disclose the acquirer’s name and other specified personally identifiable information, including the amount of New Notes that it has acquired, for purposes of meeting legal, regulatory and audit requirements and as otherwise permitted or required by law or regulation (collectively, the “Information”). The acquirer consents to the disclosure of the Information.

By acquiring New Notes, the acquirer acknowledges that (A) the Information will be disclosed to the relevant Canadian securities regulatory authorities, including the Ontario Securities Commission, and may become available to the public in accordance with the requirements of applicable securities and freedom of information laws and the acquirer consents to the disclosure of the Information; (B) the Information is being collected indirectly by applicable Canadian securities regulatory authorities under the authority granted to them under applicable securities legislation; and (C) the Information is being collected for purposes of the administration and enforcement of applicable Canadian securities legislation; by acquiring New Notes, the acquirer shall be deemed to have authorized such indirect collection of personal information by the applicable Canadian securities regulatory authorities. Questions about such indirect collection of Information by the Ontario Securities Commission should be directed to the Administrative Assistant to the Director of Corporate Finance, Ontario Securities Commission, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, or to the following telephone number (416) 593-8086.

MARKET AND INDUSTRY DATA AND FORECASTS

This Offering Memorandum and the documents incorporated by reference herein include market share and industry data and other statistical information and forecasts that we have obtained from independent industry publications, government publications, market research reports and other published independent sources. Some data are also based on our good faith estimates, which are derived from our internal surveys, as well as independent sources. RISI, Inc., an independent paper and forest products industry research firm (“RISI”), is the source of a considerable amount of the third party industry data and forecasts contained herein and in the documents incorporated by reference. Random Lengths Publications, Inc., a forest products industry market reporting service (“Random Lengths”), is a source of a significant amount of the oriented strand board (“OSB”) price histories. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. However, we cannot and do not provide any assurance as to the accuracy or completeness of included information and do not guarantee the accuracy or completeness of such information.

Forecasts are particularly likely to be inaccurate, especially over long periods of time. Although we believe these sources to be reliable, we have not independently verified any of the data nor have we ascertained the underlying economic assumptions relied upon therein.

PRESENTATION OF FINANCIAL INFORMATION

Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”). These principles differ in certain material respects with generally accepted accounting principles in the United States (“U.S. GAAP”), as explained in note 26 to our annual audited consolidated financial statements incorporated by reference into this Offering Memorandum. Our unaudited interim consolidated financial statements for the twelve month period ended December 31, 2007 incorporated by reference into this Offering Memorandum are not required under Canadian securities laws to be, and have not been, reconciled to U.S. GAAP. Compliance with the financial reporting requirements of the SEC would require that such interim financial statements be reconciled to U.S. GAAP.

The consolidated financial statements incorporated by reference into this Offering Memorandum are presented on the assumption that we continue as a going concern in accordance with Canadian GAAP. The going concern basis of presentation assumes that we will continue operations for the foreseeable future and will be able to realize assets and discharge liabilities and commitments in the normal course of business. If this assumption is not appropriate, adjustments will have to be made to the carrying value of our assets and liabilities, reported revenues and expenses and balance sheet classifications. As of the date hereof, on account of our current liquidity position and forecasted operating cash flows and capital requirements for the next twelve months, there is reasonable doubt about the appropriateness of using the going concern assumption. See “Risk Factors — Risks Related to Our Business and the Forest Products Industry — We may be unable to continue as a going concern.”

In this Offering Memorandum and the documents incorporated by reference herein we use Adjusted EBITDA, which we define as operating earnings before amortization and non-recurring items, plus other income (expense). Adjusted EBITDA is not a measure of performance under Canadian GAAP or U.S. GAAP. We have included Adjusted EBITDA in this Offering Memorandum and the documents incorporated by reference because we believe that, in addition to net (loss) income, Adjusted EBITDA provides investors with a basis to evaluate our operating performance. To evaluate Adjusted EBITDA, the components of Adjusted EBITDA, such as net income and interest and the variability of such components over time, should also be considered. Investors should be cautioned that Adjusted EBITDA should not be construed as an alternative to net (loss) income (as determined in accordance with Canadian GAAP or U.S. GAAP) as an indicator of our operating performance. Our method of calculating Adjusted EBITDA may differ from the methods used by other companies and, as a result, the Adjusted EBITDA measures presented in this Offering Memorandum and the documents incorporated by reference may not be comparable to other similarly titled measures disclosed by other companies. For a reconciliation of Adjusted EBITDA to net (loss) income, see footnote 4 under “Selected Consolidated Financial and Other Data.”

EXCHANGE RATE DATA

We present our consolidated financial statements in Canadian dollars. The following table sets forth (i) the rates of exchange for Canadian dollars, expressed in U.S. dollars, in effect at the end of each of the periods indicated, (ii) the high and low exchange rates for Canadian dollars, expressed in U.S. dollars, during each of the periods indicated and (iii) the average of such exchange rates on the last day of each month during such periods. These rates are based on the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. On February 14, 2008, the inverse of the noon buying rate was Cdn$1.00 per US$1.0033.

	Year Ended December 31,
	2007	2006	2005	2004	2003

End of period	1.0120	0.8582	0.8579	0.8310	0.7738
High	1.0908	0.9100	0.8690	0.8493	0.7738
Low	0.8437	0.8528	0.7872	0.7158	0.6349
Average	0.9376	0.8844	0.8275	0.7702	0.7188

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which we have filed with securities commissions or similar authorities in each of the provinces of Canada and have filed with or furnished to the SEC, are specifically incorporated by reference into, and form an integral part of, this Offering Memorandum:

(a) our annual information form, dated March 30, 2007, for the fiscal year ended December 31, 2006;

(b) our audited consolidated financial statements and the notes thereto for the fiscal year ended December 31, 2006, together with the report of the auditors thereon;

(c) our management’s discussion and analysis of financial condition and results of operations for the fiscal year ended December 31, 2006;

(d) our management information circular, dated April 10, 2007, prepared in connection with our annual meeting of shareholders held on May 8, 2007;

(e) our unaudited interim consolidated financial statements and the notes thereto for the twelve month period ended December 31, 2007; and

(f) our management’s discussion and analysis of financial condition and results of operations for the twelve month period ended December 31, 2007.

Any documents of the type referred to in the preceding paragraphs (a) through (f) together with any material change reports (other than confidential material change reports) filed with securities commissions or similar authorities in each of the provinces of Canada after the date of this Offering Memorandum and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference into this Offering Memorandum.

Any statement contained in this Offering Memorandum or in any document incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Offering Memorandum, to the extent that a statement contained in this Offering Memorandum or in any subsequently filed document that also is, or is deemed to be, incorporated by reference in this Offering Memorandum modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Offering Memorandum. The modifying or superseding statement need not state that it has modified or superseded a prior statement. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

WHERE YOU CAN FIND MORE INFORMATION

Each holder of Old Notes will be furnished with a copy of this Offering Memorandum and any related amendments or supplements to this Offering Memorandum. Each person receiving this Offering Memorandum acknowledges that: (1) such person has been afforded an opportunity to request from us, and to review and has received, all additional information considered by it to be necessary to verify the accuracy and completeness of the information herein; (2) such person has not relied on the Financial Advisor or Exchange Agent and Information Agent or any person affiliated with the Financial Advisor or Exchange Agent and Information Agent in connection with its investigation of the accuracy of such information or its investment decision; and (3) except as provided pursuant to clause (1) above, no person has been authorized to give any information or to make any representation concerning the New Notes other than those contained herein and, if given or made, such other information or representation should not be relied upon as having been authorized by us.

We are subject to certain of the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable Canadian securities laws and, in accordance therewith, file and furnish reports and other information with the SEC and with the securities regulators in Canada. As a foreign private issuer under U.S. securities laws, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. Our Exchange Act reports and other information filed with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained from the principal office of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates, or by accessing the SEC’s website on the Internet at http: / /www.sec.gov. You may read and download any public document that we have filed with the Canadian securities regulatory authorities at http: //www.sedar.com. Following the completion of the Exchange Offer, we intend to file a Form 15F with the SEC to terminate our obligation to file and furnish reports and other information with the SEC, but we will continue to file reports with the securities regulators in Canada. In connection therewith, we will no longer be required to reconcile our financial statements to U.S. GAAP.

FORWARD-LOOKING STATEMENTS

This Offering Memorandum and the documents incorporated by reference herein contain forward-looking statements (within the meaning of the U.S. Private Securities Litigation Reform Act of 1995) based on our best current information and what we believe to be reasonable assumptions about anticipated

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developments. These forward-looking statements generally can be identified by the use of statements that include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “likely,” “predicts,” “estimates,” “forecasts” or other similar words or phrases or the negative of these statements. Similarly, statements that describe our objectives, plans or goals may be forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from the future results expressed or implied by the forward-looking statements. Some of these risks, uncertainties and other factors include:

•	our ability to continue as a going concern;

•	our history of losses;

•	the cyclical nature of our business and our vulnerability to market factors;

•	the effects of intense competition;

•	increased OSB industry production capacity;

•	declines in demand for or pricing of OSB, our most significant product;

•	unexpected costs or liabilities incurred by us as a result of our acquisition of the Barwick and the Minnesota OSB facilities;

•	further delays, costs or liabilities surrounding the expansion of the Grande Prairie OSB facility;

•	our exposure to currency exchange risk;

•	the availability of adequate fiber supply or an increase in related costs;

•	increases in the open market price for wood fiber;

•	the effects of natural events that are beyond our control;

•	the impact of regulations relating to forest management practices;

•	the impact of increases in raw material costs;

•	the impact of mechanical breakdowns and maintenance shut-downs;

•	the impact of environmental, health, safety and other regulations;

•	the effect of work stoppages or other labor disruptions at our operations;

•	the impact of native land claims on our ability to ensure availability of adequate fiber supply;

•	the risks associated with international sales;

•	the risks related to our co-ownership arrangement for High Level;

•	the interests of our controlling shareholders;

•	the risk that tax authorities will disagree with our tax positions; and

•	the costs and difficulties of complying with the requirements of the Sarbanes-Oxley Act.

Any forward-looking statements made by us or on our behalf are subject to these factors. These risks should be considered carefully, and readers are cautioned not to place undue reliance on our forward-looking statements. These factors and the other risk factors described in this Offering Memorandum and the documents incorporated by reference herein are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our future results. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this Offering Memorandum are made only as at the date of this Offering Memorandum. We have no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OFFERING MEMORANDUM SUMMARY

The following section summarizes more detailed information presented later in this Offering Memorandum and in the documents incorporated by reference herein. You should read the entire Offering Memorandum, including, in particular, the section entitled “Risk Factors” beginning on page 14 and our consolidated financial statements and the related notes incorporated by reference into this Offering Memorandum. Unless the context otherwise suggests, “we”, “us”, “our” and similar terms refer to Ainsworth Lumber Co. Ltd. and its consolidated subsidiaries and references to the “Minnesota OSB facilities” refer to our three OSB facilities located in the northern Minnesota towns of Bemidji, Cook and Grand Rapids. Except where otherwise indicated, all dollar amounts are expressed in Canadian dollars, references to “$”, “Cdn$” and “dollars” are to Canadian dollars and references to “US$” and “U.S. dollars” are to United States dollars. As used in this Offering Memorandum and the documents incorporated by reference herein, “msf” means one thousand square feet, 3/8 of an inch thick, “mmsf” means one million square feet, 3/8 of an inch thick, “bsf” means one billion square feet, 3/8 of an inch thick, and “North Central (7/16”)” refers to 7/16 of an inch thick North Central OSB, a product whose price is used as a benchmark in the OSB industry.

The Company

We are a leading manufacturer of engineered wood products, including OSB and specialty overlaid plywood. Based in Vancouver, British Columbia, we own three modern, strategically located OSB manufacturing facilities in Canada (100 Mile House, Grande Prairie and Barwick), and we maintain a 50% ownership interest in a fourth Canadian OSB facility (High Level). We also own three OSB manufacturing facilities located in northern Minnesota (Bemidji, Cook and Grand Rapids). In addition to our OSB operations, we are one of the largest manufacturers of specialty overlaid concrete-forming plywood in North America.

Our corporate address is Suite 3194, Bentall IV, P.O. Box 49307, 1055 Dunsmuir Street, Vancouver, British Columbia, Canada V7X 1L3. Our telephone number is (604) 661-3200.

Our business is focused primarily on the structural wood panels sector. Our business strategy is to increase revenues generated from value-added products, including OSB webstock, rimboard, radiant barrier OSB panels, jumbo OSB panels, export-standard OSB and specialty overlaid plywood. These products command premium pricing, particularly during cyclical lows for commodity products, such as in the current market environment. Complementary to this strategy is the expansion at our Grande Prairie OSB facility. When completed, the expanded facility will be able to produce OSB, oriented strand lumber and laminated strand lumber, all of which are engineered wood product alternatives to traditional sawn lumber products. Capital spending at the Grande Prairie facility is currently on hold to preserve liquidity until market conditions improve.

Purpose and Effects of the Exchange Offer and Consent Solicitation

We are highly leveraged relative to our free cash flow (a non-GAAP measure defined as cash flow from operations less capital expenditures). There is a substantial risk that the free cash flow we will generate in the near term will be insufficient for us to continue as a going concern. The purpose of the Exchange Offer is to restructure the Old Notes on terms mutually beneficial to us and the holders of the Old Notes. Under the terms of the Old Notes, we are required to make quarterly or semi-annual payments of interest in cash to holders of Old Notes. The New Notes will provide us with the ability through December 30, 2010 to make semi-annual interest payments in respect of the New Notes, at our option, in cash or by increasing the principal amount of the outstanding New Notes or by issuing PIK New Notes. In addition, the New Notes will not mature until June 24, 2014, whereas the Old Notes mature at various dates prior to that. The purpose of the Consent Solicitation is to amend the indentures governing the Old Notes to remove substantially all of the restrictive covenants. If the Exchange Offer and the Consent Solicitation are completed, Old Notes not tendered for exchange pursuant to the Exchange Offer will be subject to the Proposed Amendments. The Backstop Holders, who currently beneficially own in the aggregate approximately one third of the aggregate outstanding principal amount of Old Notes, have contractually agreed to tender the Old Notes that they beneficially own in the Exchange Offer and deliver Consents to the Proposed Amendments in the Consent Solicitation. We and/or our affiliates may purchase all or a portion of any Old Notes that are not tendered for exchange in the Exchange Offer following the completion of the Exchange Offer. In addition, following the completion of the Exchange Offer, we intend to file a Form 15F with the SEC to terminate our obligation to file and furnish reports and other information with the SEC, but we will continue to file reports with the securities regulators in Canada.

Concurrent Transactions

The First Lien Notes

Concurrently with the Exchange Offer, we are offering US$50 million aggregate principal amount of our Senior Secured First Lien Notes due 2014 to Qualified Institutional Buyers in the United States and accredited investors in Ontario. The First Lien Notes will bear interest payable in cash from and after the date of issuance (which will be the same day as the settlement date of the Exchange Offer), payable semi-annually (with the first payment to occur on June 30, 2008). The other terms of the First Lien Notes will be substantially identical to the terms of the New Notes, except that our obligations to pay principal, interest and premium (if any) on the First Lien Notes will be secured by a first priority security interest in the Primary Collateral (as defined herein) and a second priority security interest in the Inventory and Receivables Collateral (as defined herein), in each case as described under “Description of Collateral and Security.” We may issue up to US$25 million of additional First Lien Notes in the Concurrent Offering, but will be required to place these gross proceeds into an escrow account, pending the successful placing of mortgages upon certain of our real property. If we do not place these mortgages within 55 days of the issue date of the First Lien Notes, we will be required to make a pro rata offer to purchase an amount of First Lien Notes equal to the principal amount of such additional First Lien Notes at a price equal to 100% of their issue price plus accrued and unpaid interest to the date of repurchase. We have also agreed to use our commercially reasonable efforts to obtain requisite consents from the lenders under the Deutsche Bank Facility (as defined herein) and the Merrill Lynch Facility (as defined herein) to permit us to secure the First Lien Notes with a second priority lien on the DB Facility Collateral (as defined herein) and the ML Facility Collateral (as defined herein), respectively, in each case as described under “Description of Collateral and Security — Provisions of the Indenture Relating to Security — Covenant with Respect to DB Facility Collateral and ML Facility Collateral.” Barclays Capital is acting as initial purchaser for the Concurrent Offering and, in addition to the fee that it will receive for acting as a Financial Advisor to us in the Exchange Offer, Barclays Capital will receive a customary commission in connection with sales of the First Lien Notes in the Concurrent Offering. The First Lien Notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The Warrants

The Backstop Holders have agreed to subscribe for any First Lien Notes that are not sold in the Concurrent Offering. As consideration for their agreement to back-stop the Concurrent Offering, the Backstop Holders will receive warrants (“Warrants”) to purchase, subject to adjustment, up to 7,887,998 of our common shares (representing approximately 35% of our outstanding common shares as of the date hereof assuming full exercise of the Warrants) at an exercise price of $0.01 per share. The Warrants will expire on June 24, 2014 and are exercisable during a period beginning on the earlier of (i) the date that is three years and six months from the closing of the Concurrent Offering, and (ii) the date that is three business days following the public announcement of our quarterly or annual results after the end of the fiscal quarter for which our immediately preceding twelve month Adjusted EBITDA is greater than $200 million. The Warrants are redeemable at our option prior to the date that is five years following the date of issuance of the Warrants at a price equal to the product of (i) the average closing price of our common shares for the 90 days prior to the date of redemption, less the exercise price per share of the Warrants, and (ii) the number of common shares into which the Warrants are exercisable, subject to a redemption floor of $31 million accreting at 18% per annum. Issuance of the Warrants is conditioned upon the completion of the Concurrent Offering. See “The Warrants.”

Credit Facility

The consummation of the Concurrent Offering and the Exchange Offer will require that we amend our existing US$102.6 million senior secured credit and guaranty agreement to permit, among other things, (i) the granting of first priority liens on the Primary Collateral and second priority liens on the Inventory and Receivables Collateral to secure the First Lien Notes (and certain other permitted indebtedness) and (ii) the granting of second priority liens on the Primary Collateral and third priority liens on the Inventory and Receivables Collateral to secure the New Notes (and certain other permitted indebtedness). The lenders under such credit agreement will continue to benefit from an exclusive first priority lien on the Inventory and Receivables Collateral and will also be granted a second priority lien on the Primary Collateral (and, to the extent that it is part of the Primary Collateral, a third priority lien on the DB Facility Collateral and the ML Facility Collateral), which they will share on an equal and ratable basis with the holders of the New Notes (and the holders of certain other permitted indebtedness). See “Description of Collateral and Security.” The amendment of such credit agreement is subject to the approval of the requisite percentage of lenders under such credit agreement. See “Description of Additional Indebtedness — Credit Facility.”

Merrill Lynch Facility

In September 2006 we entered into a credit agreement with Merrill Lynch Capital Canada Inc., which is secured by capital assets purchased with the proceeds of the borrowings thereunder (the “Merrill Lynch Facility”). To the extent we are able to obtain consents from the existing lenders under the Merrill Lynch Facility, the holders of the First Lien Notes will receive a second priority lien on the ML Facility Collateral and the holders of the New Notes and the lenders under our credit facility will receive a third priority lien on the ML Facility Collateral. See “Description of Additional Indebtedness — Merrill Lynch Facility.”

Deutsche Bank Facility

The provisions of an existing loan agreement with Deutsche Bank Luxembourg S.A. that was entered into to finance pressing and forming equipment purchased as part of the Grande Prairie expansion (the “Deutsche Bank Facility”) provide that such loan shall be secured equally and ratably to the extent that we secure other indebtedness, other than by virtue of certain permitted liens. In connection with the Exchange Offer, such loan will become secured equally and ratably with the New Notes. To the extent, however, that we are able to obtain consents from the existing lenders under the Deutsche Bank Facility, such lenders will receive a first priority security interest on the DB Facility Collateral (in exchange for waiving the requirement that such lenders be secured equally and ratably with the New Notes in the Primary Collateral), the holders of the First Lien Notes will receive a second priority security interest on the DB Facility Collateral and the holders of the New Notes and the lenders under our credit facility will receive a third priority security interest on the DB Facility Collateral. See “Description of Additional Indebtedness — Deutsche Bank Facility.”

Internal Reorganization

Concurrent with the closing of the Exchange Offer and the Concurrent Offering, we will effect an internal reorganization. Ainsworth Engineered (USA), LLC will sell all of its assets (our Minnesota facilities) to Ainsworth Engineered, LLC, our wholly-owned subsidiary, in exchange for a demand promissory note with a face value equal to the fair market value of the assets. Ainsworth Engineered (USA), LLC will assign a portion of the promissory note to us in satisfaction of outstanding indebtedness owed by it to us. Ainsworth Engineered (USA), LLC will then be wound up into us and, in the course of the wind-up, will distribute to us the remaining amount of its note payable to us and any other property held by it at the time of the wind-up.

Recent Developments

Results of Operations

  Review of Market Results

The average of the market prices reported by Random Lengths in the North Central region during the fourth quarter was US$165 per msf North Central (7/16”) (US$166 per msf North Central (7/16”) in the fourth quarter of 2006). On an annual basis, average market prices of US$161 per msf North Central (7/16”) in 2007 declined 26% from average market prices of US$218 per msf North Central (7/16”) in 2006. Our fourth quarter realized sales prices were also negatively affected by the strong Canadian dollar.

  Settlement of OSB Antitrust Litigation

On October 19, 2007, we announced that we had entered into an agreement with the direct purchaser plaintiffs in the OSB antitrust litigation where we were a defendant, settling on a class-wide basis all claims asserted against us. Under the terms of the settlement agreement, which is still subject to court approval, we paid US$8.6 million into escrow to settle all claims against us. On January 29, 2008, we entered into an agreement with the indirect purchaser plaintiffs in the OSB antitrust litigation, settling on a class-wide basis all claims asserted against us. Under the terms of the settlement agreement, which is still subject to court approval, we paid US$1.3 million into escrow to settle all claims against us. Both settlements will be reflected in our results for the year ended December 31, 2007. We continue to deny all of the plaintiffs’ claims and maintain that we have not violated U.S. antitrust or any other laws. The decision to enter into the settlement agreements was based solely on the need to avoid prolonged, expensive litigation.

  Review of Production Results

Our fourth quarter OSB shipment volumes of 459,519 msf were 4.3% lower than in the same period of 2006 as a result of temporary plant closures, reduced production levels at some facilities and reduced customer demand.

Both the Cook and Grand Rapids OSB facilities in Minnesota were shut down on September 22, 2006 in response to high production costs and low OSB prices prevailing in the marketplace. The Cook facility resumed production on March 21, 2007 but the Grand Rapids facility remains closed. In addition, the Cook and Bemidji facilities were closed for approximately ten days in October 2007, and have operated on a reduced production schedule since that time.

In December 2007 we took extended holiday curtailments at the Grande Prairie, Barwick, 100 Mile House, Cook and Bemidji OSB facilities due to operating losses, log supply shortages and a decline in OSB orders.

On November 27, 2007, due to operating losses and reduced customer demand, we announced an indefinite closure of our jointly-owned High Level OSB facility, effective December 20, 2007. Affected employees were provided with severance pay and employment transition services.

On January 10, 2008, we announced that we would curtail operations at the Cook facility, effective January 16, 2008, due to reduced customer demand.

On January 30, 2008, we announced that we would curtail operations at the Grande Prairie facility, effective February 3, 2008 through February 10, 2008, due to reduced customer demand.

  Carrying Value of Long-Lived Assets and Goodwill

Due to continued difficult market conditions, we have undertaken a review of the carrying value of our OSB facilities, intangible assets and goodwill as at December 31, 2007. As a result, in the fourth quarter of 2007 we recorded an impairment charge of approximately $135.4 million (before taxes) with respect to our Grand Rapids OSB facility, our intangible assets and our goodwill.

  Liquidity and Capital Resources

Adjusted working capital declined significantly between September 30, 2007 and December 31, 2007, as a result of interest payments on long-term debt and ongoing deficiencies in cash flows from operations. There have been no significant changes in commitments or contingencies since September 30, 2007.

Other Cost Reduction Initiatives

We continue to grow our market share in key value-added product segments and offshore markets. In 2007, we reduced OSB costs an average of 27% per unit compared to the previous fiscal year. We have also commenced actions to enhance our liquidity and improve available capital. These actions include: restricting avoidable capital expenditures; deferring discretionary maintenance; limiting, deferring or reducing selling and administrative expenses; commencing the Exchange Offer; and monetizing non-core capital assets.

Risk Factors

Before making a decision with respect to the Exchange Offer and Consent Solicitation and an investment in the New Notes, you should consider the information presented under the caption “Risk Factors.”

The Exchange Offer and Consent Solicitation

The summary below describes the principal terms of the Exchange Offer and Consent Solicitation. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Exchange Offer and Consent Solicitation” section of this Offering Memorandum contains a more detailed description of the Exchange Offer and Consent Solicitation.

Old Notes	US$153,540,000 Senior Unsecured Floating Rate Notes due October 1, 2010

US$275,000,000 7.25% Senior Unsecured Notes due October 1, 2012

US$75,000,000 Senior Unsecured Floating Rate Notes due April 1, 2013

US$210,000,000 6.75% Senior Unsecured Notes due March 15, 2014

US$110,000,000 6.75% Senior Unsecured Notes due March 15, 2014

Securities Offered	Up to US$596,007,180 aggregate principal amount of 14% Senior Secured Second Lien Notes due 2014, the terms of which are summarized under “Description of the New Notes” below.

Exchange Offer	The principal amount of New Notes to be issued for each US$1,000 aggregate principal amount of Old Notes outstanding will be as set forth in the table on the cover page of this Offering Memorandum.

Early Participation Payment	Holders that tender and do not validly withdraw their Old Notes prior to the Early Participation Date will be entitled to receive an Early Participation Payment of US$50.00 in principal amount of New Notes for each US$1,000 aggregate principal amount of Old Notes that are tendered.

Interest on the Old Notes tendered and the New Notes to be issued	Holders that tender and do not validly withdraw Old Notes prior to the Early Participation Date will receive a cash payment representing accrued and unpaid interest to, but not including, the settlement date, which will be paid on the settlement date with respect to exchanges of Old Notes for New Notes. Holders that tender Old Notes after the Early Participation Date and prior to the Expiration Date will be deemed to have elected to receive, in lieu of a cash payment representing accrued and unpaid interest, New Notes in an aggregate principal amount equal to the amount of accrued and unpaid interest to, but not including, the settlement date, which will be delivered on the settlement date with respect to exchanges of Old Notes for New Notes. Interest on the New Notes issued in the Exchange Offer will accrue from the settlement date.

Consent Solicitation	Concurrently with the Exchange Offer, we are soliciting Consents from holders of Old Notes to the Proposed Amendments. The Proposed Amendments with respect to a Class will be approved at the time the holders of not less than a majority of the outstanding principal amount of such Class have tendered their Old Notes (and thereby delivered their Consent) and will apply to all

Old Notes in that Class. The Proposed Amendments will become effective with respect to a particular Class upon execution of a supplemental indenture relating to such Class, but will not become operative until the Exchange Offer has been completed.

Withdrawal Deadline	The deadline for withdrawals of tendered Old Notes and revocations of delivered Consents is 5:00 p.m., New York City time, on February 29, 2008, unless extended by us.

Early Participation Date	5:00 p.m., New York City time, on February 29, 2008, unless extended by us.

Expiration Date	12:00 a.m., New York City time, on March 14, 2008, unless extended by us or earlier terminated. If the Early Participation Date or Expiration Date are extended, we will issue a public announcement (in the form of a press release) no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Early Participation Date or Expiration Date, as applicable, setting forth a new time and date for the Early Participation Date or Expiration Date.

Settlement Date	The settlement date of the Exchange Offer will occur promptly following the Expiration Date.

Withdrawal Rights and Revocation of Consents	Old Notes tendered and Consents delivered prior to the Early Participation Date may be withdrawn and revoked at any time prior to the Early Participation Date, upon compliance with the procedures described herein. Old Notes tendered and Consents delivered prior to the Early Participation Date may not be withdrawn and revoked after the Early Participation Date, except in the limited circumstances described herein. Old Notes tendered and Consents delivered subsequent to the Early Participation Date may not be withdrawn and revoked, except in the limited circumstances described herein. A valid withdrawal of tendered Old Notes will be deemed a revocation of the related Consent.

Holders Entitled to Participate	The Exchange Offer and Consent Solicitation is being made to all holders of Old Notes.

Conditions to the Exchange Offer and Consent Solicitation	The consummation of the Exchange Offer is subject to the following conditions:

• Minimum Consent.  Holders of not less than a majority of the aggregate outstanding principal amount of each Class (excluding Old Notes held by us or any of our affiliates) shall have delivered their Consents to the Proposed Amendments prior to the Expiration Date and supplemental indentures shall have been duly executed and delivered by all parties thereto.

• Minimum Tender.  Not less than 50.1% of the aggregate outstanding principal amount of Old Notes (excluding Old Notes held by us or any of our affiliates) shall have been validly tendered and not validly withdrawn prior to the Expiration Date.

• Amendment to Credit Agreement.  The proposed amendment to our existing credit agreement shall have been executed and delivered by all parties thereto, and all conditions to the effectiveness thereof shall have been satisfied or waived.

In addition, the Exchange Offer is subject to customary conditions, any of which we may waive in our sole discretion. See “The Exchange Offer and Consent Solicitation — Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	To deliver a Consent with respect to Old Notes, a holder must tender those Old Notes for exchange pursuant to the Exchange Offer. A holder who tenders its Old Notes for exchange pursuant to the Exchange Offer will be deemed to have delivered a Consent with respect to such tendered Old Notes. If you wish to participate in the Exchange Offer and deliver your Consent, you must tender your Old Notes pursuant to the procedures described herein and in the Letter of Transmittal. See “The Exchange Offer and Consent Solicitation — Procedures for Tendering Old Notes and Delivering Consents.”

Acceptance of Tenders; Delivery of New Notes	Subject to certain conditions described herein, we will accept any and all Old Notes that are validly tendered and not withdrawn on or prior to the Expiration Date. We will issue the New Notes promptly following the Expiration Date upon our determination that the conditions to the Exchange Offer have been satisfied.

United States Federal Income Tax Considerations	Interest Income. Payments of accrued and unpaid interest on the Old Notes will be taxable to U.S. Holders (as defined herein) in accordance with their regular method of accounting for United States federal income tax purposes. See “United States Federal Income Tax Considerations.”

Gain on Exchange. The qualification of the exchange of Old Notes for New Notes as a tax-free “recapitalization” depends upon whether both the Old Notes and New Notes constitute “securities” for United States federal income tax purposes. Although not free from doubt, we believe that the Old Notes and the New Notes should constitute securities and that the exchange of Old Notes for New Notes should qualify as a tax-free recapitalization. Accordingly, a U.S. Holder should not recognize gain or loss for United States federal income tax purposes. However, if either the Old Notes or New Notes do not constitute securities, a U.S. Holder should recognize gain or loss for United States federal income tax purposes. See “United States Federal Income Tax Considerations.”

Canadian Federal Income Tax Considerations	In general, the exchange of the Old Notes for New Notes by a Non-Resident Holder (as defined herein) and the receipt of the Early Participation Payment will not be subject to Canadian withholding tax and no other Canadian tax on income or capital gains will be payable as a result receiving such payments. No other taxes on income (including taxable capital gains) will be payable under the Tax Act (as defined herein) in respect of the holding, redemption or disposition of the New Notes by a Non-Resident Holder. See “Canadian Federal Income Tax Considerations.”

Certain Consequences to Holders Not Tendering in the Exchange Offer	If you fail to tender your Old Notes in the Exchange Offer, and the Exchange Offer and Consent Solicitation are completed, your Old Notes will have substantially less protection than prior to the completion of the Exchange Offer. Among other things, the Old Notes would no longer have the protection of the existing restrictive covenants contained in the applicable indenture relating to such Old Notes. See “Risk Factors — Risks Relating to Non-Tendering Holders of Old Notes.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Notes in the Exchange Offer. We intend to use the net proceeds of the Concurrent Offering for working capital and general corporate purposes. See “Use of Proceeds.”

Financial Advisor	Barclays Capital is serving as a Financial Advisor to us in connection with the Exchange Offer. You can find the address and telephone number for the Financial Advisor on the back cover of this Offering Memorandum.

Exchange Agent and Information Agent	Global Bondholder Services Corporation is serving as Exchange Agent and Information Agent for the Exchange Offer. You can find the address and telephone numbers for the Exchange Agent and Information Agent on the back cover of this Offering Memorandum.

Brokerage Commissions	You are not required to pay any brokerage commissions to the Financial Advisor or the Exchange Agent and Information Agent.

Additional Information	Additional copies of this Offering Memorandum (including the documents incorporated by reference herein), the Letter of Transmittal or any other documents may be obtained by contacting the Financial Advisor or the Exchange Agent and Information Agent at the addresses and telephone numbers set forth on the back cover of this Offering Memorandum.

The New Notes

The summary below describes the principal terms of the New Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the New Notes” section of this Offering Memorandum contains a more detailed description of the terms and conditions of the New Notes. As used in this summary of the offering, “we”, “us”, “our” and similar terms, as well as references to “Ainsworth”, refer to Ainsworth Lumber Co. Ltd. and not any of its subsidiaries.

Issuer	Ainsworth Lumber Co. Ltd.

Securities Offered	US$596,007,180 principal amount of 14% Senior Secured Second Lien Notes due 2014 plus any PIK New Notes issued as paid-in-kind interest thereon.

Interest	Interest on the New Notes will accrue at the rate of 14% per annum and will be payable semi-annually on June 30 and December 30 of each year, commencing on June 30, 2008. For interest payments due through December 30, 2010, we may, at our option, pay interest on the New Notes in cash or by increasing the principal amount of the outstanding New Notes or by issuing PIK New Notes in an aggregate principal amount equal to the amount of interest then due and payable in accordance with the following sentence (rounded up to the nearest whole dollar). PIK Interest will accrue at 15% per annum. We will increase the principal amount of the New Notes in an aggregate principal amount equal to the PIK Interest for the first interest payment on June 30, 2008.

Maturity	June 24, 2014.

Ranking	The New Notes will be our senior secured obligations and will rank equally in right of payment with all of our existing and future senior secured and unsecured obligations with the relative priority and having the benefit of a security interest in the collateral as described below under “Security.” As at December 31, 2007, including the New Notes offered hereby and the First Lien Notes offered in the Concurrent Offering, and assuming all outstanding Old Notes are tendered for New Notes in the Exchange Offer prior to the Early Participation Date, we would have had total long-term debt of $814.9 million, of which $805.1 million would have been secured, including $101.7 million of borrowings under our credit agreement, $44.0 million of borrowings under the Merrill Lynch Facility, $15.5 million of borrowings under the Deutsche Bank Facility, $49.8 million of First Lien Notes and $594.0 million of New Notes. As at December 31, 2007, we also had $7.1 million aggregate principal amount outstanding under our commercial letter of credit facility.

Security	The New Notes will be our senior secured obligations, secured by a second priority security interest in the Primary Collateral and a third priority security interest in the Inventory and Receivables Collateral, in each case as described under “Description of Collateral and Security.” We have also agreed to use our commercially reasonable efforts to obtain requisite consents from the lenders under the Deutsche Bank Facility and the Merrill Lynch Facility to permit us to secure the New Notes with a third priority lien on the DB Facility Collateral and the ML Facility Collateral, respectively, in each case as described under “Description of Collateral and Security — Provisions of the Indenture Relating to Security — Covenant with Respect to DB Facility Collateral and ML Facility Collateral.”

Subsidiary Guarantees	Ainsworth Engineered Corp., Ainsworth Engineered Canada Limited Partnership, Ainsworth Engineered, LLC, and Ainsworth Corp., each a North American Restricted Subsidiary (as defined herein), will fully and unconditionally guarantee the New Notes on a joint and several basis. If we create or acquire a new North American Restricted Subsidiary, it will guarantee the New Notes unless we designate such subsidiary as a “Non-Guarantor Restricted Subsidiary” under the indenture. Each guarantee of the New Notes will be a senior obligation of the guarantor and will be secured to the extent described under “Description of Collateral and Security.” Steen River Limited Partnership and Steen River GP Ltd., our Wholly-Owned Restricted Subsidiaries (as defined herein), will be Non-Guarantor Restricted Subsidiaries (as defined herein). However, the capital stock of Steen River Limited Partnership and Steen River GP Ltd. will be pledged to the collateral trustee, as described under “Description of Collateral and Security.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Notes in the Exchange Offer. We intend to use the net proceeds of the Concurrent Offering for working capital and general corporate purposes. See “Use of Proceeds.”

Optional Redemption	During the twelve-month period commencing on January 30, 2011 we may redeem some or all of the New Notes at 107% of the principal amount plus accrued and unpaid interest to, but not including, the date of redemption. During the twelve-month period commencing on January 30, 2012 we may redeem some or all of the New Notes at 104.67% of the principal amount plus accrued and unpaid interest to, but not including, the date of redemption. During the twelve month period commencing on January 30, 2013 we may redeem some or all of the New Notes at 102.33% of the principal amount plus accrued and unpaid interest to, but not including, the date of redemption. Commencing on January 30, 2014 and thereafter we may redeem some or all of the New Notes at 100% of the principal amount plus accrued and unpaid interest to, but not including, the date of redemption. See “Description of the New Notes — Redemption — Optional Redemption.”

Optional Redemption Upon Equity Offerings	At any time prior to January 30, 2011, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the New Notes outstanding at a redemption price equal to 114% of the principal amount thereof together with accrued and unpaid interest to, but not including, such redemption date with the net cash proceeds of one or more specified equity offerings. See “Description of the New Notes — Redemption — Optional Redemption Upon Equity Offerings.”

Tax Redemption	If we become obligated to pay withholding taxes related to payments on the New Notes as a result of changes affecting Canadian withholding taxes, we may redeem all, but not less than all, of the New Notes at 100% of their principal amount plus accrued and unpaid interest to the redemption date. See “Description of the New Notes — Redemption — Redemption for Changes in Canadian Withholding Taxes.”

Change of Control	If a change of control occurs, we must offer to repurchase the New Notes at 101% of their face amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the New Notes — Certain Covenants — Change of Control.”

Asset Sale Proceeds	We and our Restricted Subsidiaries (as defined herein) will be permitted to make only limited asset sales. If we or our Restricted Subsidiaries engage in asset sales, we generally must within a period of time either invest the net cash proceeds from such sales in our business or prepay debt under our credit facilities. To the extent that any net cash proceeds in an aggregate amount greater than US$10.0 million remain, we must make an offer to purchase a principal amount of First Lien Notes (and other Priority Lien Obligations (as defined herein)) equal to such excess net cash proceeds. Following the application of the excess net cash proceeds in the manner set forth in the preceding sentence, to the extent any additional net cash proceeds in an aggregate amount greater than US$10.0 million remain, we must make an offer to purchase a principal amount of New Notes (and other Parity Lien Obligations (as defined herein)) equal to such additional excess net cash proceeds. The purchase price of the First Lien Notes and the New Notes, as applicable, will be 100% of their principal amount, plus accrued interest. See “Description of the New Notes — Certain Covenants — Asset Sales.”

Restrictive Covenants of the Indenture	The indenture under which the New Notes will be issued restricts our ability, among other things, to:

– incur additional indebtedness;

– pay dividends and make distributions;

– repurchase stock;

– make certain investments;

– transfer or sell assets;

– create liens;

– enter into transactions with affiliates;

– issue or sell stock of subsidiaries;

– create dividend or other payment restrictions affecting Restricted Subsidiaries; and

– merge, consolidate, amalgamate or sell all or substantially all of our assets to another person.

These covenants contain important exceptions, limitations and qualifications. See “Description of the New Notes — Certain Covenants.”

Registration	The Exchange Offer is being made in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act, and the New Notes have not been, and are not required to be, registered with the SEC. The Exchange Offer is also being made in reliance on exemptions under applicable state securities laws. Generally, the New Notes you receive in the Exchange Offer will be freely tradable, unless you are considered an affiliate of us, as that term is defined in the Securities Act, or if you hold Old Notes that were previously held by an affiliate of us.

Risk Factors	You should carefully consider all of the information in this Offering Memorandum and the documents incorporated by reference herein. In particular, you should read the risk factors under the section entitled “Risk Factors” for a discussion of certain material risks involved with an investment in the New Notes.

RISK FACTORS

Holding debt securities in our company, including those offered pursuant to the Exchange Offer, involves a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below as well as the other information appearing elsewhere in this Offering Memorandum and in the documents incorporated by reference herein before making a decision whether to participate in the Exchange Offer. The risks and uncertainties described below are intended to highlight risks and uncertainties that are specific to us, but are not the only risks and uncertainties that we face. Additional risks and uncertainties, including those generally affecting the industry in which we operate, or risks and uncertainties that we currently deem immaterial, may also impair our business, the value of your investment and our ability to repay interest on, and repay or refinance, the New Notes and the Old Notes.

Risks Relating to Non-Tendering Holders of Old Notes

The following risks specifically apply to the extent a holder of Old Notes elects to not participate in the Exchange Offer. There are additional risks attendant to being an investor in debt securities of our company that you should review, whether or not you elect to tender your Old Notes. These risks are described elsewhere in this “Risk Factors” section under the headings “Risks to Holders of Our Debt Securities Generally” and “Risks Relating to Our Business.”

     If we consummate the Exchange Offer, claims of holders of unexchanged Old Notes will be effectively subordinated to claims of holders of New Notes, First Lien Notes and other debt secured by our assets.

The Old Notes are senior unsecured obligations, ranking effectively junior in right of payment to the New Notes, the First Lien Notes, our credit facility, the Merrill Lynch Facility and all our future and other existing secured indebtedness, to the extent of the collateral securing such indebtedness. The indentures governing the New Notes and the First Lien Notes each permit the incurrence of additional indebtedness, some of which may be secured indebtedness.

If we are declared bankrupt, become insolvent or are liquidated or reorganized, any secured indebtedness will be entitled to be paid in full from our assets securing such indebtedness before any payment may be made from such assets with respect to the Old Notes. Holders of Old Notes will participate ratably in our remaining unencumbered assets with all holders of our unsecured indebtedness that is deemed to rank equally with the Old Notes, and potentially with secured creditors, including holders of the New Notes and the First Lien Notes (to the extent that the collateral securing our indebtedness to them is of insufficient value to satisfy that indebtedness), and with all of our other general creditors (including trade creditors), based upon the respective amounts owed to each holder or creditor. If any of the foregoing events occur, there may be insufficient assets to pay the full amounts due on the Old Notes.

     We cannot assure non-tendering holders of Old Notes that, if we consummate the Exchange Offer, existing ratings for the Old Notes will be maintained.

We cannot assure you that, as a result of the Exchange Offer, the rating agencies, including Standard & Poor’s Ratings Service, Moody’s Investors Service, Fitch Ratings and Dominion Bond Rating Services, will not downgrade or negatively comment upon the ratings for untendered Old Notes.

     Liquidity of the market for unexchanged Old Notes will likely be lessened, and the market prices for those notes may be reduced.

If the Exchange Offer is consummated, the trading market for unexchanged Old Notes could become more limited than the existing trading market for the Old Notes and could cease to exist altogether due to the reduction in the amount of the Old Notes outstanding upon consummation of the Exchange Offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of the Old Notes. If a market for unexchanged Old Notes exists or develops, the Old Notes may trade at a discount to the price at which they would trade if the amount outstanding was not reduced. We cannot assure you that a market in the unexchanged Old Notes will exist or be maintained after the completion of the Exchange Offer, and we cannot predict the prices at which the unexchanged Old Notes may be traded, if they are traded at all.

     The Proposed Amendments will eliminate many protections intended for the holders of Old Notes.

In the event that the Proposed Amendments are approved, the Old Notes will no longer have the benefit of the restrictive covenants and certain events of default, among other provisions, contained in the existing indentures governing such notes. The elimination of these restrictive covenants and events of default would permit us, insofar as the indentures governing untendered Old Notes are concerned, to, among other things, incur indebtedness, pay dividends or make other restricted payments, incur liens or make investments which would otherwise not have been permitted pursuant to the existing indentures governing the Old Notes. If the Proposed Amendments are approved, each non-exchanging holder of Old Notes will be bound by the Proposed Amendments despite the fact that such holder did not consent to the Proposed Amendments.

Risks to Holders of New Notes Issued in the Exchange Offer

The following risks specifically apply to holders of New Notes issued in the Exchange Offer and should be considered, along with the other risk factors, by potential investors. There are additional risks attendant to being an investor in debt securities of our company that you should review, whether or not you elect to tender your Old Notes. These risks are described elsewhere in this “Risk Factors” section under the headings “Risks to Holders of Our Debt Securities Generally” and “Risks Relating to Our Business.”

     We may grant future liens on the collateral securing the New Notes, and the value of the collateral may be insufficient, which could impair a recovery by holders of the New Notes.

The New Notes will be secured by a second priority security interest in the Primary Collateral that is junior in priority to other indebtedness (including the First Lien Notes) that has a priority interest in the same collateral. In addition, the New Notes will be secured by a third priority security interest in the Inventory and Receivables Collateral that is junior in priority to other indebtedness (including the credit facility and the First Lien Notes) that has a priority interest in the same collateral. The indenture governing the New Notes permits us to incur certain additional indebtedness that is secured by priority liens (including the First Lien Notes), limited to US$75 million in aggregate principal amount, or that is secured by equal and ratable liens, on the same collateral. The existence of a priority claim or an equal and ratable claim on the collateral could impair the rights and remedies of, and the ultimate recovery by, the holders of the New Notes.

In addition, the value of the collateral may be insufficient to satisfy the claims of the holders of the New Notes and other equally and ratably secured indebtedness and other priority claims. The collateral securing the New Notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the New Notes and any other creditors that have the benefit of priority liens on the collateral securing the New Notes from time to time, whether on or after the date the New Notes are issued. In addition, claims secured by statutory liens or deemed trusts under various statutes may have priority over the New Notes. We have neither analyzed the effect of, nor participated in any negotiations relating to, such exceptions, defects, encumbrances, liens and other imperfections or claims. No environmental assessments have been completed on the real property forming part of the collateral. The existence of any exceptions, defects, encumbrances, liens and other imperfections or claims could adversely affect the value of the collateral securing the New Notes as well as the ability of the collateral trustee to realize or foreclose on such collateral.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. In the event of a foreclosure, liquidation, bankruptcy or other insolvency proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay any of our obligations under the New Notes, in full or at all, after first applying any proceeds from the collateral to satisfy any priority claims. No appraisal of any collateral has been prepared in connection with the Exchange Offer, and the book value of the collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral can be sold in a short period of time in an orderly manner. A significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating business. Accordingly, any sale of such collateral separate from the sale of certain of our operating businesses may not be feasible or of significant value. To the extent that the collateral is insufficient to satisfy the claims of holders of New Notes and other equally and ratably secured indebtedness and other priority claims, the holders of the New Notes will have unsecured claims against us in respect of their New Notes that will rank equally and ratably with the claims of our other unsecured creditors.

     The lien-ranking provisions set forth in the indenture, the collateral trust agreement and the inventory and receivables intercreditor agreement will substantially limit the rights of the holders of the New Notes with respect to the collateral securing the New Notes.

The rights of the holders of the New Notes with respect to the collateral securing the New Notes will be substantially limited pursuant to the terms of the lien-ranking provisions set forth in the indenture, the collateral trust agreement and the inventory and receivables intercreditor agreement. Under those lien-ranking provisions, at any time that obligations that have the benefit of priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of the proceedings and the approval of amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents, will be at the direction of the holders of the obligations secured by the priority liens. The trustee, on behalf of the holders of the New Notes, will not have the ability to control or direct such actions, even if the rights of the holders of the New Notes are adversely affected. Additional releases of collateral from the second and third priority liens securing the New Notes are permitted under some circumstances. See “Description of the New Notes — Security” and “Description of the New Notes — Amendment, Supplement and Waiver.”

     The New Notes are structurally subordinated to the indebtedness of our subsidiaries that are not guarantors of the New Notes.

Holders of the New Notes will not have any claim as a creditor against any of our existing or future subsidiaries that are not guarantors of the New Notes. As a result, all indebtedness and other liabilities, including trade payables, of non-guarantor subsidiaries, whether secured or unsecured, will have to be satisfied before any of the assets of non-guarantor subsidiaries would be available for distribution to us, upon a liquidation or otherwise, to meet our obligations with respect to the New Notes.

     We may be unable to purchase New Notes in the event of a change of control.

Upon the occurrence of a change of control, as defined in the indenture governing the New Notes, we will be required to make an offer to purchase New Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. We may not have available funds to pay the purchase price at the time of such an event. In addition, the terms of our credit agreement may prevent us from purchasing the New Notes. Under our credit agreement, a change of control would constitute an event of default that would require us to repay all amounts outstanding under the credit agreement. We may not have sufficient funds to repay our credit facility and make the required offer to purchase at the time of such event. Any future debt that we incur may also contain restrictions on the purchase of the New Notes.

     Changes in our credit rating or the credit markets could adversely affect the price of the New Notes.

The trading price of the New Notes depends on many factors, including:

•	our credit rating with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the New Notes.

In addition, credit rating agencies continually revise their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the forest products industry as a whole and may change their credit rating for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their credit ratings on the New Notes. A negative change in our rating could have an adverse effect on the price of the New Notes.

     If you do not properly tender your Old Notes, you will not receive New Notes in the Exchange Offer, and you may not be able to sell your Old Notes.

We will issue New Notes only in exchange for Old Notes that are timely received by the Exchange Agent, together with all required documents. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes, and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the Exchange Agent and Information Agent is required to tell you of any defects or irregularities with respect to your tender of Old Notes. If you do not tender your Old Notes or if we do not accept your Old Notes because you did not tender your Old Notes properly, then, after we consummate the Exchange Offer, you will continue to hold Old Notes, and you will be subject to the risks of holding such Old Notes. See “— Risks Relating to Non-Tendering Holders of Old Notes.”

     There is currently no active trading market for the New Notes. If an active trading market does not develop for the New Notes, you may not be able to resell them.

No active trading market currently exists for the New Notes and an active trading market may not develop in the future. The New Notes will not be listed on any securities exchange. If an active trading market does not develop, it could have an adverse effect on the market price of, and your ability to sell, the New Notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. The market for the New Notes, if any, may be subject to similar disruptions. The trading price may depend upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects.

     Your decision to tender your Old Notes for New Notes exposes you to the risk of nonpayment for a longer period of time.

The New Notes will mature on June 24, 2014, which is later than the maturity date of each series of the Old Notes. It is possible that following a maturity date of a series of the Old Notes but prior to the maturity date of the New Notes we will become subject to a bankruptcy or other insolvency proceeding. If so, holders of such series of Old Notes who did not exchange such Old Notes, if any, will have been paid in full and there would be a significant risk that holders of New Notes will not. Your decision to tender your Old Notes should be made with the understanding that the lengthened maturity of the New Notes exposes you to the risk of nonpayment for a longer period of time. In addition, for interest payments due through December 30, 2010, we may, at our option, pay interest on the New Notes by increasing the principal amount of the outstanding

New Notes or by issuing PIK New Notes. Consequently, you may not receive any cash interest payments on the New Notes until that date.

     The consummation of the Exchange Offer may not occur.

We will not complete the Exchange Offer unless and until all conditions precedent to the Exchange Offer are satisfied or waived. Even if the Exchange Offer is completed, it may not be completed on the schedule described in this Offering Memorandum. Accordingly, holders participating in the Exchange Offer may have to wait longer than expected to receive their New Notes, during which time those holders of Old Notes will not be able to effect transfers of their Old Notes tendered in the Exchange Offer.

     Certain bankruptcy and insolvency laws may impair the trustee’s ability to enforce remedies under the New Notes.

We are organized under the laws of the Province of British Columbia and a majority of our assets are currently located in Canada. Under bankruptcy laws in the United States, courts typically have jurisdiction over a debtor’s property, wherever located, including property situated in other countries. Courts outside of the United States may not, however, recognize the U.S. bankruptcy court’s jurisdiction. Accordingly, difficulties may arise in administering a U.S. bankruptcy case involving a Canadian debtor like us with property located in Canada or otherwise outside of the United States, and any orders or judgments of a bankruptcy court in the United States may not be enforceable in Canada against us without concurrent Canadian proceedings.

The rights of the trustee to enforce remedies may be significantly impaired by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to us. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) contain provisions enabling an “insolvent person” to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal or plan for consideration by all or some of its creditors to be voted on by the various classes of its creditors. Such a restructuring proposal or plan, if accepted by the requisite majorities of creditors and approved by the court, may be binding on persons, such as holders of New Notes, who may not otherwise be willing to accept it.

The powers of the court under the Bankruptcy and Insolvency Act (Canada) and particularly under the Companies’ Creditors Arrangement Act (Canada) have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, if we were to seek protection under such Canadian insolvency legislation following commencement of or during such a proceeding, payments under the New Notes may be discontinued, the trustee may be unable to exercise its rights under the indenture and holders of New Notes may not be compensated for any delays in payments, if any, of principal and interest. Further, the holders of New Notes may receive in exchange for their claims a recovery that could be substantially less than the amounts of their claims (potentially there could be no recovery at all) and any such recovery could be in the form of cash, new debt instruments or some other security.

     Bankruptcy or insolvency laws may limit your ability to realize value from the collateral.

The right of the collateral trustee to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the New Notes is likely to be significantly impaired by applicable bankruptcy or insolvency law if a bankruptcy case or other insolvency proceeding were to be commenced by or against us before the collateral trustee repossessed and disposed of the collateral. Upon the commencement of a case under the United States bankruptcy code, a secured creditor such as the collateral trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Similar restrictions typically also apply in restructuring proceedings in Canada under the Companies’ Creditors Arrangement Act or the Bankruptcy and Insolvency Act or in receivership proceedings where a court has appointed a receiver over the debtor’s assets.

In the United States, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

In Canada, a debtor is typically permitted to remain in possession of its assets following the commencement of restructuring proceedings under the Bankruptcy and Insolvency Act or the Companies’ Creditors Arrangement Act even though it is in default under the applicable debt instruments. The court has broad discretionary power over the proceedings, and there is no requirement that the secured creditor be given “adequate protection.” In addition, the court has the power to authorize priority charges over the debtor’s assets ahead of pre-existing secured claims to secure “debtor in possession” financing and other obligations.

In view of the lack of a precise definition of the term “adequate protection” in the United States, the possibility of priority charges for “debtor in possession” financing and other expenses, and the broad discretionary power of a bankruptcy court in both Canada and the United States, it is impossible to predict:

•	how long payments under the New Notes could be delayed following commencement of a bankruptcy case;

•	whether or when the collateral trustee could repossess or dispose of the collateral;

•	the value of the collateral at the time of the bankruptcy petition; or

•	whether or to what extent holders of the New Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection” in the United States or other applicable provisions in Canada.

In Canada, if a court appoints a receiver or receiver and manager over our assets, the receiver would likely take possession of our assets and manage the sale or liquidation of the assets. While such an appointment is usually made at the request of a secured creditor, the receiver has duties to all creditors and is subject to the supervision of the court. In view of the broad discretionary powers of the court in such proceedings it is impossible to predict the amount or timing of any recoveries on the New Notes in a receivership.

     A court could deem the issuance of the New Notes a fraudulent conveyance and void all or a portion of the obligations represented by the New Notes.

In a bankruptcy proceeding, a trustee, creditors or other damaged parties may seek to recover transfers made or void obligations incurred prior to the bankruptcy proceeding on the basis that such transfers and obligations constituted fraudulent conveyances. Fraudulent conveyances are generally defined to include transfers made or obligations incurred for inadequate consideration when the debtor was insolvent, inadequately capitalized or in similar financial distress, or transfers made or obligations incurred with the intent of hindering, delaying or defrauding current or future creditors. A trustee or such other parties may recover such transfers and avoid such obligations made within two years prior to the commencement of a bankruptcy proceeding or within the period provided in any applicable federal, provincial or state fraudulent conveyance law. Furthermore, under certain circumstances, creditors may recover transfers or void obligations under provincial or state fraudulent conveyance laws, within the applicable limitation period, even if the debtor is not in bankruptcy. If a court were to find that we issued the New Notes under circumstances constituting a fraudulent conveyance, the court could void all or a portion of the obligations to the holders of those notes. If the pledge of collateral were voided and the issuance of

New Notes were not voided, holders of New Notes would be unsecured creditors with claims that ranked pari passu with all other unsubordinated creditors of the applicable obligor, including trade creditors.

     Federal and state statutes in the United States and federal and provincial statutes in Canada allow courts, under specific circumstances, to void the guarantees and require the holders of New Notes to return payments received from the guarantors.

Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantees related to the New Notes could be voided, or claims in respect of the guarantees could be subordinated to all of a guarantor’s other debts if, among other things:

•	the guarantee was incurred with the intent to hinder or delay any of such guarantor’s present or future creditors; or

•	such guarantor, at the time the debt evidenced by the guarantee was incurred, received less than reasonably equivalent value or fair consideration for the incurrence of such debt, and such guarantor:

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature;

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which such guarantor’s remaining assets constituted unreasonably small capital.

In addition, any payment by a guarantor pursuant to its guarantee could be voided and required to be returned to us or such guarantor or to a fund for the benefit of creditors of such guarantor.

Under Canadian federal bankruptcy law and provincial fraudulent conveyance and preference laws, the guarantees could be voided or rendered voidable if, among other things:

•	the guarantee was incurred at a time when the guarantor was in insolvent circumstances, unable to pay its debts in full or knew itself to be on the eve of insolvency and with intent to defeat, hinder, delay, defraud or prejudice one or more creditors, with intent to prefer one creditor over other creditors or which has the effect of preferring one creditor over other creditors;

•	the guarantee has the effect of preferring one creditor over other creditors and a proceeding is brought to set aside the guarantee, or the guarantor makes an assignment for the benefit of its creditors, within 60 days of the issuance of the guarantee;

•	the guarantee was incurred with intent to defeat, hinder, delay or defraud creditors or others of their just and lawful actions, suits, debts, accounts, damages, penalties or forfeitures; or

•	the guarantee was incurred with intent to prefer one creditor over other creditors and within three months of the happening of an initial bankruptcy event (the filing of an assignment, a proposal or a notice of proposal by the guarantor, or the filing of a petition for a receiving order against the guarantor).

The measures of insolvency for purposes of these fraudulent transfer or preference laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer or preference has occurred. Generally, however, a person would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

     The Exchange Offer could be wholly or partially voided as a preferential transfer.

If we become the subject of a bankruptcy proceeding within 90 days after we consummate the Exchange Offer (or, with respect to any insiders specified in bankruptcy law who are holders of New Notes, within one year after consummation of the Exchange Offer), and the court determines that we were insolvent at the time of the Exchange Offer, the court could find that the issuance of the New Notes involved a preferential transfer by altering the status of participants from unsecured to secured creditors. As secured creditors, holders of the New Notes could be entitled to receive a greater recovery in liquidation than the same holders would have been entitled to receive if those holders had not participated in the Exchange Offer. If the court determined that the Exchange Offer was therefore a preferential transfer which did not qualify for a bankruptcy law defense, and avoided the lien and the amounts owing under the New Notes, then the value of any consideration holders received with respect to the New Notes, including upon foreclosure of the collateral, could be recovered from such holders and possibly from subsequent transferees, or holders might be returned to the same position they held as holders of Old Notes.

     Your interest in the collateral may be adversely affected by security interests in the collateral not being perfected at closing.

The collateral securing the New Notes includes real property, plant and equipment, other than certain specific excluded assets, and inventory and receivables. At closing, the security interest in certain collateral will not be perfected. For example, we have covenanted to have mortgages on real property in favor of the holders of the New Notes in place within 90 days of issuing the New Notes. The security documents relating to the New Notes will also require that we grant liens on certain assets that we and certain of our subsidiaries acquire after the closing date. Any pledge of collateral after the closing date might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent or anticipates insolvency at the time of the pledge, or the pledge permits the holders of the New Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

     The collateral is subject to casualty risks.

We are obligated to maintain adequate insurance or otherwise insure against hazards to the extent done by corporations operating properties of a similar nature in the same or similar localities. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. If there is a total or partial loss of any of the collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the New Notes.

     The exchange ratios for the Exchange Offer do not reflect any independent valuation of the Old Notes or the New Notes.

We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness of the exchange ratios or the relative values of Old Notes and New Notes. If you tender your Old Notes, you may or may not receive more or as much value than if you choose to keep them.

     U.S. Holders may have to include interest in income in advance of the receipt of a cash payment.

Because the New Notes will be issued with original issue discount, a U.S. Holder may be required to include interest in income in advance of the receipt of the cash attributable thereto, as described in “United States Federal Income Tax Considerations — U.S. Holders — Original Issue Discount.”

Risks Relating to Holders of our Debt Securities Generally

The following risks specifically apply to holders of our debt securities, without regard to their participation in the Exchange Offer.

     We have significant indebtedness, which could adversely affect our financial condition and limit our ability to fulfill our obligations.

We currently have and after this Exchange Offer and the Concurrent Offering will continue to have a significant amount of indebtedness and significant debt service obligations. As at December 31, 2007, including the New Notes offered hereby and the First Lien Notes and assuming all outstanding Old Notes are tendered for New Notes in the Exchange Offer prior to the Early Participation Date, we would have had total long-term debt of $814.9 million. This high degree of leverage could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our debt securities and other indebtedness;

•	increase our vulnerability to adverse economic and industry conditions;

•	require us to dedicate a substantial portion of cash from operations to service our indebtedness, thereby reducing the availability of cash to fund working capital, capital expenditures and other general corporate purposes;

•	limit our ability to obtain financing for working capital, capital expenditures, general corporate purposes or acquisitions;

•	place us at a disadvantage compared to our competitors that have a lower degree of leverage; and

•	limit our flexibility in planning for, or reacting to, changes in our business and in the forest products industry.

     We may not generate cash flow sufficient to service all of our obligations.

Our ability to make payments on our indebtedness, including our debt securities, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash in the future. Our cash flow is subject to general economic, industry, financial, competitive, operating, regulatory and other factors that are beyond our control. Our business may not generate cash flow in an amount sufficient to enable us to repay our indebtedness, including our debt securities, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including our debt securities, on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•	our financial condition at the time;

•	restrictions in our indentures and our credit agreement; and

•	other factors, including the condition of the financial markets or the forest products industry, particularly the OSB market.

As a result, we may not be able to refinance any of our indebtedness, including our debt securities, on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on our debt securities.

     The instruments governing our indebtedness contain significant restrictions that limit our operating and financial flexibility.

The instruments governing our indebtedness contain covenants that, among other things, limit our ability to:

•	incur additional indebtedness;

•	pay dividends and make distributions;

•	repurchase stock;

•	make certain investments;

•	transfer or sell assets;

•	create liens;

•	enter into transactions with affiliates;

•	issue or sell stock of subsidiaries;

•	create dividend or other payment restrictions affecting restricted subsidiaries; and

•	merge, consolidate, amalgamate or sell all or substantially all of our assets.

All of these restrictions may limit our ability to execute our business strategy.

Your ability to enforce civil liabilities in Canada under U.S. securities laws may be limited.

We are organized under the laws of the Province of British Columbia and our principal executive offices are located in Canada. All of our directors, controlling persons, officers and many of the representatives of the experts named in this Offering Memorandum and the documents incorporated herein by reference are residents of Canada. A substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. It may not be possible, therefore, for you to effect service of process within the United States upon us, our directors and officers or such experts. There is uncertainty as to the enforceability in Canadian courts of (i) an original action predicated solely upon United States federal securities laws and (ii) judgments of United States courts obtained in actions predicated upon the civil liability provisions of United States federal securities laws. Therefore, you may not be able to secure judgment against us, our directors and officers or such experts in a Canadian court or, if successful in securing a judgment against us or them in a U.S. court, you may not be able to enforce such judgment in Canada.

Risks Related to Our Business and the Forest Products Industry

We may be unable to continue as a going concern.

If our business operations continue at their current levels, we will not be able to generate sufficient cash for our operations. The significant appreciation of the Canadian dollar relative to the U.S. dollar over the past year and the decline in demand for OSB in the United States residential housing market has led to reduced operating margins. In addition, due to operating losses, log supply shortages and declining orders, since October 2007 we have experienced curtailments and/or closures at each of the Minnesota OSB facilities and at the 100 Mile House, Grand Prairie, Barwick and High Level OSB facilities. If we are required to extend existing curtailments for an indefinite period and/or close additional OSB facilities in the future, we may need to raise additional capital to continue as a going concern. We can give no assurances that additional capital will be available to us on favourable terms, or at all. Our inability to obtain additional capital, if and when needed, would have a material adverse effect on our financial condition and our ability to continue as a going concern.

The consolidated financial statements incorporated by reference into this Offering Memorandum are presented on the assumption that we will continue as a going concern in accordance with Canadian GAAP. The going concern basis of presentation assumes that we will continue operations for the foreseeable future and will be able to realize assets and discharge liabilities and commitments in the normal course of business. If this assumption is not appropriate, adjustments will have to be made to the carrying value of our assets and liabilities, reported revenues and expenses and balance sheet classifications.

We are not currently profitable and may not become profitable again.

We have experienced operating losses for the past seven quarters and may incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve and maintain profitability again. For the twelve month period ended December 31, 2007, we had a net loss of approximately $216.5 million. Our failure to achieve or maintain profitability could negatively impact the value of our debt securities and common shares.

     Our business is of a cyclical nature and prices of, and demand for, our products and our results of operations may fluctuate significantly based on market factors.

The largest markets for OSB are commodity markets in which manufacturers compete primarily on the basis of price. Our financial performance is dependent on the selling prices of our OSB products, which have fluctuated significantly in the past. The markets for these products are highly cyclical and characterized by (i) periods of excess product supply due to industry capacity additions, increased production and other factors, and (ii) periods of insufficient demand due to weak general economic conditions. Demand for our OSB products is primarily driven by residential and commercial construction and the repair and remodeling industries. These industries in turn are affected by factors such as real estate prices, interest rates, credit availability, tax policy, energy costs, weather conditions, natural disasters and general economic conditions, all of which are beyond our control. Currently, residential construction in the United States is experiencing a severe downturn. In addition, the prices of commodity sheathing OSB and plywood have historically been unpredictable. For example, during the past six years, monthly average benchmark prices for commodity sheathing OSB have ranged from a low of US$139 per msf North Central (7/16”) in January 2008 to a high of US$508 per msf North Central (7/16”) in 2004. Weakness in the market, particularly in North America, could reduce our revenues and profitability and could affect our ability to satisfy our obligations under our indebtedness, including the New Notes. We cannot predict with certainty what market conditions, input costs, and demand and selling prices for our products will be in the future and prices or demand for our products may decline from current levels. Any prolonged or severe weakness in the market for any of our principal products would adversely affect our business, financial condition, results of operations and cash flows. Due to the foregoing factors, our earnings and cash flows declined in 2007 as compared to 2006, and our earnings and cash flow may continue to decline over subsequent periods.

     Intense competition could reduce our market share and harm our financial performance.

We compete in North America and in overseas export markets with numerous forest products companies, ranging from very large integrated firms, most of which are larger than we are, to smaller firms that manufacture only a few products. We also compete indirectly with firms that manufacture substitutes for wood building materials. Our competitive position is influenced by the availability, quality and cost of raw materials, energy and labor costs, plant efficiencies and productivity in relation to our competitors. Some of our competitors may have lower raw materials and labor costs and fewer environmental and governmental regulations to comply with than we do. Other competitors are less leveraged than we are and therefore have greater financial resources than we do.

     Increased OSB industry production capacity could harm our financial performance.

We may face increased competition in the years to come when new manufacturing facilities are built in North America and elsewhere, and as a result of rising capacity due to improvements to existing mills. RISI projects that total North American OSB annual production capacity will increase by approximately 8.7 bsf, or 30%, between 2007 and 2012. If increases in OSB production capacity exceed increases in OSB demand, selling prices for OSB could decline and adversely affect our business, financial condition, results of operations and cash flows. In periods of excess capacity or reduced demand, which are characterized by lower OSB prices, we may not be able to compete with competitors who have greater financial resources and who are better able to weather a prolonged decline in prices.

     Because of our product concentration, declines in demand or prices for OSB could have a significant impact on our revenues and profitability.

We are primarily a manufacturer of OSB and, to a lesser extent, a producer of specialty overlaid plywood. For the twelve months ended December 31, 2007, we generated 82.4% (fiscal year ended December 31, 2006: 88.3%; fiscal year ended December 31, 2005: 91.2%) of our revenues from OSB sales. We expect that OSB will continue to account for most of our sales in the foreseeable future. This product concentration increases our exposure to variability in demand or prices for OSB.

     We may incur unexpected costs or liabilities as a result of our acquisition of the Barwick and Minnesota OSB facilities.

An unavoidable level of risk exists regarding any undisclosed or unknown liabilities or other undisclosed detrimental issues concerning the Barwick facility or the Minnesota OSB facilities. In the course of our operation of the Barwick facility and the Minnesota OSB facilities, we may discover that we have acquired substantial undisclosed liabilities. The existence of undisclosed liabilities or other detrimental issues related to the acquisition of the Barwick facility or the Minnesota OSB facilities could have a material adverse effect on our business, financial condition, results of operations and cash flows.

     We may incur further unexpected delays, costs or liabilities surrounding the expansion of the Grande Prairie OSB facility.

We have commenced an expansion of our Grande Prairie OSB facility involving the construction of a second production line capable of producing OSB and other structural engineered wood products. Once completed, the expansion is expected to provide us with an additional 600 mmsf of annual OSB and oriented stand lumber production capacity following an initial ramp up period which is expected to last at least one year. Construction on the Grande Prairie expansion began in the fourth quarter of 2005, with major equipment deliveries occurring in 2006. Capital spending at the Grande Prairie facility is currently on hold to preserve liquidity until market conditions improve. Our inability to ultimately fund the expansion of the Grande Prairie facility, additional delays in the construction or ramp up of the second production line at Grande Prairie, or unexpected costs or liabilities which arise in the operation of the expanded Grande Prairie facility could have a material adverse effect on our business, financial condition, results of operations and cash flows.

     We are exposed to currency exchange risk which could have a material adverse effect on us.

Our operating results are sensitive to fluctuations in the exchange rate of the Canadian dollar to the U.S. dollar, as prices for our products are denominated in U.S. dollars or linked to prices quoted in U.S. dollars. Therefore, an increase in the value of the Canadian dollar relative to the U.S. dollar reduces the amount of revenue in Canadian dollar terms realized by us from sales made in U.S. dollars, which reduces our operating margin and the cash flow available to fund our operations. From January 1, 2006 to January 31, 2008, the value of the Canadian dollar relative to the U.S. dollar increased by approximately US$0.13, or 14.4%.

In addition, we are exposed to currency exchange risk on our debt, including the New Notes and interest thereon, and assets denominated in U.S. dollars. Since we present our financial statements in Canadian dollars, any change in the value of the Canadian dollar relative to the U.S. dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of our U.S. dollar-denominated debt and assets into Canadian dollars. Consequently, our reported earnings could fluctuate materially as a result of foreign exchange translation gains or losses.

We are not currently a party to any forward foreign currency exchange contract, or other contract that could serve to hedge our exposure to fluctuations in the U.S./Canadian dollar exchange rate.

     We depend on timber tenures for access to fiber for our Canadian OSB and plywood operations. A reduction in our fiber supply or an increase in the related costs could have an adverse effect on us.

The allowable annual cut under our forest license in British Columbia can supply approximately 85% of the current timber requirements of our veneer and specialty overlaid plywood operations either directly or through long-term log trade agreements with third parties. The forest license is renewable and the current term extends until 2013. Under the terms of forest licenses granted in British Columbia, the amount of commercial forest land available to the forest industry is periodically assessed. We cannot predict whether the amount of timber that we are allowed to harvest will be reduced in the future.

In Alberta, we obtain most of our fiber requirements from our Forest Management Agreements (“FMAs”), or Deciduous Timber Allocations (“DTAs”) issued by the Alberta government, each of which is issued for a period of 20 years. Such quotas and allocations may be renewed or extended on acceptable terms. In addition, the FMAs and DTAs contain terms or conditions that could, under certain circumstances, result in a reduction of the amount of fiber available to us.

The Barwick facility requires approximately 737,000 m3 of timber annually when operating at its full capacity of 480 mmsf per year. Although we have a current annual commitment of 551,000 m3 of timber from government-owned land under long-term agreements with the Province of Ontario, we may not be able to obtain a future supply of wood from either government or private sources on terms that are adequate to support the Barwick facility at its full operating capacity.

The Minnesota OSB facilities obtain their wood fiber supply in open market transactions from various governmental entities and private landowners. The open market price of wood fiber may fluctuate as a result of various factors that are beyond our control, such as the level of demand from other forest products manufacturers, natural disasters, industrial disputes and government legislation. A material increase in the open market price for wood fiber could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The costs of our wood fiber, including any fees charged for fiber, logging and transportation, and market prices for purchased fiber, have historically fluctuated and could increase in the future. Any significant increase in the cost of fiber could have a material adverse effect on our business, financial condition, results of operations and cash flows.

     Our ability to harvest timber is subject to natural events that are beyond our control.

Our ability to harvest timber is subject to natural events such as forest fires, adverse weather conditions, insect infestation, disease and prolonged drought. The occurrence of any of these events could adversely affect our ability to harvest or source timber. We may need to curtail production or purchase wood fiber from third parties, which could increase our costs and reduce cash from operations, which could, in turn, have a material adverse effect on our business, financial condition, results of operations and cash flows.

     Government regulations relating to forest management practices may adversely affect us and could increase our costs of doing business.

Legislation in British Columbia, Alberta and Ontario empower provincial regulatory agencies to develop regulations, set policies and establish and maintain all aspects of sustainable forest management. Changes to these regulations and policies could have an effect on our access to fiber for our OSB operations or could increase the cost of our fiber. Changes to these laws or regulations, or the implementation of new laws or regulations, could result in additional expenses, capital expenditures and restrictions and delays in our activities, which could impair our competitive position and have a material adverse impact on our operations. In addition, if we fail to comply with applicable legislation and regulations, our operations could be interrupted and we could be subject to significant liabilities, including fines and other penalties, or we could be required to take remedial actions, any of which could entail significant expenditure.

     Increased raw material costs may increase our cost of doing business and adversely affect our results of operations.

The principal raw materials utilized in our manufacturing operations are wood fiber and resin. Although we source a majority of the wood fiber for our Canadian operations through long-term supply arrangements with provincial governments in British Columbia, Alberta and Ontario that limit price volatility, we source substantially all the wood fiber for our Minnesota OSB operations and for a small portion of our Canadian OSB operations through market purchases. Prices for these market purchases are not within our control and are driven by market demand, product availability, environmental restrictions, logging regulations and weather. Our delivered log costs include the cost of transporting harvested logs from the forests to our production facilities and are therefore affected by the price of fuel, vehicle availability and road and weather conditions. The cost of resins is driven by market demand as well as the cost and availability of the raw materials required to produce them, primarily petroleum derivatives. We are not always able to increase the selling prices of our products in response to increases in raw materials costs. We are unable to determine to what extent, if any, we will be able to pass on to our customers any future raw material cost increases. Our inability to pass increased costs through to our customers could have a material adverse effect on our financial condition, results of operations and cash flow.

     Our manufacturing facilities rely on complex machinery which may break down and require periodic maintenance shut-downs, which may affect our sales and results of operations.

Our manufacturing processes are vulnerable to operational problems that can impair our ability to manufacture our products. Most of our facilities contain complex and sophisticated machines that are used in our manufacturing processes. We could experience a breakdown in any of our machines or other important equipment, and from time to time we schedule outages to conduct maintenance that cannot be performed safely or effectively during operations. Such disruptions could cause significant lost production, which could have a material adverse effect on our business, financial condition and operating results.

     Environmental, health and safety laws and regulations could increase the cost of doing business or restrict our ability to conduct our business.

We are subject to a wide range of general and industry-specific environmental, health and safety and other laws and regulations imposed by federal, provincial and local authorities in Canada, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain hazardous materials and wastes, the remediation of contaminated soil and groundwater, and the health and safety of employees. Our operation of the Minnesota OSB facilities subjects us to additional general and industry-specific environmental, health and safety laws applicable in the United States and the State of Minnesota. If we are unable to extend or renew a material approval, license or permit required by such laws, or if there is a delay in renewing any material approval, license or permit, our business, financial condition, results of operations and cash flows could be materially adversely affected. The process of obtaining certain required approvals, including the completion of any necessary environmental impact assessments, can be lengthy, subject to public input, controversial and expensive. Our failure to comply with applicable environmental, health and safety requirements, including permits related thereto, could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of equipment or remedial actions, any of which could result in significant expenditures or reduced results of operations. Although we believe that we are in substantial compliance with all applicable environmental, health and safety laws and regulations, we regularly incur capital and operating expenditures to maintain such compliance. Nevertheless, future events such as any changes in these laws and regulations or any change in their interpretation or enforcement, or the discovery of currently unknown conditions, may give rise to additional expenditures or liabilities. Such developments could have a material adverse effect on our business, financial condition, results of operations and cash flows.

     Work stoppages or other labor disruptions at our facilities could have an adverse effect on our operations.

Any labor disruptions and any costs associated with labor disruptions at our unionized or non-unionized facilities could have a material adverse effect on our production levels and results of operations. Our collective bargaining agreements with the United Steelworkers — IWA Council, have six year terms expiring on June 30, 2009, and cover approximately 540 employees at our Lillooet, Savona and 100 Mile House operations. In 2005, we entered into a collective bargaining agreement with the Communications, Energy and Paperworker’s Union of Canada, or CEP. This contract currently covers approximately 130 workers employed at the Barwick facility and expires on July 31, 2009. In 2006, we signed a collective bargaining agreement with the United Steelworkers, which covers approximately 130 hourly employees at our Grand Rapids facility, for a six year term expiring October 14, 2011. Our current and future inability to negotiate acceptable contracts could result in a strike or work stoppage by the affected workers and increased operating costs as a result of higher wages or benefits paid to unionized workers.

     Native land claims could have an adverse effect on our timber supply in the future.

Canadian courts have recognized that aboriginal people may have unextinguished claims of aboriginal rights and title to lands used or occupied by their ancestors in those areas of British Columbia, constituting about 80% of the province, where treaties have not yet been concluded. In those areas where treaties have been concluded, resource development may be affected by the exercise of treaty rights.

Aboriginal rights may vary from limited rights of use for traditional purposes to a right of aboriginal title, depending, among other things, on the nature and extent of the prior aboriginal use and occupation. Some of our timber supply areas are located within areas where there are claims of aboriginal rights and title.

The courts have said that the government has an obligation to consult aboriginal people, and accommodate their concerns when there is a reasonable possibility that a government authorized activity — such as a forest tenure — may infringe asserted aboriginal rights or title, even if those claims have not yet been proven. If the government has not consulted and accommodated aboriginal people as required, the courts may quash the tenure or attach conditions to the exercise of harvesting rights under the tenure that may affect its economic value. The courts have not yet decided whether a tenure holder would have any recourse against the government in the event that its tenure is lost or impaired in this fashion.

The courts have encouraged the federal and provincial governments, together with aboriginal people, to resolve claims of aboriginal rights and title through the negotiation of treaties. A treaty process has been established to settle such claims in British Columbia. Many First Nations and tribal groups are participating in this process, which will be ongoing for many years. The pace of the treaty-making process will depend on the commitment of the parties, the success of individual treaties and whether First Nations consider litigation to be a viable alternative to negotiations. We cannot predict whether native land claims in British Columbia will affect our existing forest licenses and timber tenures, our right to harvest timber to the full extent of those tenures or our ability to renew or secure other forest tenures in the future.

Even in provinces such as Alberta and Ontario, which are entirely subject to treaties between Indian bands and the federal government, the courts have found that aboriginal peoples may exercise treaty rights on unoccupied public land and on privately-owned land which has not been put to a use that is visibly incompatible with the exercise of their hunting, fishing, and trapping rights. In November 2005, the Supreme Court of Canada confirmed that Treaty Indians have a right to be consulted in respect of activities on public land that they apprehend may interfere with their treaty rights. The failure of the government to adequately consult and accommodate Treaty rights holders may have the same consequences as outlined above with respect to aboriginal rights.

     We face risks related to our international sales.

In 2007, sales to customers outside of Canada and the United States represented approximately 11.2% of our sales. Our international operations present us with a number of risks and challenges, including the effective marketing of our products in other countries, tariffs and other trade barriers and recessionary environments in foreign economies.

     The co-ownership arrangement for High Level could force us to either sell our 50% ownership interest or to buy-out the co-owner’s 50% interest.

The memorandum of agreement that governs the co-ownership of the High Level OSB facility contains a buy-sell provision, which provides that if one co-owner offers to buy the other party’s interest, the party in receipt of such offer must either accept the offer or purchase the interest owned by the offering co-owner at the same price and on the same conditions. For more information, see page 24 of our annual information form for the fiscal year ended December 31, 2006, which is incorporated by reference in this Offering Memorandum. As a result, we could be forced to sell our interest or purchase our co-owner’s interest, which could affect our day-to-day operations and growth strategy. There can be no assurance that we would be able to assemble the resources (financial or otherwise) to purchase our co-owner’s interest.

     If the co-owner of the High Level OSB facility were to default on its obligations, we may be forced to fund the entire High Level operation.

If the co-owner of the High Level OSB facility fails to meet its funding obligations for the High Level OSB facility, we may be required to fund the entire High Level operation. We may not be able to make such additional cash contributions if the co-owner were to default.

     Members of the Ainsworth family control our business and their interests may conflict with the interests of our debtholders or shareholders.

Members of the Ainsworth family currently beneficially own approximately 58% of our common shares, and consequently have the ability to exercise control over our business and affairs through their ability to elect all of our directors. These family members also have the ability to control most matters requiring shareholder approval. As with other shareholders, the Ainsworth family’s interests in our business, operations and financial condition from time to time may not be aligned with, or may conflict with, your interests.

Following the completion of the Concurrent Offering, the Backstop Holders will own Warrants to purchase, subject to adjustment, up to 7,887,998 of our common shares, representing approximately 35% of our outstanding common shares as of the date hereof assuming full exercise of the Warrants. The Warrants will expire on June 24, 2014 and are exercisable during a period beginning on the earlier of (i) the date that is three years and six months from the closing of the Concurrent Offering, and (ii) the date that is three business days following the public announcement of our quarterly or annual results after the end of the fiscal quarter for which our immediately preceding twelve month Adjusted EBITDA is greater than $200 million. See “The Warrants.” Assuming full exercise of the Warrants, the percentage of common shares beneficially owned by members of the Ainsworth family will decrease to approximately 38%, and members of the Ainsworth family will lose voting control of the company if other large shareholders materialize or collaborate. There can be no assurance that the interests of such shareholders in our business, operations and financial condition will align with your interests or the interests of members of the Ainsworth family. In addition, the Backstop Holders will own a significant percentage of the New Notes upon the closing of the Exchange Offer and may be able to effectively control bondholder votes and direct the trustee to take certain actions.

     There is a risk that tax authorities will disagree with our tax positions. Additionally, continued losses from operations in future reporting periods may require us to adjust the valuation allowance against our future tax assets.

We maintain reserves for known estimated tax exposures in federal, provincial and international jurisdictions. These exposures are settled primarily through the closure of audits with the taxing jurisdictions, which may produce a result inconsistent with past estimates. Although, based upon professional advice received, we believe that we have made appropriate disclosures and established appropriate reserves for known estimated exposures, if actual results differ materially from our estimates we could experience a material adverse effect on our financial condition, results of operations and cash flows. To the extent Canadian or any foreign tax authorities disagree with our tax positions, we could become subject to tax liabilities and penalties. Such differences could have a material adverse effect on our income tax provision or benefit, or other tax reserves, in the reporting period in which such determination is made and, consequently, on our results of operations, financial position and/or cash flows for such period.

     The costs and risks associated with Sarbanes-Oxley regulatory compliance may have a material adverse effect on us.

Currently, as a foreign private issuer with reporting obligations under U.S. securities laws, we are required to document and test our internal controls over financial reporting pursuant to Section 404 of the United States Sarbanes-Oxley Act of 2002, so that our management can certify as to the effectiveness of our internal controls by the time our annual report for the year ended December 31, 2007 is due. Our independent registered chartered accountants must also render an opinion on the effectiveness of our internal control over financial reporting by the time our annual report for the year ended December 31, 2008 is due. As a result, should we remain a foreign private issuer with reporting obligations under U.S. securities laws, we will incur substantial expenses to test our systems. In addition, if our management is unable to certify the effectiveness of our internal controls or if our independent registered chartered accountants cannot render an opinion on management’s assessment and on the effectiveness of our internal control over financial reporting, or if material weaknesses in our internal controls are identified, we could be subject to regulatory scrutiny and a loss of public confidence, which could have a material adverse effect on our business. Although we intend to file a Form 15F with the SEC to terminate our obligation to file and furnish reports and other information with the SEC following the completion of the Exchange Offer, this filing may be delayed.

USE OF PROCEEDS

We will receive no cash proceeds from the issuance of the New Notes in the Exchange Offer. We estimate that the net proceeds of the Concurrent Offering, after deducting the initial purchaser’s commission and our estimated expenses of the Concurrent Offering, will be approximately US$46.8 million. We intend to use the net proceeds of the Concurrent Offering for working capital and general corporate purposes.

THE EXCHANGE OFFER AND CONSENT SOLICITATION

The Exchange Offer

We are offering, upon the terms and subject to the conditions set forth in this Offering Memorandum and the Letter of Transmittal, to exchange for each US$1,000 aggregate principal amount of Old Notes, validly tendered, accepted and not withdrawn, as described below, the aggregate principal amount of New Notes set forth on the cover page of this Offering Memorandum plus a cash payment representing accrued and unpaid cash interest to, but not including, the settlement date, which will be paid on the settlement date with respect to exchanges of Old Notes for New Notes; provided that for tenders of Old Notes after the Early Participation Date and prior to the Expiration Date, holders of Old Notes will be deemed to have elected to receive, in lieu of a cash payment representing accrued and unpaid interest, New Notes in an aggregate principal amount equal to the amount of accrued and unpaid interest to, but not including, the settlement date with respect to exchanges of Old Notes for New Notes.

To tender Old Notes in the Exchange Offer, a holder must also consent to the Proposed Amendments, described below, with respect to the Old Notes tendered. Pursuant to the terms of this Offering Memorandum and the Letter of Transmittal, the tender of Old Notes in accordance with any of the procedures provided for herein will be deemed to constitute the Consent of such tendering holder to the Proposed Amendments with respect to the Old Notes tendered. A holder may not validly revoke its Consent with respect to tendered Old Notes without withdrawing the previously tendered Old Notes to which such Consent relates.

We want to encourage holders to tender early. Accordingly, the total consideration for each series of Old Notes includes an Early Participation Payment of US$50.00 in principal amount of New Notes for each US$1,000 aggregate principal amount of Old Notes. The Early Participation Payment will be paid only to holders who validly tender their Old Notes on or prior to the Early Participation Date and do not validly withdraw their tenders. Holders who validly tender their Old Notes after the Early Participation Date will receive, for each US$1,000 aggregate principal amount of Old Notes tendered, a principal amount of New Notes equal to the total consideration for that series of Old Notes as set forth on the cover page of this Offering Memorandum, less the Early Participation Payment.

Notwithstanding any other provision of the Exchange Offer or the Consent Solicitation, our obligation to accept for exchange, and to exchange Old Notes validly tendered pursuant to the Exchange Offer, is conditioned upon, among other things, the receipt of the Minimum Consent and the Minimum Tender and the execution and delivery of the supplemental indentures. See “— Conditions to the Exchange Offer.” We and/or our affiliates may purchase all or a portion of any Old Notes that are not tendered for exchange in the Exchange Offer following the consummation of the Exchange Offer.

Holders participating in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes associated with the receipt of New Notes upon completion of the Exchange Offer. We will pay all charges and expenses, other than certain taxes as discussed in the Letter of Transmittal, in connection with the Exchange Offer.

The Consent Solicitation

In conjunction with the Exchange Offer, we are also hereby soliciting Consents from holders of Old Notes to the Proposed Amendments. The Proposed Amendments with respect to each Class (and the applicable existing indenture) constitute a single proposal and a tendering and consenting holder must consent to the Proposed Amendments with respect to such Class in their entirety and may not consent selectively with respect to certain of such Proposed Amendments. For purposes of the Consent Solicitation, holders of the Senior Unsecured Floating Rate Notes due October 1, 2010 and holders of the 7.25% Senior Unsecured Notes due October 1, 2012 will vote together as a single Class. The Backstop Holders, who currently beneficially own in the aggregate approximately one third of the aggregate outstanding principal amount of Old Notes, have contractually agreed to tender the Old Notes that they beneficially own in the Exchange Offer and deliver Consents to the Proposed Amendments in the Consent Solicitation.

The completion, execution and delivery of a Letter of Transmittal by a holder in connection with the tender of Old Notes will constitute the Consent of such tendering holder to the Proposed Amendments with respect to all of the Old Notes tendered by such holder. To deliver a Consent with respect to the Old Notes, a holder must tender those Old Notes for exchange pursuant to the Exchange Offer.

This section sets forth a brief summary description of the Proposed Amendments. This summary is qualified in its entirety by reference to the full and complete provisions contained in the existing indentures and the Old Notes.

Amendments to Article 4 of the Indenture.  (Covenants). The Proposed Amendments would delete the sections or paragraphs listed below and references thereto in their entirety from the indentures governing the Old Notes and related provisions contained in the Old Notes, as well as the event of default provisions, defined terms and other references related to such covenants, but made irrelevant as a result of their deletion:

Section 4.03 Reports to Holders

Section 4.04 Compliance Certificate

Section 4.05 Taxes

Section 4.06 Stay, Extension and Usury Laws

Section 4.07 Restricted Payments

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock

Section 4.10 Asset Sales

Section 4.11 Transactions with Affiliates

Section 4.12 Liens

Section 4.13 Payments for Consent

Section 4.14 Corporate Existence

Section 4.15 Change of Control

Section 4.16 Additional Subsidiary Guarantees

Section 4.17 Designation of Restricted and Unrestricted Subsidiaries

Section 4.19 Limitation on Guarantees by Restricted Subsidiaries

Section 4.20 Money for Security Payments to Be Held in Trust

Section 4.21 Maintenance of Properties

Section 4.22 Maintenance of Insurance

Section 4.23 Certain Fall-Away Covenants

Amendment to Section 5.01 of the Indenture.  (Merger, Amalgamation, Consolidation or Sale of Assets). The Proposed Amendments would modify Sections 5.01 of the existing indentures to remove all conditions other than the requirement that the Person (as defined in the indentures) formed by or surviving any applicable consolidation or merger of the company assumes all the obligations of the company under the applicable indenture.

Amendment to Section 6.01 of the Indenture.  (Events of Default). The Proposed Amendments would eliminate all of the provisions of Section 6.01 of the existing indentures as they apply to the covenants referred to above as well as the provisions of clauses (5) (cross-default) and (6) (failure to pay judgments) of Section 6.01(a).

Deletion of Relevant Definitions and Provisions.  The Proposed Amendments will make certain changes in the existing indentures of a technical or conforming nature, including the deletion of those definitions from the indentures that are used only in provisions that would be eliminated as a result of the elimination or modification of the foregoing provisions. Cross references to the provisions in the indenture that have been deleted as a result of the Proposed Amendments will be revised to reflect such deletions.

When Proposed Amendments Become Effective

The Consent Solicitation is conditioned on the receipt of the Minimum Consent. At the Early Participation Date, if the Minimum Consent has been received with respect to any and/or all Classes, we intend to cause the subsidiary guarantors and the trustee to join with us in executing and delivering a supplemental indenture containing the Proposed Amendments with respect to such Classes. Such supplemental indentures will be effective and binding upon execution but they will not become operative until we consummate the Exchange Offer. We intend to announce the achievement of the Minimum Consent and the effectiveness of any supplemental indenture by public announcement (press release) shortly after the Early Participation Date.

If the Proposed Amendments are adopted and the Exchange Offer is consummated, Old Notes that are not tendered will remain outstanding, but will be subject to the terms of the applicable indenture as modified by a supplemental indenture.

In the event that we do not accept the Old Notes tendered in the Exchange Offer for any reason, the indentures will remain in effect in their respective current form.

Accrued and Unpaid Cash Interest

Holders that tender and do not validly withdraw Old Notes prior to the Early Participation Date will receive a cash payment representing accrued and unpaid interest to, but not including, the settlement date, which will be paid on the settlement date with respect to exchanges of Old Notes for New Notes. Holders that tender Old Notes after the Early Participation Date and prior to the Expiration Date will be deemed to have elected to receive, in lieu of a cash payment representing accrued and unpaid interest, New Notes in an aggregate principal amount equal to the amount of accrued and unpaid interest to, but not including, the settlement date, which will be delivered on the settlement date with respect to exchanges of Old Notes for New Notes.

Expiration, Extension, Amendment or Termination of the Exchange Offer and Consent Solicitation

The deadline for withdrawals of tendered Old Notes and revocations of delivered Consents is 5:00 p.m., New York City time, on February 29, 2008, unless extended by us. See “— Withdrawal Rights.”

The Early Participation Date (i.e., the time by which holders must tender Old Notes in order to be eligible to receive the Early Participation Payment), is 5:00 p.m., New York City time, on February 29, 2008, unless extended by us.

The Expiration Date (i.e., the time that offers will expire) is 12:00 a.m., New York City time, on March 14, 2008, unless extended or earlier terminated by us.

We expressly reserve the right, at any time or from time to time, subject to applicable law, by giving oral or written notice to the Exchange Agent and Information Agent, to: (1) extend the period of time during which either or both of the Exchange Offer and Consent Solicitation are open and thereby delay acceptance for exchange of any Old Notes or acceptance of any Consents, (2) amend either or both of the Exchange Offer and Consent Solicitation in any respect, and (3) terminate the Exchange Offer and Consent Solicitation if any condition to our obligation to exchange Old Notes for New Notes is not satisfied or waived prior to the Expiration Date.

We will promptly announce any extension, amendment or termination of the Exchange Offer and/or Consent Solicitation by issuing a public announcement (in the form of a press release) no later than

9:00 a.m., New York City time, on the first business day after the extension, amendment or termination. We will have no obligation to publish, advertise or otherwise communicate such public announcement other than by issuing a press release.

If we extend either or both of the Exchange Offer and Consent Solicitation, or if, for any reason, the acceptance for exchange of Old Notes is delayed or if we are unable to accept for exchange Old Notes pursuant to the Exchange Offer, then, without prejudice to our rights under the Exchange Offer, the Exchange Agent and Information Agent may retain tendered Old Notes on our behalf, and such Old Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under “— Withdrawal Rights.” However, our ability to delay the exchange of Old Notes which we have accepted for exchange is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer.

If we terminate the Exchange Offer, we will give immediate notice thereof to the Exchange Agent and Information Agent, and all Old Notes theretofore tendered and not accepted for exchange will be returned promptly to the tendering holders thereof. If the Exchange Offer and the Consent Solicitation are withdrawn or otherwise not completed, Old Notes otherwise validly tendered for exchange will not be exchanged. See “— Withdrawal Rights.”

Settlement Date

The settlement date for the Exchange Offer will occur promptly following the Expiration Date. We will not be obligated to deliver New Notes unless the Exchange Offer is consummated.

Procedures for Tendering Old Notes and Delivering Consents

In order to participate in the Exchange Offer and the Consent Solicitation, you must properly tender your Old Notes to the Exchange Agent and Information Agent as described below. It is your responsibility to properly tender your Old Notes. We have the right to waive any defects; however, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in tendering your Old Notes, please contact the Exchange Agent and Information Agent at its address and telephone numbers set forth on the last page of this Offering Memorandum.

All of the Old Notes were issued in book-entry form, and all of the Old Notes are currently represented by one or more global certificates held for the account of DTC. Old Notes may be tendered and Consents delivered by either:

•	Using the Automated Tender Offer Program (“ATOP”) procedures instituted by DTC. Using the ATOP procedures, DTC participants may electronically transmit their acceptance of the Exchange Offer and the Consent Solicitation by causing DTC to transfer their outstanding Old Notes to the Exchange Agent and Information Agent. In connection with the transfer, DTC will send an “Agent’s Message” (discussed in detail below) to the Exchange Agent and Information Agent. The Agent’s Message will state that DTC has received instructions from the participant to tender Old Notes and deliver Consents and that the participant agrees to be bound by the terms of the Letter of Transmittal; or

•	Completing and signing the Letter of Transmittal according to the instructions therein and delivering it together with any signature guarantees and other required documents to the Exchange Agent and Information Agent at the address on the back cover page of this Offering Memorandum.

If you use the ATOP procedures to tender Old Notes, you will not be required to deliver the Letter of Transmittal to the Exchange Agent and Information Agent. However, you will be bound by its terms just as if you had signed it.

If you hold your Old Notes through Clearstream Banking or Euroclear Bank S.A./N.V., as operator of the Euroclear System, you must also comply with the applicable procedures of Clearstream or Euroclear, as applicable, in connection with a tender of Old Notes and delivery of Consents. Both Clearstream and Euroclear are indirect participants in the DTC system.

The method of tendering Old Notes and delivering Consents and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of Agent’s Messages transmitted through ATOP, is at the election and risk of the holder tendering Old Notes and delivering Consents and Letters of Transmittal and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Exchange Agent and Information Agent.

If you desire to tender your Old Notes using the ATOP procedures on the day on which the Early Participation Date or the Expiration Date occurs, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

If you tender your Old Notes by completing and signing the Letter of Transmittal and delivery is by mail, it is suggested that you use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Early Participation Date or Expiration Date, as applicable, to permit delivery to the Exchange Agent and Information Agent prior to such date.

The exchange of Old Notes will be made only against deposit of the tendered Old Notes and delivery of Consents and all other required documents.

Beneficial owners of Old Notes held on record by DTC or its nominee may direct the DTC participant through which such beneficial owner’s Old Notes are held in DTC to execute, on such beneficial owner’s behalf, a consent with respect to Old Notes beneficially owned by such beneficial owner on the date of execution, or to transmit an Agent’s Message to such effect.

Improperly Tendered Notes.  We will not be required to issue New Notes for Old Notes tendered pursuant to the Exchange Offer unless those Old Notes are properly tendered, including the delivery of a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message. Similarly, we will be able to retain Old Notes that have been tendered and Consents that have been delivered if you do not properly comply with the procedures to withdraw the Old Notes and revoke the Consents. We will have the right to decide whether a tender, withdrawal or revocation was made properly and our decision will be final. You should note the following with respect to the Exchange Offer and the Consent Solicitation:

•	If we determine you have not properly tendered your Old Notes, or have not properly complied with the procedures to withdraw Old Notes previously tendered or revoke your Consent to the Proposed Amendments, you will have to correct the problem in the time period we determine.

•	Neither we nor the Exchange Agent and Information Agent is under any obligation to advise you of any defect in your tender, withdrawal or revocation.

•	We have the right, in our sole discretion, to waive any defect in the tender or withdrawal of Old Notes or revocation of Consents, and we may waive a defect with respect to one holder and not another.

If we determine you have not properly tendered your Old Notes and we determine not to waive such defective tender, your Old Notes will be promptly returned to you following the Exchange Offer via a credit to the appropriate DTC account.

Book-Entry Delivery Procedures.  The Exchange Agent and Information Agent will establish accounts with respect to the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Offering Memorandum, and any financial institution that is a participant in DTC may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent and Information Agent’s account in accordance with DTC’s procedures for such transfer. Timely book-entry delivery of Old Notes pursuant to the Exchange Offer, however, requires receipt of a confirmation (a “Book-Entry Confirmation”) on or prior to the Early Participation Date or Expiration Date, as applicable. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent and

Information Agent’s account at DTC, the Letter of Transmittal (or a facsimile thereof), with any required signature guarantees and any other required documents or an Agent’s Message in connection with a book-entry transfer, must, in any case, be transmitted to and received by the Exchange Agent and Information Agent at one or more of its addresses set forth on the back cover of this Offering Memorandum on or prior to the Early Participation Date to receive the Early Participation Payment or on or prior to the Expiration Date to receive the exchange offer consideration. Tenders of Old Notes will not be deemed validly made until such documents are received by the Exchange Agent and Information Agent. Delivery of documents to DTC does not constitute delivery to the Exchange Agent and Information Agent.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Old Notes and that such participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal, and we may enforce such agreement against such participants.

Signature Guarantees.  Signatures on all Consents and Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a “Medallion Signature Guarantor”), unless the Old Notes tendered and Consents delivered thereby are tendered and delivered (i) by a registered holder (or by a participant in DTC whose name appears on a security position listing as the owner of such Old Notes) who has not completed either the box entitled “Special Issuance/Delivery Instructions” or “Special Payment/Delivery Instructions” on the Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If Old Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Old Notes not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the signatures on the Letters of Transmittal accompanying the tendered Old Notes must be guaranteed by a Medallion Signature Guarantor as described above. See Instructions 1 and 2 of the Letter of Transmittal.

Notwithstanding any other provision hereof, the issuance of New Notes will, in all cases, be made only after timely receipt by the Exchange Agent and Information Agent of the tendered Old Notes (or Book-Entry Confirmation of the transfer of such Old Notes into the Exchange Agent and Information Agent’s account at DTC as described above), and a Letter of Transmittal (or a facsimile thereof) with respect to such Old Notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, or a properly transmitted Agent’s Message.

Tenders of Old Notes will be accepted only in principal amounts equal to US$1,000 or integral multiples thereof. Under no circumstances will interest be paid by us by reason of any delay by the Exchange Agent and Information Agent or DTC in providing New Notes to any person.

Mutilated, Lost, Stolen or Destroyed Certificates.  If a holder desires to tender Old Notes, but the certificates evidencing such Old Notes have been mutilated, lost, stolen or destroyed, such holder should contact the trustee to receive information about the procedures for obtaining replacement certificates for such Old Notes.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Old Notes or delivered Consents pursuant to any of the procedures described above will be determined by us, in our sole discretion (which determination shall be final and binding). We expressly reserve the absolute right in our sole discretion, subject to applicable law, to reject any or all tenders of any Old Notes or deliveries of any Consents determined by us not to be in proper form or, in the case of Old Notes, if the acceptance for exchange of, or exchange for, such Old Notes may, in the opinion of our counsel, be unlawful. Our interpretation of the terms and conditions of the Exchange Offer and the Consent Solicitation (including the Letter of Transmittal and the instructions thereto) shall be final and binding. No tender of Old Notes will be deemed to have been validly made until all defects or irregularities have been cured or expressly waived. None of us, the Exchange Agent and Information Agent,

the trustee, DTC or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If we waive our right to reject a defective tender of Old Notes, the holder will be entitled to New Notes and, if applicable, the Early Participation Payment.

No Guaranteed Delivery.  There are no guaranteed delivery procedures provided for by us in conjunction with the Exchange Offer under the terms of this Offering Memorandum or any other of the related materials. Holders of Old Notes must timely tender their Old Notes in accordance with the procedures set forth herein.

Backup United States Federal Income Tax Withholding.  To prevent backup United States federal income tax withholding, each tendering U.S. Holder of Old Notes must provide the Exchange Agent and Information Agent with such U.S. Holder’s correct taxpayer identification number and certify that such U.S. Holder is not subject to backup United States federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal (or, in the case of a tendering Non-U.S. Holder, an appropriate Form W-8). See “United States Federal Income Tax Considerations.”

Acceptance of Outstanding Old Notes for Exchange

Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of such extension or amendment), including the prior execution of the supplemental indentures effecting the Proposed Amendments, we will accept for exchange Old Notes validly tendered (and not properly withdrawn) on the Expiration Date. On the settlement date, New Notes to be issued in partial or full exchange for Old Notes in the Exchange Offer or, if applicable, as payment for any accrued and unpaid interest with respect to exchanges of Old Notes for New Notes, will be delivered in book-entry form, and payment of any accrued interest or other amounts, if applicable, will be made by deposit of funds with DTC, which will transmit those payments to the applicable tendering holders. We will not be responsible for any mistakes or delays made by DTC in distributing any New Notes, and no interest will be payable because of any such mistake or delay.

We will be deemed to accept validly tendered Old Notes that have not been validly withdrawn as provided in this Offering Memorandum when, and if, we give oral or written notice of acceptance to the Exchange Agent and Information Agent. Subject to the terms and conditions of the Exchange Offer, delivery of the New Notes will be made by the Exchange Agent and Information Agent on the settlement date. The Exchange Agent and Information Agent will act as agent for tendering holders of Old Notes for the purpose of receiving Old Notes and transmitting New Notes as of the settlement date. If any tendered Old Notes are not accepted for any reason pursuant to the terms and conditions of the Exchange Offer, such unaccepted Old Notes will be returned without expense to the tendering holders promptly after the expiration or termination of the Exchange Offer.

Withdrawal Rights

You may withdraw Old Notes that you have tendered at any time before the Early Participation Date. Old Notes tendered and Consents delivered after the Early Participation Date may not be withdrawn and revoked, except in the limited circumstances described herein.

In order to withdraw outstanding Old Notes you have presented for exchange, you must submit to the Exchange Agent and Information Agent either a written or facsimile notice of withdrawal, with respect to Old Notes tendered by delivery of an executed Letter of Transmittal, or a properly transmitted “Request Message” using ATOP procedures, with respect to Old Notes tendered by book entry transfer.

Any Old Notes which have been tendered through ATOP may be withdrawn, and the Consent corresponding to such Old Notes simultaneously revoked, only by withdrawal through ATOP. In order to effect such withdrawal, the DTC participant must withdraw its instruction previously transmitted through ATOP. Such withdrawal must be executed in the same name as such DTC participant’s name appears in the original transmission to which such withdrawal relates.

If the Old Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent and Information Agent, a Request Message or a signed notice of withdrawal is effective upon transmission of such Request Message or written or facsimile notice of withdrawal, even if physical release is not yet effected. Any Old Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Exchange Offer and Consent Solicitation.

Withdrawn Old Notes may be re-tendered by following one of the procedures described under the section entitled “— Procedures for Tendering Old Notes and Delivering Consents” at any time prior to the Early Participation Date or the Expiration Date, as the case may be, but you will not be entitled to the Early Participation Payment or any cash payment representing accrued and unpaid interest with respect to exchanges of Old Notes for New Notes if you re-tender them after the Early Participation Date.

A valid withdrawal of tendered Old Notes, effected prior to the Early Participation Date, will constitute the concurrent valid revocation of the related Consent to the Proposed Amendments. You may only revoke a Consent by withdrawing your previously tendered Old Notes from the Exchange Offer. Any withdrawal of previously tendered Old Notes otherwise than in accordance with the provisions described herein will not constitute a proper revocation of your Consent.

If you properly withdraw previously tendered Old Notes, you will not receive the Exchange Offer consideration or the Early Participation Payment.

If we extend the Exchange Offer or are delayed in our acceptance for purchase of Old Notes or are unable to purchase such Old Notes pursuant to the Exchange Offer for any reason, then, without prejudice to our rights hereunder, such tendered Old Notes may be retained by the Exchange Agent on our behalf and may not be withdrawn (subject to Rule 14e-1(c) under the Exchange Act), except as otherwise provided in this section.

If, after the Early Participation Date, we reduce either the principal amount of Old Notes subject to the Exchange Offer or the total consideration payable hereunder, or we are otherwise required by law to permit withdrawal, then previously tendered Old Notes may be withdrawn until the expiration of such period as is required by applicable law. Tenders of Old Notes may also be withdrawn if the Exchange Offer is terminated without any Old Notes being purchased thereunder. In the event of such a termination, any Old Notes previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders. Tenders of Old Notes (and deliveries of Consents) may not otherwise be withdrawn or revoked after the Early Participation Date.

An extension of the Expiration Date will not affect a holder’s withdrawal rights, unless otherwise provided.

There are no appraisal or other similar statutory rights available to the holders of Old Notes in connection with the Exchange Offer or the Consent Solicitation.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer or the Consent Solicitation, any extension of the Exchange Offer or the Consent Solicitation, and without limiting our right to otherwise extend or amend the Exchange Offer and/or the Consent Solicitation, we shall not be required to accept for exchange any Old Notes (or accept any related Consents), or issue any New Notes and we may terminate the Exchange Offer and Consent Solicitation if at any time prior to the consummation of the Exchange Offer and Consent Solicitation, we determine that any of the following conditions has not been satisfied:

•	the Minimum Tender shall have been received;

•	the Minimum Consent shall have been received with respect to each Class;

•	the proposed amendment to our existing credit agreement shall have been executed and delivered by all parties thereto;

•	there shall not have occurred or be likely to occur any event affecting our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, that would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, the Consent Solicitation or the Proposed Amendments, or that would or might impair the contemplated benefits to us of the Exchange Offer, the Consent Solicitation or the Proposed Amendments or that would or might be material to holders of Old Notes in deciding whether to participate in the Exchange Offer, deliver their Consent or make an investment in the New Notes;

•	there shall not have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer, the exchange of Old Notes for New Notes pursuant to the Exchange Offer, the Consent Solicitation or the Proposed Amendments by or before any court or governmental regulatory or administrative agency or authority or tribunal, domestic or foreign, which (1) challenges the making of the Exchange Offer, the Consent Solicitation, the Proposed Amendments or the exchange of Old Notes for New Notes or would or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would or might otherwise adversely affect in any material manner, the Exchange Offer, the Consent Solicitation, the Proposed Amendments or the exchange of Old Notes for New Notes or (2) would or could materially adversely affect our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects, or materially impair the contemplated benefits to us of the Exchange Offer, the Consent Solicitation or the Proposed Amendments or would or might be material to holders of Old Notes in deciding whether to participate in the Exchange Offer, deliver their Consent or make an investment in the New Notes;

•	there shall not have been (i) any general suspension of, or limitation on prices for, trading in securities in securities or financial markets in the United States or Canada, or any setting of minimum prices for trading on such markets, or any suspension of trading of any of our securities on any exchange or in the over-the-counter market, (ii) any banking moratorium or suspension of payments declared by regulatory authorities in the United States or Canada, (iii) any major disruption of settlements of securities or clearance services in the United States or Canada, (iv) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States or Canada, any declaration of war by the U.S. Congress or Parliament of Canada or any other national or international calamity or emergency if, in our sole judgment, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with the Exchange Offer or the Consent Solicitation, (v) any significant adverse change in the trading prices of the Old Notes or in any of our securities in any financial markets, (vi) a material impairment in the trading market for debt securities that could, in our sole judgment, affect the Exchange Offer or the Consent Solicitation, (vii) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on (or other event that, in our reasonable judgment, might affect) the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer and the Consent Solicitation, a material acceleration or worsening thereof; and

•	the trustees shall have executed and delivered each of the supplemental indentures and shall not have objected in any respect to, or taken any action that would or could adversely affect the Exchange Offer, the Consent Solicitation or our ability to effect the Proposed Amendments nor shall the trustees have taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting Consents (including the form thereof) or in making the Exchange Offer or the Consent Solicitation.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time by us.

Financial Advisor

We have engaged Barclays Capital to act as a Financial Advisor to us in connection with the Exchange Offer. Any holder of Old Notes who has questions concerning the terms of the Exchange Offer may contact the Financial Advisor at the address or telephone number set forth on the back page of this Offering Memorandum. We will pay the Financial Advisor reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith, and we have agreed to indemnify the Financial Advisor against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Exchange Offer. Barclays Capital is acting as initial purchaser for the Concurrent Offering and will receive a customary commission in connection with the sales of the First Lien Notes in the Concurrent Offering. In addition, Barclays Capital is a minority participant in the group of Backstop Holders that has agreed to backstop the Concurrent Offering and in connection therewith will receive Warrants. See “Warrants.”

Exchange Agent and Information Agent

Global Bondholder Services Corporation has been appointed as Exchange Agent and Information Agent for the Exchange Offer and Consent Solicitation. The Letter of Transmittal and all correspondence in connection with the Exchange Offer and Consent Solicitation should be sent or delivered by each holder or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent and Information Agent at the appropriate address or telephone number set forth on the back page of this Offering Memorandum. Any holder or beneficial owner that has questions concerning tender or consent procedures should contact the Exchange Agent and Information Agent at the address or telephone numbers set forth on the back page of this Offering Memorandum.

Requests for assistance or additional copies of this Offering Memorandum or the Letter of Transmittal may be directed to the Exchange Agent and Information Agent at the address or telephone numbers set forth on the back page of this Offering Memorandum. Holders of Old Notes may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer and Consent Solicitation.

We will pay the Exchange Agent and Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We also will reimburse brokers and dealers for customary mailing and handling expenses incurred by them in forwarding copies of this Offering Memorandum and related documents to the beneficial owners of Old Notes.

Consequences of Failure to Exchange

Old Notes not tendered in the Exchange Offer will remain outstanding. If the Proposed Amendments are approved and become operative, substantially all of the restrictive covenants and certain events of default, among other provisions, contained in the existing indentures will be eliminated. The existing indentures, as so amended, will continue to govern the terms of the Old Notes, as applicable, that remain outstanding after the consummation of the Exchange Offer. The elimination of these restrictive covenants and events of default would permit us, insofar as the existing indentures are concerned, to, among other things, incur indebtedness, pay dividends or make other restricted payments, incur liens or make investments which would otherwise not have been permitted pursuant to the existing indentures. Additionally, the trading market for unexchanged Old Notes could become limited or nonexistent due to the reduction in the amount of the Old Notes outstanding after completion of the Exchange Offer, which may adversely affect the market price and price volatility of such Old Notes. See “Risk Factors — Risks Relating to Non-Tendering Holders of Old Notes.”

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents and consolidated capitalization (i) as at December 31, 2007 on an actual basis, and (ii) as at December 31, 2007 as adjusted to give effect to the Exchange Offer (assuming all Old Notes are tendered for New Notes prior to the Early Participation Date) and the Concurrent Offering. This table should be read in conjunction with our unaudited interim consolidated financial statements for the twelve months ended December 31, 2007, including the notes thereto and management’s discussion and analysis of results of operations and financial condition for such period, each of which is incorporated by reference into this Offering Memorandum.

	As of December 31, 2007
	Actual	As Adjusted
	(in thousands of dollars)

Cash and cash equivalents(1)(2)(3)	$69,627	$98,357

Long-Term Debt:
Credit facility	$101,744	$101,744
Merrill Lynch Facility(4)	44,006	44,006
Deutsche Bank Facility	15,504	15,504
Capital lease obligation maturing May 29, 2025	9,768	9,768
7.25% Senior Unsecured Notes due October 1, 2012(2)	272,608	—
6.75% Senior Unsecured Notes due March 15, 2014(2)	208,173	—
6.75% Senior Unsecured Notes due March 15, 2014(2)	109,043	—
Senior Unsecured Floating Rate Notes due October 1, 2010(2)	152,204	—
Senior Unsecured Floating Rate Notes due April 1, 2013(2)	74,348	—
New Notes(2)(3)(5)	—	594,040
First Lien Notes(3)(6)	—	49,835
Unamortized deferred debt discount	(7,861)	—
Consent fees	(2,165)	—

Total long-term debt	977,372	814,897

Shareholders’ equity(7)
Capital stock(8)	55,827	55,827
Retained earnings(9)	62,698	54,711
Accumulated Other Comprehensive Loss	(105,786)	(105,786)

Total shareholders’ equity	12,739	4,752

Total capitalization	$990,111	$819,649

(1)	The As Adjusted column reflects the payment of the expenses of the Exchange Offer (including the payment of accrued and unpaid cash interest with respect to exchanges of Old Notes for New Notes assuming all Old Notes are tendered for New Notes prior to the Early Participation Date) and the receipt of the net proceeds of the Concurrent Offering, after deducting estimated fees and expenses of the Concurrent Offering. As at December 31, 2007, approximately $7.1 million was outstanding under our commercial letter of credit facility, which is secured by a pledge of cash collateral. See “Description of Additional Indebtedness — Letter of Credit/Foreign Exchange Facilities.”

(2)	The As Adjusted column assumes all outstanding Old Notes are tendered and exchanged for New Notes. We use a 100% participation rate for illustrative purposes only and cannot assure you that we will achieve a participation rate at or near this percentage.

(3)	U.S. dollar amounts have been converted to Canadian dollar amounts on the basis of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on February 14, 2008.

(4)	Subsequent to December 31, 2007, we have repaid US$1.3 million of the Merrill Lynch Facility pursuant to the terms of such loan. See “Description of Additional Indebtedness — Merrill Lynch Facility.”

(5)	The As Adjusted column assumes that the New Notes are recorded at their face value and that all Old Notes are tendered prior to the Early Participation Date.

(6)	The As Adjusted column reflects the face value of the First Lien Notes.

(7)	As Adjusted Shareholders’ equity does not give effect to the issuance of the Warrants to the Backstop Holders as consideration for their agreement to back-stop the Concurrent Offering. The Warrants will be valued on issuance and will not result in an adjustment to Total shareholders’ equity.

(8)	The As Adjusted column assumes no conversion of the Warrants into common shares.

(9)	The As Adjusted column does not give effect to any gain resulting from the Exchange Offer or any loss resulting from the issuance of the Warrants. The As Adjusted column reflects the payment of the estimated transaction costs of the Exchange Offer and the estimated fees and expenses of the Concurrent Offering, but excludes any payment of accrued and unpaid cash interest in the Exchange Offer.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

You should read the selected consolidated financial and other data set forth below in conjunction with our consolidated financial statements, including the notes thereto and the related management’s discussion and analysis of results of operations and financial condition, in each case incorporated by reference into this Offering Memorandum. Our statement of operations data for the fiscal years ended December 31, 2006, 2005 and 2004 and the balance sheet data as at December 31, 2006 and 2005 have been derived from our audited consolidated financial statements, which are incorporated by reference into this Offering Memorandum. Our statement of operations data for the fiscal years ended December 31, 2003 and the balance sheet data as at December 31, 2004 and 2003 have been derived from our audited consolidated financial statements, which are not incorporated by reference into this Offering Memorandum. Our unaudited statement of operations data for the twelve months ended December 31, 2007 and our balance sheet data as at December 31, 2007 have been derived from our unaudited interim consolidated financial statements, which are incorporated by reference into this Offering Memorandum. We prepare our financial statements in Canadian dollars in accordance with Canadian GAAP, which differs in certain respects from U.S. GAAP. For a discussion of the differences between Canadian GAAP and U.S. GAAP as they pertain to us, see note 26 to our audited consolidated financial statements incorporated by reference into this Offering Memorandum. Our unaudited interim consolidated financial statements incorporated by reference into this Offering Memorandum have not been reconciled to U.S. GAAP.

	Twelve Months
	Ended December 31,	Fiscal Year Ended December 31,
	2007	2006	2005	2004(1)	2003
	(in millions except per share data, ratios and production data)

Statement of Operations Data
Sales	$544.2	$827.1	$1,248.2	$909.9	$543.0
Cost of products sold	577.3	750.0	855.9	498.2	322.8
Selling and administration	30.8	36.0	30.8	31.0	18.2
Amortization of capital assets	65.9	88.0	103.9	53.9	33.0
Loss on disposal of capital assets	0.2	2.5	—	—	—
Write-down of capital assets(2)	80.8	55.3	—	0.8	13.7
Impairment of goodwill(3)	51.0	—	—	—	—
Cost of class action lawsuit	15.1	5.1	—	—	—
Impairment of intangible assets(4)	12.2	—	—	—	—
Production line closure	—	5.9	—	—	—
Write-down of timber deposits	—	4.5	—	—	—

Operating (loss) earnings	(289.1)	(120.2)	257.6	326.0	155.3
Interest	74.1	68.9	64.9	40.7	51.2
Amortization of finance charges	—	5.4	4.9	3.2	4.9
Financing transaction costs	2.9	—	—	—	—
Loss on repurchase of debt	—	—	1.5	106.2	0.1
Other (income) expense	(6.0)	(13.1)	(2.2)	3.4	0.5
Foreign exchange loss (gain) on long-term debt	(161.3)	7.9	(28.3)	(73.8)	(76.9)
Other foreign exchange loss (gain)	16.2	(0.2)	—	—	—
Realized currency translation loss	11.2	4.4	—	—	—

(Loss) income before income taxes	(226.2)	(193.6)	216.8	246.3	175.6
Income tax (recovery) expense	(9.7)	(85.6)	63.6	71.2	51.9

Net (loss) income	$(216.5)	$(108.0)	$153.2	$175.1	$123.7

Basic and diluted (loss) earnings per share	$(14.78)	$(7.37)	$10.45	$11.98	$8.49
Cash dividends per share	—	$1.00	$1.00	$1.00	—

Other Financial Data
Adjusted EBITDA(5)	$(57.9)	$54.1	$363.8	$377.3	$201.6
Additions to capital assets	70.1	228.3	57.3	18.0	8.2
Ratio of earnings to fixed charges(6)	—	—	4.1x	6.6x	4.1x

	Twelve Months Ended
	December 31,	Fiscal Year Ended December 31,
	2007	2006	2005	2004	2003

Other Selected Operating Data
OSB production volume (mmsf)	2,335	2,778	3,214	2,039	1,351
Specialty plywood production volume (mmsf)	146	137	143	144	119
Average OSB price realized ($ per msf (3/8”))	$191	$263	$353	$393	$335
Average specialty plywood price realized ($ per msf (3/8”))	$582	$664	$655	$677	$601

	As at December 31,
	2007	2006	2005	2004	2003
	(in millions)

Balance Sheet Data
Cash and cash equivalents	$69.6	$74.3	$209.2	$206.1	$194.1
Total assets	1,100.6	1,504.2	1,516.0	1,432.7	627.7
Total long-term debt, including current maturities(7)	977.4	1,038.1	859.5	916.9	352.5
Capital stock	55.8	55.8	55.8	55.8	53.1
Shareholders’ equity	$12.7	$294.1	$415.2	$300.3	$171.8

(1)	Includes the results of operations of Ainsworth Engineered Corp., the successor of Voyageur Panel Limited, from May 19, 2004 to December 31, 2004, and the results of operations of Ainsworth Engineered (USA), LLC, the entity holding our Minnesota OSB facilities, from September 22, 2004.

(2)	In 2006, we permanently closed one of the production lines at the Bemidji, Minnesota OSB facility. A write-down of $55.3 million was recorded, representing the net book value of the capital assets attributable to the closed production line net of estimated salvage value. In 2003, includes a $13.3 million write-down of capital assets related to the previously planned expansion of the Grande Prairie OSB facility. In 2007, as a result of revised market forecasts reflecting the substantial declines in U.S. housing starts and prolonged reductions in customer demand, we undertook a review of the carrying value of our OSB facilities. As a result, we recorded an $80.8 million write-down of the carrying value of the production assets relating to the Grand Rapids facility.

(3)	Goodwill is the excess of the purchase price over the fair value of the net identifiable assets acquired when we completed the acquisition of 100% of the voting shares of Voyageur Panel Limited in 2004. At December 31, 2007, due to revised market forecasts reflecting the substantial declines in U.S. housing starts and prolonged reductions in customer demand, we performed a review of the carrying value of the reporting unit (our Barwick OSB facility), which includes goodwill, and, as a result, recorded an impairment charge to goodwill of $51.0 million.

(4)	Intangible assets consist of an air emissions permit, an option to acquire property, access to tax incentives and use rights. In 2007, we determined that the fair value of intangible assets may not be fully recoverable in the future, resulting in an impairment charge of $12.2 million, representing the net book value of the assets.

(5)	Adjusted EBITDA represents operating earnings before amortization and non-recurring items, plus other (income) expense. For more information regarding Adjusted EBITDA, see “Presentation of Financial Information.” The following table shows a reconciliation of Adjusted EBITDA to net (loss) income.

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(in millions)

Net (loss) income	$(216.5)	$(108.0)	$153.2	$175.1	$123.7
Add:
Income tax (recovery) expense	(9.7)	(85.6)	63.6	71.2	51.9
Foreign exchange (gain) loss on long-term debt	(161.3)	7.9	(28.3)	(73.8)	(76.9)
Other foreign exchange (gain) loss	16.2	(0.2)	—	—	—
Realized foreign currency translation loss	11.2	4.4	—	—	—
Amortization of finance charges	—	5.4	4.9	3.2	4.9
Interest charges	74.1	68.9	64.9	40.7	51.2
Financing transaction costs	2.9	—	—	—	—
Loss on repurchase of debt	—	—	1.5	106.2	0.1
Amortization of capital assets	65.9	88.0	103.9	53.9	33.0
Write-down of capital assets	80.8	55.3	—	0.8	13.7
Write-down of timber deposits	—	4.5	—	—	—
Loss on disposal of capital assets	0.2	2.5	—	—	—
Impairment of intangible assets	12.2	—	—	—	—
Impairment of goodwill	51.0	—	—	—	—
Cost of class action lawsuit	15.1	5.1	—	—	—
Production line closure	—	5.9	—	—	—

Adjusted EBITDA	$(57.9)	$54.1	$363.8	$377.3	$201.6

(6)	For purposes of calculating the ratio of earnings to fixed charges (i) earnings consist of income (loss) before income taxes, plus fixed charges during the period and (ii) fixed charges consist of interest expense on all debt, plus the portion of operating lease rental expense that is representative of the interest factor and amortization of finance charges. On January 1, 2007, as permitted under Canadian GAAP, we adopted a policy of expensing transaction costs. The below noted table does not include transaction costs in the determination of fixed charges. The following table sets forth the calculation of the ratio of earnings to fixed charges under Canadian GAAP:

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(in millions, except ratio of earnings to fixed charges)

Income (loss) before income taxes	$(226.2)	$(193.6)	$216.8	$246.3	$175.6
Fixed Charges
Interest	74.1	68.9	64.9	40.7	51.2
Amortization of finance charges	—	5.4	4.9	3.2	4.9
Interest capitalized	4.0	1.5	—	—	—
Interest factor associated with operating leases	0.4	0.4	0.4	0.4	0.3

	78.5	74.7	70.2	44.3	56.4

Income (loss) before income taxes and fixed charges	$(147.7)	$(118.9)	$287.0	$290.6	$232.0

Ratio of earnings to fixed charges	—	—	4.1x	6.6x	4.1x

Additional earnings required to cover fixed charges	$(226.2)	$(193.6)	—	—	—

(7)	Net of unamortized deferred discount and consent fees for 2007.

DESCRIPTION OF ADDITIONAL INDEBTEDNESS

First Lien Notes

We are concurrently offering US$50 million principal amount of our Senior Secured First Lien Notes due 2014. The First Lien Notes will bear cash interest from and after the date of issuance, which will be the same day as the settlement date of the Exchange Offer, payable semi-annually (with the first payment to occur on June 30, 2008). The other terms of the First Lien Notes will be substantially identical to the terms of the New Notes, except that our obligations to pay principal, interest and premium (if any) on the First Lien Notes will be secured by a first priority security interest on the Primary Collateral and a second priority security interest on the Inventory and Receivables Collateral, as described under “Description of Collateral and Security.” We may issue up to US$25 million of additional First Lien Notes in the Concurrent Offering, but will be required to place these gross proceeds into an escrow, pending the successful placing of mortgages upon certain of our real property. If we do not place these mortgages within 55 days of the issue date of the First Lien Notes, we will be required to make a pro rata offer to purchase an amount of First Lien Notes equal to the principal amount of such additional First Lien Notes at a price equal to 100% of their issue price plus accrued and unpaid interest to the date of repurchase. We have also agreed to use our commercially reasonable efforts to obtain requisite consents from the lenders under the Deutsche Bank Facility and the Merrill Lynch Facility to permit us to secure the First Lien Notes with a second priority lien on the DB Facility Collateral and the ML Facility Collateral, in each case as described under “Description of Collateral and Security — Provisions of the Indenture Relating to Security — Covenant with Respect to DB Facility Collateral and ML Facility Collateral.”

Credit Facility

On June 26, 2007, we entered into a term credit facility of US$102.6 million which is secured by inventory and accounts receivable. We can elect to pay interest at a base rate plus 2.0% or at LIBOR plus 3.0%. Interest at the base rate plus 2.0%, which is derived from the prime rate and the federal funds effective rate, is payable quarterly. Interest at LIBOR plus 3.0% is payable on a monthly, bi-monthly, quarterly or semi-annual basis, depending on the interest period election made by us. The interest rate and interest period are elected by us at the end of the previous interest period. As at December 31, 2007, we elected to pay monthly interest at LIBOR plus 3.0%. There are no scheduled principal payments on the credit facility until maturity on June 26, 2014.

Consummation of the Concurrent Offering and the Exchange Offer will require that we amend the credit agreement to permit the granting of first priority liens on the Primary Collateral and second priority liens on the Inventory and Receivables Collateral to secure the First Lien Notes, and the granting of second priority liens on the Primary Collateral and third priority liens on the Inventory and Receivables Collateral to secure the New Notes. The lenders under such credit agreement will continue to benefit from an exclusive first priority lien on the Inventory and Receivables Collateral and will also be granted a second priority lien on the Primary Collateral (and, to the extent that it is part of the Primary Collateral, a third priority lien on the DB Facility Collateral and the ML Facility Collateral), which they will share on an equal and ratable basis with the holders of the New Notes (and the holders of certain other permitted indebtedness). See “Description of Collateral and Security.” The amendment of such credit facility is subject to the approval of the requisite percentage of lenders under such credit facility.

Merrill Lynch Facility

On September 29, 2006, we entered into a US$53.7 million credit agreement with Merrill Lynch Capital Canada Inc. to finance equipment purchases for the Grande Prairie expansion. The loan bears interest at LIBOR plus 2.90%, payable monthly. Monthly principal repayments of US$0.7 million began on November 1, 2006, with the final monthly payment and a balloon payment due October 1, 2011. The loan is secured by capital assets with a carrying value at December 31, 2007 of US$100.2 million purchased with the proceeds of the borrowings under the loan. To the extent we are able to obtain consents from the existing lenders under the Merrill Lynch Facility, the holders of the First Lien Notes will receive a second priority lien on the

ML Facility Collateral and the holders of the New Notes and the lenders under our credit facility will receive a third priority lien on the ML Facility Collateral. Under the terms of the Merrill Lynch Facility, if our liquidity (as defined in the Merrill Lynch Facility) falls below US$75 million, the lenders may require that we prepay interest for a period of twelve months. As of December 31, 2007, our liquidity was US$73.1 million. As at the date of this Offering Memorandum, the lenders have not requested the prepayment of interest. As at December 31, 2007, the balance outstanding under the Merrill Lynch Facility was $44.0 million.

Deutsche Bank Facility

On September 7, 2006, we entered into a loan agreement with Deutsche Bank Luxembourg S.A. to finance pressing and forming equipment purchased as part of the Grande Prairie expansion. As at December 31, 2007, the total unsecured loan was $15.5 million (€10.7 million). Interest is payable semi-annually at a rate of EURIBOR plus 0.65%. The loan is repayable in 17 equal instalments commencing at the earlier of (i) June 20, 2008 and (ii) six months after the pressing and forming equipment is deemed operational. Under the terms of the loan agreement, once the pressing and forming equipment is deemed operational, we have the option to convert the loan to Canadian dollars. We may also request a fixed rate of interest once principal repayment begins.

The provisions of the Deutsche Bank Facility provide that such loan shall be secured equally and ratably to the extent that we secure other indebtedness, other than by virtue of certain permitted liens. In connection with the Exchange Offer, such loan will become secured equally and ratably with the New Notes. To the extent, however, that we are able to obtain consents from the existing lenders under the Deutsche Bank Facility, such lenders will receive a first priority security interest on the DB Facility Collateral (in exchange for waiving the requirement that such lenders be secured equally and ratably with the New Notes in the Primary Collateral), the holders of the First Lien Notes will receive a second priority security interest on the DB Facility Collateral and the holders of the New Notes and the lenders under our credit facility will receive a third priority security interest on the DB Facility Collateral.

Capital Lease Obligation maturing May 29, 2025

On September 19, 2006, we sold an aircraft to GE Canada Leasing Services Company at fair market value and subsequently entered into a capital lease agreement for the aircraft. The capital lease bears interest at a rate of 6.81%, payable monthly. The lease matures on May 29, 2025. As at December 31, 2007, the amount outstanding under the capital lease was $9.8 million.

Letter of Credit/Foreign Exchange Facilities

On September 14, 2005, we entered into three credit facilities with a Canadian chartered bank totaling $54.0 million. Of these facilities, the first is a $50 million commercial letter of credit facility for trade and other creditors, the second is a Canadian dollar equivalent of US$2.5 million foreign exchange and future contracts facility to allow us to hedge our currency risk relating to sales and accounts receivable, and the third is a $1.5 million corporate credit card facility. The first facility is secured by a pledge of fluctuating cash collateral on a dollar for dollar basis with respect to the amount issued under the letter of credit facility. The second facility is secured by a pledge of 10% of the face amount of any outstanding foreign exchange and future contracts. As at December 31, 2007, approximately $7.1 million was outstanding under the commercial letter of credit facility and nothing was outstanding under the foreign exchange and future contract facility.

THE WARRANTS

The Backstop Holders have agreed to subscribe for any First Lien Notes that are not sold in the Concurrent Offering. As consideration for their agreement to back-stop the Concurrent Offering, the Backstop Holders will receive Warrants to purchase up to 7,887,998 of our common shares (representing approximately 35% of our outstanding common shares as of the date hereof assuming full exercise of the Warrants) at an exercise price of $0.01 per share; provided that if we subsequently issue common shares or convertible securities at less than 95% of the then fair market value of the common shares on the Toronto Stock Exchange, the number of common shares that may be acquired upon exercise of the Warrants will be increased proportionately to the extent that the issue price for such common shares or convertible securities is less than 95% of the current market value thereof; provided further that in no event shall the Warrants be exercisable into a number of common shares equal to less than 25% of our outstanding common shares after giving effect to the exercise of the Warrants. The Warrants will expire on June 24, 2014 and are exercisable during a period beginning on the earlier of (i) the date that is three years and six months from the closing of the Concurrent Offering, and (ii) the date that is three business days following the public announcement of our quarterly or annual results after the end of the fiscal quarter in which our immediately preceding twelve month Adjusted EBITDA is greater than $200 million. The Warrants are redeemable at our option prior to the date that is five years following the date of issuance of the Warrants at a price equal to the product of (i) the average closing price of our common shares for the 90 days prior to the date of redemption, less the exercise price per share of the Warrants, and (ii) the number of common shares into which the Warrants are exercisable (the “Redemption Price”), subject to a redemption floor of $31 million accreting at 18% per annum (the “Redemption Floor”); provided, that in the event of a change of control of the company, we will redeem the Warrants, to the extent not yet exercised, for a price equal to the greater of (x) the Redemption Price or (y) the product of the price per share paid in such change of control transaction less the exercise price of the Warrants and the number of common shares into which the Warrants are exercisable (subject to the Redemption Floor). Issuance of the Warrants is conditioned upon the completion of the Concurrent Offering.

DESCRIPTION OF THE NEW NOTES

You can find the definitions of certain terms used in this description under “— Certain Definitions”. In this description, “Ainsworth”, “we”, “our” and “us” refer only to Ainsworth Lumber Co. Ltd. and not to any of its subsidiaries.

The 14% Senior Secured Second Lien Notes due 2014 (the “Second Lien Notes”) will be issued pursuant to an indenture among Ainsworth Lumber Co. Ltd., as issuer, Ainsworth Engineered Corp., Ainsworth Engineered Canada Limited Partnership, Ainsworth Corp., Ainsworth Engineered, LLC as guarantors, and The Bank of New York, as trustee. The Second Lien Notes will be issued solely in exchange for our Senior Unsecured Floating Rate Notes due October 1, 2010, 7.25% Senior Unsecured Notes due October 1, 2012, Senior Unsecured Floating Rate Notes due April 1, 2013, and 6.75% Senior Unsecured Notes due March 15, 2014 (collectively, the “Existing Notes”) pursuant to the Exchange Offer, in a transaction that is not subject to the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Upon consummation of the Exchange Offer, the trustee will authenticate and deliver Second Lien Notes for original issue up to a maximum aggregate principal amount of US$596,007,180. The terms of the Second Lien Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the “TIA”). We have filed a copy of the form of indenture with the Commission.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the Second Lien Notes. A copy of the indenture is available as set forth below under “— Additional Information”. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a Second Lien Note (the “Holder”) will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Second Lien Notes

The Second Lien Notes will be senior obligations of Ainsworth and will be secured to the extent described under “Description of Collateral and Security”. The Second Lien Notes will rank equally in right of payment with any existing and future senior Indebtedness of Ainsworth.

Including the Second Lien Notes offered hereby (assuming that all Existing Notes are exchanged for Second Lien Notes prior to the Early Participation Date) and the First Lien Notes, as of December 31, 2007, Ainsworth would have had $814.9 million of long-term debt. Our existing term credit facility in the amount of $101.7 million, is secured by our inventory and accounts receivable. See “Description of Other Indebtedness — Credit Facility”. The indenture will permit us and our future Restricted Subsidiaries to incur certain additional Indebtedness.

The Second Lien Notes will be guaranteed by each existing and future North American Restricted Subsidiary, other than Non-Guarantor Restricted Subsidiaries. As of the date of this Offering Memorandum, Ainsworth has four North American Restricted Subsidiaries, Ainsworth Engineered Corp., which holds our Barwick, Ontario facility, Ainsworth Engineered Canada Limited Partnership, which manufactures and distributes products in Canada, Ainsworth Engineered (USA), LLC, which holds our Minnesota facilities, and Ainsworth Corp., through which all U.S. sales are made. Prior to the Issue Date, we expect to complete a reorganization of our U.S. operations such that our Minnesota facilities will be held by a new Wholly Owned Restricted Subsidiary, Ainsworth Engineered, LLC, which will guarantee the Second Lien Notes. The obligations of the Guarantors under the Subsidiary Guarantees will be secured to the extent described under “Description of Collateral and Security”. Under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”, we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries”. Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the Second Lien Notes. As of the Issue Date, all of Ainsworth’s subsidiaries will be Restricted Subsidiaries. We also expect to transfer our beneficial interest in the High Level Project to our Wholly Owned Restricted Subsidiaries, Steen River Limited Partnership and Steen River GP Ltd. These entities will be Non-Guarantor Restricted Subsidiaries. However, the Capital Stock of Steen River Limited Partnership and Steen River GP Ltd. will be pledged to the Collateral Trustee, as described under “Description of Security and Collateral.”

Principal, Maturity and Interest

The Second Lien Notes will be issued in an aggregate principal amount of up to US$596,007,180 plus any PIK Second Lien Notes issued as paid-in-kind interest thereon (as described below). Ainsworth may not issue any additional Second Lien Notes other than PIK Second Lien Notes (as defined below) under the indenture. Ainsworth will issue Second Lien Notes in denominations of US$1.00 and integral multiples of US$1.00.

The Second Lien Notes will mature on June 24, 2014 at their principal amount, plus accrued and unpaid interest to, but not including, the maturity date. Subject to the next paragraph, interest on the Second Lien Notes will accrue at the rate of 14% per annum and will be payable in cash semi-annually in arrears on June 30 and December 30, commencing on June 30, 2008. Ainsworth will make each interest payment to the Holders of record of the Second Lien Notes on the immediately preceding June 15 and December 15. Interest on the Second Lien Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date, and will be computed on the basis of a 360-day year comprised of twelve 30-day months. For the purpose of the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable hereunder multiplied by the actual number of days in the year and divided by 360.

For payments due through December 30, 2010, the Company may, at its option, pay interest on the Second Lien Notes entirely by increasing the principal amount of the outstanding Second Lien Notes or by issuing additional Second Lien Notes (“PIK Second Lien Notes”) in an aggregate principal amount equal to the amount of interest then due and payable in accordance with the following sentence, rounded up to the nearest whole dollar (“PIK Interest”). PIK Interest will accrue at the rate of 15% per annum. Interest shall accrue on PIK Second Lien Notes issued pursuant to the Indenture from and including the date of issuance of such PIK Second Lien Notes. Any such PIK Second Lien Notes shall be issued on the same terms as the Second Lien Notes and shall constitute part of the same series of securities as the Second Lien Notes and will vote together as one series on all matters with respect to the Second Lien Notes. All references to Second Lien Notes herein shall include any PIK Second Lien Notes.

Ainsworth must elect the form of interest payment with respect to each interest period by delivering a notice to the trustee at least ten business days prior to the beginning of such interest period. The trustee shall promptly deliver a corresponding notice to the Holders. In the absence of such an election, interest on the Second Lien Notes will be payable according to the election for the previous interest period. The first interest payment on June 30, 2008 will be made by increasing the principle amount of the Second Lien Notes in an amount equal to the PICK interest. After December 30, 2010, we will make all interest payments on the Notes entirely in cash.

Methods of Receiving Payments on the Second Lien Notes

If a Holder has given wire transfer instructions to Ainsworth, Ainsworth will pay all principal, cash interest and premium, if any, on that Holder’s Second Lien Notes in accordance with those instructions. All other payments on Second Lien Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Ainsworth elects to make cash interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Second Lien Notes

The trustee will initially act as paying agent and registrar. Ainsworth may change the paying agent or registrar without prior notice to the Holders of the Second Lien Notes, and Ainsworth or any Guarantor may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Second Lien Notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer or exchange documents in connection with a transfer or exchange of Second Lien Notes. Holders will be required to pay all taxes due on transfer and exchange. Ainsworth is not required to transfer or exchange any Second Lien Note selected for redemption. Also, Ainsworth is not required to transfer or exchange any Second Lien Note for a period of 15 days before a selection of Second Lien Notes to be redeemed.

Subsidiary Guarantees

The Second Lien Notes will be guaranteed by each existing and future North American Restricted Subsidiary, other than Non-Guarantor Restricted Subsidiaries. As of the date of this offering memorandum, Ainsworth has four North American Restricted Subsidiaries, Ainsworth Engineered Corp., which holds our Barwick, Ontario facility, Ainsworth Engineered Canada Limited Partnership, which manufactures and distributes products in Canada, Ainsworth Engineered (USA), LLC, which holds our Minnesota facilities, and Ainsworth Corp., through which all U.S. sales are made. Prior to the Issue Date, we expect to complete a reorganization of our U.S. operations such that our Minnesota facilities will be held by a new Wholly Owned Restricted Subsidiary, Ainsworth Engineered, LLC, which will guarantee the Second Lien Notes. Each Guarantor will, jointly and severally, fully and unconditionally guarantee the payment of principal of and interest, and premium, if any, on the Second Lien Notes. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

Each Subsidiary Guarantee will be a senior obligation of the Guarantor and will be secured to the extent described under “Description of Collateral and Security”. Each Subsidiary Guarantee will rank equally in right of payment with all existing and future senior Indebtedness of the Guarantor.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate, amalgamate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Ainsworth or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Guarantor is the surviving Person, or the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation, amalgamation or merger assumes all the obligations of that Guarantor under the indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the trustee and completes all other required documentation; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition (including by way of merger, amalgamation or consolidation) of all or a majority of the Capital Stock issued by that Guarantor to a Person that is not (either before or after giving effect to such transaction) Ainsworth or a Restricted Subsidiary of Ainsworth, and after which that Guarantor is no longer a Restricted Subsidiary, provided, that such sale or other disposition does not violate the terms of the indenture; or

(2) if Ainsworth designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

See “— Offers to Purchase by Ainsworth — Asset Sales.”

Additional Amounts

All amounts paid or credited by Ainsworth under or with respect to the Second Lien Notes, or by any Guarantor pursuant to the Subsidiary Guarantees, will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities or expenses related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter, the “Taxes”), unless Ainsworth or such Guarantor, as the case may be, is required to withhold or deduct any amount for or on account of Taxes by law or by the interpretation or administration thereof. If Ainsworth or any Guarantor is required to withhold or deduct any amount for or on account of Taxes from any amount paid or credited under or with respect to the Second Lien Notes or the Subsidiary Guarantees, Ainsworth or such Guarantor will pay such additional amounts (the “Additional Amounts”) as may be necessary so that the net amount received by each owner of a beneficial interest in the Second Lien Notes (an “owner” for the purposes of this “Additional Amounts” section) (including Additional Amounts) after such withholding or deduction (including any withholding or deduction in respect of Additional Amounts) will not be less than the amount such owner would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to a payment or credit made to an owner (to the extent, this proviso applies to such owner, an “Excluded Holder”) (or to a Holder on behalf of an Excluded Holder) (i) with which Ainsworth or such Guarantor does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, (ii) which is subject to such Taxes by reason of such owner being connected with Canada or any province or territory thereof otherwise than solely by reason of the owner’s activity in connection with purchasing the Second Lien Notes, by the mere holding of Second Lien Notes or by reason of the receipt of payments thereunder or the enforcement of the Holder’s or owner’s rights thereunder, (iii) which failed to duly and timely comply with a timely request of Ainsworth to provide information, documents, certification or other evidence concerning such owner’s nationality, residence, entitlement to treaty benefits, identity or connection with Canada or any political subdivision or authority thereof, if and to the extent that due and timely compliance with such request would have resulted in the reduction or elimination of any Taxes as to which Additional Amounts would have otherwise been payable to such owner or Holder on behalf of such owner of Second Lien Notes but for this clause (iii), (iv) which is a fiduciary, a partnership or not the beneficial owner of any payment or credit on a Second Lien Note, if and to the extent that any beneficiary or settler of such fiduciary, any partner in such partnership or the beneficial owner of such payment (as the case may be) would not have been entitled to receive Additional Amounts with respect to such payment if such beneficiary, settler, partner or beneficial owner had been the Holder of its respective interest in such Second Lien Note or (v) any combination of the foregoing numbered clauses of this proviso. Ainsworth or such Guarantor will also (a) make such withholding or deduction and (b) remit the full amount deducted or withheld to the relevant authority in accordance with and in the time required under applicable law.

Ainsworth or the Guarantor will furnish the Holders of the Second Lien Notes, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, evidence of such payment by Ainsworth or such Guarantor. In the event that Ainsworth or the Guarantor fails to remit any Taxes in respect of which Additional Amounts are payable, Ainsworth or the Guarantor will indemnify and hold harmless each owner of a beneficial interest in the Second Lien Notes (other than an Excluded Holder or owner to the extent that such owner has already received Additional Amounts in respect of the relevant payment or credit) and will, upon written request of a Holder on behalf of an owner (other than an Excluded Holder), reimburse each such Holder or owner for the amount of (x) any Taxes so levied or imposed and paid by such Holder or owner as a result of payments or credits made under or with respect to the Second Lien Notes or the Subsidiary Guarantees, and (y) any Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (x) but excluding any such Taxes on the net income of such Holder or owner, so that the net amount received by such Holder or owner (net of payments made under or with respect to the Second Lien Notes or Subsidiary Guarantees) after such reimbursement will not be less than the net amount the Holder or owner would have received if Taxes on such reimbursement had not been imposed.

At least 30 days prior to each date on which any payment under or with respect to the Second Lien Notes is due and payable, if Ainsworth or any Guarantor will be obligated to pay Additional Amounts with respect to such payment, Ainsworth or such Guarantor will deliver to the trustee an officers’ certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to Holders or owners on the payment date. Whenever in the indenture or in this “Description of the Second Lien Notes” there is mentioned, in any context, the payment of principal, premium, if any, redemption price, Change of Control Payment, purchase price, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Ainsworth or a Guarantor will pay any present or future stamp, court, documentary or other similar Taxes, charges or levies that arise in any taxing jurisdiction from the execution, delivery or registration of, or enforcement of rights under, the Second Lien Notes, the indenture, any Subsidiary Guarantee or any related document (“Documentary Taxes”).

The obligation to pay any Additional Amounts (and any associated reimbursement) and Documentary Taxes under the terms and conditions described above will survive any termination, defeasance or discharge of the indenture.

Redemption

Optional Redemption

Except as described below under “— Optional Redemption Upon Equity Offerings” and “— Redemption for Changes in Canadian Withholding Taxes”, the Second Lien Notes are not redeemable prior to January 30, 2011. Thereafter, Ainsworth may redeem the Second Lien Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on January 30 of the year set forth below:

Optional
Redemption
Year	Price

2011	107.00%
2012	104.67%
2013	102.33%
2014 and thereafter	100.00%

In addition, Ainsworth must pay accrued and unpaid interest on the Second Lien Notes redeemed to, but not including, the date of redemption, subject to the rights of Holders of Second Lien Notes on a record date to receive interest due on the relevant interest payment date.

Optional Redemption Upon Equity Offerings.  Notwithstanding the foregoing, at any time prior to January 30, 2011, Ainsworth may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Second Lien Notes (including any PIK Second Lien Notes) outstanding at a redemption price equal to 114% of the principal amount thereof together with accrued and unpaid interest to, but not including, such redemption date, subject to the rights of Holders of Second Lien Notes on a record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings (as defined below); provided that:

(1) at least 65% of the aggregate principal amount of Second Lien Notes (including any PIK Second Lien Notes) being redeemed remains outstanding immediately after the occurrence of any such redemption (excluding Second Lien Notes held by Ainsworth and its Subsidiaries); and

(2) the redemption occurs within 60 days of the date of the closing of such Equity Offering.

“Equity Offering” means any public or private issuance or sale of Common Stock of Ainsworth.

Redemption for Changes in Canadian Withholding Taxes

Ainsworth may redeem all, but not less than all, of the Second Lien Notes at any time at 100% of the aggregate principal amount of the Second Lien Notes, together with accrued and unpaid interest on the Second Lien Notes redeemed to the applicable redemption date, subject to the rights of Holders of Second Lien Notes on a record date to receive interest due on the relevant interest payment date, if Ainsworth has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Second Lien Notes, any Additional Amounts as a result of a change in the laws (including any regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or any change in any official position of any governmental agency, taxing authority or regulatory authority regarding the application or interpretation of such laws or regulations, which change is announced or becomes effective on or after the date of this offering memorandum.

No Mandatory Redemption

Ainsworth is not required to make mandatory redemption or sinking fund payments with respect to the Second Lien Notes.

Selection and Notice

If less than all of the Second Lien Notes are to be redeemed at any time, the trustee will select Second Lien Notes for redemption as follows:

(1) if the Second Lien Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Second Lien Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No Second Lien Notes of US$1.00 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Second Lien Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Second Lien Notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any Second Lien Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Second Lien Note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of Second Lien Notes upon cancellation of the original Second Lien Note. Second Lien Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Second Lien Notes or portions of them called for redemption.

Offers to Repurchase by Ainsworth

Change of Control

If a Change of Control occurs, Ainsworth will make an offer to repurchase all outstanding Second Lien Notes pursuant to a Change of Control Offer on the terms set forth in the indenture; provided that Ainsworth will not be obligated to make an offer to repurchase Second Lien Notes in the event that it has given notice of its exercise of its rights to redeem all of the Second Lien Notes as described above under “— Redemption”. In the Change of Control Offer, Ainsworth will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Second Lien Notes repurchased plus accrued and unpaid interest on the Second Lien Notes repurchased, to the date of repurchase, subject to the rights of Holders on a record date to receive interest due on the relevant interest payment date. Within 10 days following any Change of Control, Ainsworth will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Second Lien Notes on the Change of Control payment date specified in the notice, which date (the “Change of Control Payment Date”) will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the indenture and described in the notice. Ainsworth will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Second Lien Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Ainsworth will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Payment Date, Ainsworth will, to the extent lawful:

(1) accept for payment all Second Lien Notes or portions of Second Lien Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Second Lien Notes or portions of Second Lien Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Second Lien Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Second Lien Notes or portions of Second Lien Notes being purchased by Ainsworth.

The paying agent will promptly mail to each Holder of Second Lien Notes properly tendered the Change of Control Payment for such Second Lien Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of the Second Lien Notes surrendered, if any; provided that each new note will be in a principal amount of US$1.00 or an integral multiple of US$1.00.

Ainsworth will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Ainsworth to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that require Ainsworth to repurchase or redeem the Second Lien Notes in the event of a takeover, recapitalization or similar transaction.

Ainsworth will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Ainsworth and purchases all Second Lien Notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Ainsworth and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the obligation of Ainsworth to repurchase its Second Lien Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Ainsworth and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

(a) Ainsworth will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, except that Ainsworth may make and may permit a Restricted Subsidiary to make a Permitted Asset Sale, provided that:

(1) Ainsworth (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

(2) all of the consideration received in the Permitted Asset Sale by Ainsworth or such Restricted Subsidiary is in the form of (A) cash, or (B) Cash Equivalents.

(b) Within 360 days after the receipt of any Net Proceeds from a Permitted Asset Sale, Ainsworth or such Restricted Subsidiary may apply those Net Proceeds at its option:

(1) to repay Indebtedness or cash collateralize letters of credit under the Existing Credit Facility or any other Credit Facility, as required by the Existing Credit Facility or such other Credit Facility;

(2) to repay Priority Lien Obligations or Parity Lien Obligations;

(3) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a Person engaged in a Permitted Business that will become on the date of acquisition a Guarantor;

(4) to make a capital expenditure; or

(5) to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any such Net Proceeds, Ainsworth or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture. In the case of clauses (1) and (2) of this paragraph (b), the Collateral Trustee’s Liens in the applicable Collateral will be released in accordance with the provisions described under “Collateral Trust Agreement — Release of Liens on Primary Collateral”.

(c) Within 360 days after the receipt of any Net Proceeds from a Loss Event, Ainsworth or the applicable Restricted Subsidiary may apply any Net Proceeds, at its option:

(1) to repay Indebtedness or cash collateralized letters of credit under the Existing Credit Facility or any other Credit Facility or Existing Indebtedness, as required by the Existing Credit Facility or such other Credit Facility or Existing Indebtedness (in which case, the Collateral Trustee’s Liens in the applicable Collateral will be released in accordance with the provisions described under “Collateral Trust Agreement — Release of Liens on Primary Collateral”);

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a Person engaged in a Permitted Business that will become on the date of acquisition a Guarantor;

(3) to make a capital expenditure; or

(4) to acquire other long-term assets that are used or useful in a Permitted Business.

Pending the final application of any such Net Proceeds, Ainsworth or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

(d) Any Net Proceeds from a Permitted Asset Sale described in clause (b), above that are not applied or invested as provided therein, will constitute “Excess Proceeds”.

(1) Ainsworth may use Excess Proceeds to make at any time, and when the aggregate amount of Excess Proceeds exceeds US$10.0 million Ainsworth will make an offer to purchase (an “Asset Sale Offer”) to all holders of First Lien Notes and all holders of other Priority Lien Obligations containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem such indebtedness with the proceeds of sales of Collateral.

(2) To the extent, after the application of Trust Monies pursuant to the preceding sentence, there are additional Excess Proceeds, Ainsworth may use Excess Proceeds to make at any time, and when the aggregate amount of Excess Proceeds exceeds US$10.0 million Ainsworth will make an Asset Sale Offer to all Holders of Second Lien Notes and all holders of other Parity Lien Obligations containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem such indebtedness with the proceeds of sales of Collateral.

(e) The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If the aggregate principal amount of First Lien Notes and all holders of other Priority Lien Obligations, in the case of clause (1), above, or Second Lien Notes and other Parity Lien Obligations in the case of clause (2) above, tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the First Lien Notes and other Priority Lien Obligations, or Second Lien Notes and such other Parity Lien Obligations, as applicable, to be purchased on a pro rata basis based on the principal amount of First Lien Notes and other Priority Lien Obligations, or Second Lien Notes and other Parity Lien Debt, as applicable, tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(f) Ainsworth will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of First Lien Notes and Second Lien Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Ainsworth will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Certain Covenants

The Indenture will contain, among others, the following covenants.

Restricted Payments

Ainsworth will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Ainsworth’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving Ainsworth or any of its Restricted Subsidiaries) or to the direct or indirect holders of Ainsworth’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Ainsworth or to Ainsworth or a Restricted Subsidiary);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, amalgamation or consolidation involving Ainsworth) any Equity Interests of Ainsworth or any direct or indirect parent of Ainsworth;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Second Lien Notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof or any payment on

Indebtedness permitted under clause (7) of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(4) make any payment on or with respect to principal, or purchase, redeem, defease or otherwise acquire or retire for value Ainsworth’s Senior Unsecured Floating Rate Notes due October 1, 2010, 7.25% Senior Unsecured Notes due October 1, 2012, Senior Unsecured Floating Rate Notes due April 1, 2013, or either class of 6.75% Senior Unsecured Notes due March 15, 2014 except through the incurrence of Permitted Refinancing Indebtedness permitted under clause (6) of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”, provided that Ainsworth may purchase, redeem, defease or otherwise acquire or retire for value up to US$5.0 million aggregate principal amount of such securities with cash or Cash Equivalents; or

(5) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (5) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Ainsworth would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Ainsworth and its Restricted Subsidiaries after March 1, 2008 (excluding Restricted Payments permitted by clauses (2), (3), (5), (6) and (7) (b) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Ainsworth for the period (taken as one accounting period) beginning on March 1, 2008 to the end of Ainsworth’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by Ainsworth since March 1, 2008 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Ainsworth (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Ainsworth that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Ainsworth), plus

(c) to the extent that any Restricted Investment that was made after March 1, 2008 is sold for cash or otherwise liquidated or repaid for cash or, in the case of a Restricted Investment that is a Guarantee, released, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, less, in the case of a Guarantee, any amounts paid under such Guarantee, plus

(d) to the extent that any Unrestricted Subsidiary of Ainsworth is redesignated as a Restricted Subsidiary after March 1, 2008 the lesser of (i) the fair market value of Ainsworth’s Investment in such Subsidiary as of the date of such redesignation and (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary; and

(4) the amount of such Restricted Payment (excluding Restricted Payments permitted by clauses (2), (3), (5), (6) and (7) (b) of the next succeeding paragraph), together with all prior Restricted Payments after the Issue Date, is not greater than $20 million.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Ainsworth or any Restricted Subsidiary or of any Equity Interests of Ainsworth in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Ainsworth) of, Equity Interests of Ainsworth (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Ainsworth or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of Ainsworth that is not a Wholly Owned Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(5) an Investment by Ainsworth that increases the ownership interest of Ainsworth in the High Level Project out of the net cash proceeds of the substantially concurrent sale (other than from or to a Subsidiary or from or to an employee stock ownership plan financed by loans from Ainsworth or a Subsidiary of Ainsworth) of Equity Interests (other than Disqualified Stock) of Ainsworth; provided that the amount of any such net cash proceeds that are utilized for any such Investment will be excluded from clause (3) (b) of the preceding paragraph;

(6) cashless repurchases of Equity Interests deemed to occur upon the exercise of stock options; and

(7) payments of (a) dividends on, and (b) the repurchase, redemption or acquisition at the scheduled maturity, scheduled repayment or scheduled sinking fund date of, Disqualified Stock, the incurrence of which was permitted by the indenture.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Ainsworth or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Ainsworth whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing in Canada or the United States if the fair market value exceeds US$10.0 million. Not later than the date of making any Restricted Payment, other than a Restricted Payment under clauses (2), (3), (4) and (6) of the second paragraph of this covenant, which, together with any Restricted Payments not previously reported pursuant to this sentence, exceeds US$2.0 million, Ainsworth will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

Ainsworth will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness), and Ainsworth will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Ainsworth or any Guarantor may incur Indebtedness (including Acquired Indebtedness) (provided, that if such Indebtedness is secured by a Lien on the Collateral, such Lien ranks junior in priority to the Lien securing the Second Lien Notes), or Ainsworth may issue Disqualified Stock and any Guarantor may issue shares of preferred stock, if the Fixed Charge Coverage Ratio for Ainsworth’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1) the incurrence by Ainsworth or any of the Guarantors of Indebtedness and letters of credit under Credit Facilities, in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Ainsworth and the Guarantors thereunder) not to exceed the greater of:

(a) $50.0 million less the aggregate amount of all Net Proceeds of Asset Sales (other than with respect to Assets Held for Sale) applied by Ainsworth or any of its Restricted Subsidiaries since the Issue Date to repay term Indebtedness under a Credit Facility or to repay revolving credit Indebtedness and effect a corresponding commitment reduction under a Credit Facility, in each case, pursuant to the covenant described above under the caption “— Offers to Repurchase by Ainsworth — Asset Sales”; or

(b) the amount of the Borrowing Base as of the date of such incurrence;

(2) the incurrence by Ainsworth or any of the Guarantors of Priority Lien Debt, including the First Lien Notes, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (2), not to exceed US$75.0 million at any one time outstanding;

(3) the incurrence by Ainsworth and its Restricted Subsidiaries of Existing Indebtedness;

(4) the incurrence by Ainsworth or any of the Guarantors of the Second Lien Notes, the PIK Second Lien Notes and any related Subsidiary Guarantees;

(5) the incurrence by Ainsworth or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Ainsworth or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (5), not to exceed, at any time outstanding, the greater of (i) US$10.0 million and (ii) 2% of the Consolidated Net Tangible Assets of Ainsworth;

(6) the incurrence by Ainsworth or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4) or (14) of this paragraph;

(7) the incurrence by Ainsworth of Indebtedness to, or the issuance of Disqualified Stock to, any Wholly Owned Restricted Subsidiary of Ainsworth or the incurrence by any Restricted Subsidiary of

Ainsworth of Indebtedness to, or the issuance of preferred stock to, Ainsworth or any Wholly Owned Restricted Subsidiary of Ainsworth; provided, however, that:

(a) such Indebtedness owing by Ainsworth or a Guarantor to a Wholly Owned Restricted Subsidiary of Ainsworth must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Second Lien Notes, in the case of Ainsworth, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness, Disqualified Stock or preferred stock being held by a Person other than Ainsworth or a Wholly Owned Restricted Subsidiary of Ainsworth and (ii) any sale or other transfer of any such Indebtedness, Disqualified Stock or preferred stock to a Person that is not either Ainsworth or a Wholly Owned Restricted Subsidiary of Ainsworth; will be deemed, in each case, to constitute an incurrence of such Indebtedness or issuance of Disqualified Stock or preferred stock by Ainsworth or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8) the incurrence by Ainsworth or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(9) the guarantee by Ainsworth or any of the Guarantors of Indebtedness of Ainsworth or a Guarantor of Ainsworth that was permitted to be incurred by another provision of this covenant;

(10) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in the Fixed Charges of Ainsworth as accrued;

(11) the incurrence by Ainsworth or any of its Restricted Subsidiaries of Indebtedness in respect of statutory obligations, bid, performance, surety and appeal bonds and trade and standby letters of credit, in each case entered into in the ordinary course of business and consistent with past practice;

(12) Indebtedness of Ainsworth or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, Equity Interests, in accordance with the provisions of the indenture;

(13) the incurrence by Ainsworth or any of its Restricted Subsidiaries of Indebtedness to fund a purchase by Ainsworth or a Restricted Subsidiary of Grant’s interest in the High Level Project pursuant to a Right of First Refusal initiated by Grant or the Buy/Sell Option; provided, that (i) (x) Ainsworth or such Restricted Subsidiary has accepted an offer from any Person, other than Ainsworth or a Restricted Subsidiary, to purchase the interest in the High Level Project that is acquired from Grant at a concurrent closing for an amount not less than the purchase price payable to Grant; and (y) such Indebtedness is repaid in full at such concurrent closing from the transfer of the interest in the High Level Project purchased from Grant at such closing; or (ii) there shall not have been a decrease in the rating of the Second Lien Notes by any Rating Agency by one or more Rating Categories that occurs within 90 days (which period shall be extended so long as the rating of the Second Lien Notes is under publicly announced consideration for a possible downgrade by any Rating Agency) after the date of the later of (A) notice to the public or the Rating Agencies of the intention of Ainsworth or any of its Restricted Subsidiaries to incur Indebtedness to fund such a purchase or (B) the incurrence by Ainsworth or any of its Restricted Subsidiaries of Indebtedness to fund such a purchase and, in any event, the Second Lien Notes shall not have a rating below CCC+ by S&P or equivalent rating by any other Rating Agency; and

(14) the incurrence by Ainsworth or any of its Restricted Subsidiaries of additional Indebtedness (provided that if such Indebtedness is secured by a Lien on Collateral, such Lien ranks junior in priority to the Lien securing the Second Lien Notes) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed US$50.0 million.

Ainsworth will not, and will not permit any Guarantor to, incur any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of Ainsworth or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Second Lien Notes or the applicable Subsidiary Guarantee on substantially identical terms; provided, however, that Indebtedness of Ainsworth or a Guarantor will not be deemed to be contractually subordinated in right of payment to any other Indebtedness of Ainsworth or such Guarantor solely by virtue of being unsecured.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Ainsworth will be permitted to classify such item of Indebtedness or later reclassify all or a portion of such item of Indebtedness in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which Second Lien Notes are first issued and authenticated under the indenture will be deemed to have been incurred pursuant to the category of Permitted Indebtedness described in clause (1) above.

Ainsworth may not incur Priority Lien Debt, other than up to US$50 million of First Lien Notes issued on the Issue Date, and may not incur Indebtedness under clause (14) of the second paragraph under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” until such time as the requirements of the covenant “— Post-Closing Required Mortgages” have been met; provided that Ainsworth may issue up to US$25 million of additional First Lien Notes if (i) it deposits the gross proceeds into an escrow account upon the terms set forth in the indenture relating to the First Lien Notes and (ii) the issuance of such additional First Lien Notes is permitted under clause (2) above.

Liens

Ainsworth will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or Attributable Debt on any property or assets owned on the Issue Date or acquired after the Issue Date, other than Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Ainsworth will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Ainsworth or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Ainsworth or any of its Restricted Subsidiaries;

(2) make loans or advances to Ainsworth or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Ainsworth or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities (provided that, with respect to Credit Facilities, such encumbrances and restrictions are not materially more restrictive, taken as a whole, than customary provisions in comparable financings) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of such instrument are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreement on the Issue Date or in such Credit Facilities;

(2) the Note Documents, or any other instrument governing debt securities of Ainsworth incurred in compliance with the covenant titled “— Incurrence of Indebtedness and Issuance of Preferred Stock” that are no more restrictive, taken as a whole, than those contained in the Note Documents;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Ainsworth or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred or such Capital Stock was issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in leases entered into in the ordinary course of business;

(6) purchase money obligations and Capital Lease Obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(11) restrictions contained in agreements between Grant and Ainsworth or a Restricted Subsidiary with respect to the High Level Project, as extended, amended, restated, modified or replaced from time to time on terms that are no more restrictive, taken as a whole, than those contained in such agreements as of the Issue Date; and

(12) provisions with respect to the disposition or distribution of assets or property in Permitted Joint Venture agreements.

Merger, Amalgamation, Consolidation or Sale of Assets

Ainsworth may not, directly or indirectly: (1) consolidate, amalgamate with or merge with or into another Person (whether or not Ainsworth is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Ainsworth and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) Ainsworth is the surviving corporation; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Ainsworth) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of Canada or any province or territory thereof, the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Ainsworth) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of the obligations of Ainsworth under the Second Lien Notes and the Note Documents pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) Ainsworth or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Ainsworth), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four- quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”.

In addition, Ainsworth may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Amalgamation, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Ainsworth and any of its Wholly Owned Restricted Subsidiaries, provided that the surviving entity of any transaction involving Ainsworth shall be a corporation or partnership organized and existing under the laws of Canada or any province or territory thereof, the United States, any state of the United States or the District of Columbia.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Ainsworth may designate any Restricted Subsidiary of Ainsworth to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Ainsworth and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or Permitted Investments. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. In addition, no such designation may be made unless the proposed Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary that is not simultaneously subject to designation as an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with Affiliates

Ainsworth will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Ainsworth or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Ainsworth or such Restricted Subsidiary with an unrelated Person; and

(2) Ainsworth delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$15.0 million, an opinion issued by an accounting, appraisal or investment banking firm of national standing in Canada or the United States stating that such Affiliate Transaction is on terms that are no less favorable to Ainsworth or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Ainsworth or such Restricted Subsidiary with an unrelated person.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) compensation, employment or indemnification agreements or arrangements (including stock options) entered into by Ainsworth or any of its Restricted Subsidiaries in the ordinary course of business of Ainsworth or such Restricted Subsidiary;

(2) transactions between or among Ainsworth and/or its Restricted Subsidiaries; provided that any transaction with a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be in the ordinary course of business and on terms that are no less favorable to Ainsworth or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Ainsworth or such Restricted Subsidiary with an unrelated Person;

(3) payment of reasonable directors fees to Persons who are not otherwise Affiliates of Ainsworth;

(4) sales of Equity Interests (other than Disqualified Stock) to Affiliates of Ainsworth;

(5) Permitted Investments or Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments”;

(6) the pledge of Equity Interests of Unrestricted Subsidiaries to support the Indebtedness thereof;

(7) transactions undertaken pursuant to contractual obligations in existence on the Issue Date and disclosed in this offering memorandum, as extended, renewed, amended, restated, modified or replaced from time to time on terms no less favorable, taken as a whole, to Ainsworth or the relevant Restricted Subsidiary than such contractual obligations in existence on such date;

(8) transactions between or among Ainsworth and/or its Restricted Subsidiaries and Grant relating to the High Level Project in the ordinary course of business of Ainsworth or any such Restricted Subsidiary and on terms that are no less favorable to Ainsworth or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Ainsworth or such Restricted Subsidiary with an unrelated Person;

(9) any purchase or sale by Ainsworth made pursuant to the Buy/Sell Option or the Right of First Refusal; and

(10) transactions between or among Ainsworth and/or its Restricted Subsidiaries and a Permitted Joint Venture on terms that are no less favorable to Ainsworth or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Ainsworth or such Restricted Subsidiary with an unrelated Person.

Additional Subsidiary Guarantees

If (i) Ainsworth or any of its Restricted Subsidiaries acquires or creates another North American Restricted Subsidiary, other than a Non-Guarantor Restricted Subsidiary, after the Issue Date or (ii) the aggregate amount of assets held by all Non-Guarantor Restricted Subsidiaries exceeds US$3.0 million, then that newly acquired or created Subsidiary, in the case of clause (i), will become a Guarantor, and in the case of clause (ii), such of the Non-Guarantor Restricted Subsidiaries will become a Guarantor as is necessary so that after giving effect to the issuance of such guarantees, the remaining Non-Guarantor Restricted Subsidiaries will have aggregate assets of less than US$3.0 million. In each case, such Restricted Subsidiary shall execute a supplemental indenture, become party to the other Note Documents, as applicable, and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it was acquired or created, or required to become a Guarantor, as the case may be, provided, however, that all Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries will not have to comply with the requirements of this covenant.

Limitation on Guarantees by Restricted Subsidiaries

If any Restricted Subsidiary of Ainsworth that is not a Guarantor directly or indirectly Guarantees the payment of any Indebtedness of Ainsworth or a Subsidiary of Ainsworth that is a Guarantor, that Restricted Subsidiary will become a Guarantor and execute a supplemental indenture, become party to the other Note Documents, as applicable, and deliver an opinion of counsel satisfactory to the trustee within 10 Business Days of the date on which it entered into such Guarantee. If the Restricted Subsidiary is released from its Guarantee of such other Indebtedness of Ainsworth, it will automatically be released from its obligations as a Guarantor.

Limitation on Business of Steen River Entities

Steen River Limited Partnership and Steen River GP Ltd. may not engage in any business other than (i) owning an interest in the High Level Project, (ii) operating (jointly or with other Persons) or owning an interest in a Person that operates (jointly or with other Persons) the High Level Project and (iii) such business activities as are incidental or related thereto.

Payments for Consent

Ainsworth will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Second Lien Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Second Lien Notes unless such consideration is offered to be paid to all Holders of the Second Lien Notes and is paid to all Holders of the Second Lien Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Post-Closing Required Mortgages

Within ninety (90) days after the Issue Date, Ainsworth shall cause:

(i) each Post-Closing Required Mortgage to be duly executed and delivered by Ainsworth or a Restricted Subsidiary owning or leasing the applicable Post-Closing Required Mortgage Property, in proper form for filing or recording in all applicable filing and recording offices in order to create a valid second Lien (subject only to Primary Collateral Priority Liens and Permitted Encumbrances) on the property described therein in favor of the Collateral Trustee for the benefit of the holders of the Second Lien Notes and other Parity Lien Obligations and evidence that all filing and recording taxes have been paid to be delivered to the Collateral Trustee;

(ii) recorded copies of each Post-Closing Required Mortgage to be delivered to the Collateral Trustee promptly after such recordation (it being understood and agreed that such requirement may be satisfied after the expiration of such 90-day period);

(iii) standard form lender’s title insurance policies or unconditional commitments with customary endorsements to be issued from a nationally recognized title insurance company with respect to Ainsworth’s or the Restricted Subsidiary’s interest in the applicable Post-Closing Required Mortgaged Property, in the applicable amount set forth in a schedule to the indenture, insuring a valid fee or leasehold interest in such Post-Closing Required Mortgaged Property vested in Ainsworth or such Restricted Subsidiary and insuring the Collateral Trustee that the applicable Post-Closing Required Mortgage creates a valid and enforceable mortgage Lien on the interest encumbered thereby, subject only to (a) a standard survey exception limited to matters occurring after the date of the most recent survey and (b) Permitted Encumbrances;

(iv) a standard survey with respect to each Post-Closing Required Mortgaged Property with a certification to the Collateral Trustee and the title company in a form that permits the issuance of the applicable title insurance policies or unconditional commitments contemplated by clause (iii) above or confirmation from the title insurer that such survey is not necessary; and

(v) favorable opinions of local counsel for Ainsworth and the applicable Restricted Subsidiary (i) in states/provinces in which the Post-Closing Required Mortgage Properties are located, with respect to the enforceability and perfection of the Post-Closing Required Mortgages and any related fixture filings and (ii) in states/provinces in which Ainsworth or the applicable Restricted Subsidiary party to the Mortgages are organized or formed, with respect to the valid existence, corporate power and authority of such parties in the granting of the Post-Closing Required Mortgages.

Reports to Holders

So long as any Second Lien Notes are outstanding:

(1) if Ainsworth is subject to the reporting requirements under the securities laws of Canada or any province thereof (“Canadian Securities Laws”) and is required to file information with one or more securities commissions in Canada (the ”Canadian Commissions”), Ainsworth will furnish to the trustee (and the holders of the Second Lien Notes and beneficial owners of the Second Lien Notes, to the extent not otherwise available on the Canadian System for Electronic Document Analysis and Retrieval, or SEDAR), within 15 days after the due date prescribed by the Canadian Securities Laws:

(a) all quarterly and annual financial information and reports that Ainsworth is required to file with the Canadian Commissions under applicable Canadian Securities Laws; and

(b) all material change reports that Ainsworth is required to file with the Canadian Commissions under applicable Canadian Securities Laws; and

will hold a quarterly conference call to discuss the quarterly and annual information in the foregoing reports no later than five business days from the release thereof; and

(2) if Ainsworth is not subject to the reporting requirements under Canadian Securities Laws or is otherwise not required to file information with the Canadian Commissions, Ainsworth will (i) furnish to the trustee, the Holders, and, upon request, to beneficial owners of the Second Lien Notes a copy of all of the financial information and reports referred to in subclauses (a) and (b) of clause (1) above (the “Financial Reports”) within 15 days after the date such information and reports would be due if Ainsworth were subject to the reporting requirements under Canadian Securities Laws; (ii) hold a quarterly conference call to discuss the quarterly and annual information contained in the Financial Reports no later than five Business Days from the time Ainsworth furnishes such information to the trustee; (iii) no fewer than three Business Days prior to the date of the conference call required to be held in accordance with clause (ii) above, issue a press release to the appropriate wire services for broad dissemination in the United States and Canada announcing the time and date of such conference call and directing the beneficial owners of the Second Lien Notes, prospective investors and securities analysts to contact the investor relations office of Ainsworth to obtain the Financial Reports and information and how to access such conference call; and (iv) either (x) maintain an unrestricted public website on which the Financial Reports and conference call access details are posted; (y) maintain a non-public website to which beneficial owners of the Second Lien Notes, prospective investors and securities analysts are given access and to which the Financial Reports and conference call access details are posted or (z) distribute via electronic mail such Financial Reports and conference call details to beneficial owners of the Second Lien Notes, prospective investors and securities analysts who request to receive such distributions.

Ainsworth will agree to use its commercially reasonable efforts to remain a reporting issuer, within the meaning of applicable Canadian securities laws, in good standing in a jurisdiction of Canada until at least December 31, 2010.

In addition, Ainsworth will agree that, for so long as any Second Lien Notes remain outstanding, it will furnish to holders of the Second Lien Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Second Lien Notes;

(2) default in payment when due of the principal of, or premium, if any, on the Second Lien Notes;

(3) failure by Ainsworth or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Offers to Repurchase by Ainsworth — Change of Control”, “— Offers to Repurchase by Ainsworth — Asset Sales”, “— Certain Covenants — Merger, Amalgamation, Consolidation or Sale of Assets” or “Certain Covenants — Post Closing Required Mortgages”;

(4) failure by Ainsworth or any of its Restricted Subsidiaries for 30 days after notice to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Ainsworth or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Ainsworth or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its expressed maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates US$10.0 million or more;

(6) failure by Ainsworth or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of US$10.0 million, net of applicable insurance coverage, provided that Ainsworth or such Restricted Subsidiary has submitted a claim for such judgment and the provider of such insurance has not disputed such coverage, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee;

(8) default by Ainsworth or any Guarantor in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Lien securing the Second Lien Notes or any Security Document for any reason shall cease to be in full force and effect, or cease to give the Collateral Trustee the Liens, rights, powers and privileges purported to be created thereby, or any Collateral Trustee’s Lien purported to be granted thereby on any one or more items of Collateral ceases to be enforceable or valid, in whole or in part, or ceases for any reason (other than pursuant to a release that is delivered or becomes effective as set forth in the indenture) to be fully enforceable and perfected with the priority set forth in the applicable Security Document and, in each case, the Collateral affected has an aggregate fair market value in excess of $10.0 million and such default continues for 10 days after Ainsworth has received written notice thereof;

(9) Ainsworth or any Guarantor, or any person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of Ainsworth or any Guarantor set forth in or arising under any Security Documents; and

(10) certain events of bankruptcy or insolvency described in the indenture with respect to Ainsworth or any of its Restricted Subsidiaries that are Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Ainsworth, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Second Lien Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding Second Lien Notes may declare all the Second Lien Notes to be due and payable immediately.

Holders of the Second Lien Notes may not enforce the indenture or the Second Lien Notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Second Lien Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the Second Lien Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

The Holders of a majority in aggregate principal amount of the Second Lien Notes then outstanding by notice to the trustee may on behalf of the Holders of all of the Second Lien Notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or the principal of, the Second Lien Notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Ainsworth with the intention of avoiding payment of the premium that Ainsworth would have had to pay if Ainsworth then had elected to redeem the Second Lien Notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Second Lien Notes.

Ainsworth is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Ainsworth is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Ainsworth or any Guarantor, as such, will have any liability for any obligations of Ainsworth or the Guarantors under the Second Lien Notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Second Lien Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Second Lien Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Ainsworth may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Second Lien Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Second Lien Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Second Lien Notes when such payments are due from the trust referred to below;

(2) Ainsworth’s obligations with respect to the Second Lien Notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Ainsworth’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, Ainsworth may, at its option and at any time, elect to have the obligations of Ainsworth and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Second Lien Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under ‘‘— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Second Lien Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Ainsworth must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the Second Lien Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Second Lien Notes on the stated maturity or on the applicable redemption date, as the case may be, and Ainsworth must specify whether the Second Lien Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Ainsworth must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Ainsworth has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Second Lien Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Ainsworth must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding Second Lien Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) in the case of Legal Defeasance or Covenant Defeasance, Ainsworth must deliver to the trustee an opinion of counsel in Canada reasonably acceptable to the Trustee to the effect that Holders and beneficial owners of the outstanding Second Lien Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such Legal Defeasance or Covenant Defeasance, as applicable, and will be subject to Canadian federal, provincial or territorial income tax and other tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance or Covenant Defeasance, as applicable, had not occurred (which condition may not be waived by any Holder or the trustee);

(5) no Default or Event of Default may have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(6) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Ainsworth or any of its Subsidiaries is a party or by which Ainsworth or any of its Subsidiaries is bound;

(7) Ainsworth must deliver to the trustee an officers’ certificate stating that the deposit was not made by Ainsworth with the intent of preferring the Holders of the Second Lien Notes over the other creditors of Ainsworth with the intent of defeating, hindering, delaying or defrauding creditors of Ainsworth or others; and

(8) Ainsworth must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture or the Second Lien Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Second Lien Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Second Lien Notes), and any existing default or compliance with any provision of the indenture or the Second Lien Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Second Lien Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Second Lien Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Second Lien Notes held by a non-consenting Holder):

(1) reduce the principal amount of Second Lien Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Second Lien Note or alter the provisions with respect to the redemption of the Second Lien Notes (other than provisions relating to the covenants described above under the caption “— Offers to Repurchase by Ainsworth”);

(3) reduce the rate of or change the time for payment of interest on any Second Lien Note, including Additional Amounts;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Second Lien Notes (except a rescission of acceleration of the Second Lien Notes by the Holders of at least a majority in aggregate principal amount of the Second Lien Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Second Lien Note payable in money other than that stated in the Second Lien Notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of the Second Lien Notes to receive payments of principal of, or interest or premium, if any, on the Second Lien Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “— Offers to Repurchase by Ainsworth”);

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

In addition, without the consent of holders of sixty-six and two-thirds percent (66 2/3%) in aggregate principal amount of the Second Lien Notes outstanding, an amendment or waiver may not release the Collateral from the Liens securing the Second Lien Notes or make any change in the Security Documents or the provisions relating to the Collateral that could adversely affect the holders of Second Lien Notes, except in accordance with the provisions of the Indenture and the Security Documents.

Notwithstanding the preceding, without the consent of any Holder of Second Lien Notes, Ainsworth, the Guarantors and the trustee may amend or supplement the indenture, the Second Lien Notes or the Subsidiary Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Second Lien Notes in addition to or in place of certificated Second Lien Notes;

(3) to provide for the assumption of Ainsworth’s obligations to Holders of Second Lien Notes in the case of a merger, amalgamation or consolidation or sale of all or substantially all of Ainsworth’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Second Lien Notes or that in the good faith opinion of the Board of Directors of Ainsworth (evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee) does not adversely affect the legal rights under the indenture of any such Holder;

(5) to add a Guarantor;

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(7) to conform the text of the Note Documents to any provision of the “Description of the Second Lien Notes” or “Description of Collateral and Security” section of the Offering Memorandum, to the extent such provision of the Note Documents was intended to conform verbatim to the text of such “Description of Notes” or “Description of Collateral and Security” section.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all Second Lien Notes issued thereunder, when:

(1) either:

(a) all Second Lien Notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and Second Lien Notes for whose payment money has been deposited in trust and thereafter repaid to Ainsworth, have been delivered to the trustee for cancellation; or

(b) all Second Lien Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Ainsworth or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Second Lien Notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Ainsworth or any Guarantor is a party or by which Ainsworth or any Guarantor is bound;

(3) Ainsworth or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) Ainsworth has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the Second Lien Notes at maturity or the redemption date, as the case may be.

In addition, Ainsworth must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Ainsworth or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Second Lien Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of Second Lien Notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this Offering Memorandum may obtain a copy of the indenture without charge by writing to Ainsworth Lumber Co. Ltd., Suite 3194 Bentall IV, P.O. Box 49307, 1055 Dunsmuir Street, Vancouver, British Columbia, Canada V7X 1L3, Attention: Chief Financial Officer.

Governing Law

The indenture, the Second Lien Notes, the Subsidiary Guarantees and the Security Documents will be governed by the laws of the State of New York, except that certain of the Security Documents, including the mortgages of real property, will be governed by the law of the jurisdiction in which the relevant Collateral is located.

Enforceability of Judgments

Since a substantial portion of the assets of Ainsworth and Ainsworth Engineered Corp. is outside the United States, any judgment obtained in the United States against Ainsworth or against Ainsworth Engineered Corp. in respect of its Subsidiary Guarantee, including judgments with respect to the payment of principal, premium, if any, or interest on the Second Lien Notes may not be collectible within the United States.

Ainsworth has been informed by its Canadian counsel, Blakes, Cassels & Graydon LLP, that the laws of the Province of British Columbia and the federal laws of Canada applicable therein permit an action to be brought against Ainsworth or a Guarantor in a court of competent jurisdiction in such Province on any final and conclusive judgment in personam of any federal or state court located in the Borough of Manhattan in The City of New York (“New York Court”) with respect to the indenture, the Second Lien Notes or a Subsidiary Guarantee, that has not been stayed and is not impeachable as void or voidable under the internal laws of the State of New York and that is for a sum certain if (1) the New York Court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of the Province of British Columbia (and submission by Ainsworth and Ainsworth Engineered Corp. in the indenture, or by a subsequent Guarantor in a supplemental indenture, to the jurisdiction of the New York Court will be sufficient for that purpose); (2) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of the Province of British Columbia, for example because that would be contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada), or the enforcement of such judgment would constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws; (3) there is no manifest error on the face of the judgment; and (4) the action to enforce such judgment is commenced within the applicable limitation period. Ainsworth has been advised by such counsel that they do not know of any reason under present laws of the Province of British Columbia and the federal laws of Canada applicable therein for avoiding enforcement of such judgments of New York Courts under the indenture, the Second Lien Notes or a Subsidiary Guarantee, based upon public policy.

Consent to Jurisdictions and Service

Ainsworth and Ainsworth Engineered Corp. have each appointed, and any other non-U.S. Guarantors will each appoint, CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the indenture, the Second Lien Notes or the Subsidiary Guarantees and for actions brought under federal or state securities laws brought in any federal or state court located in the Borough of Manhattan in the City of New York and each of Ainsworth, Ainsworth Engineered Corp. and any other non-U.S. Guarantors will submit to such jurisdiction.

Book-Entry, Delivery and Form

Second Lien Notes

Except as set forth below, the Second Lien Notes will be issued in registered, global form in minimum denominations of US$1.00 and integral multiples of US$1.00 in excess of US$1.00. Second Lien Notes will be issued on the settlement date of this Exchange Offer.

Second Lien Notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Second Lien Notes”) and will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee.

Except as set forth below, the Global Second Lien Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Second Lien Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “— Exchange of Book-Entry Second Lien Notes for Certificated Second Lien Notes”.

Exchanges of Book-Entry Second Lien Notes for Certificated Second Lien Notes

A beneficial interest in a Global Second Lien Note may not be exchanged for a note in certificated form unless (i) DTC (x) notifies Ainsworth that it is unwilling or unable to continue as Depository for such Global Second Lien Note or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) in the case of a Global Note held for an account of Euroclear System (“Euroclear”) or Clearstream (formerly known as Cedelbank (“Clearstream”)), Euroclear or Clearstream, as the case may be, (A) is closed for business for a continuous period of 14 days (other than by reason of statutory or other holidays) or (B) announces an intention permanently to cease business or does in fact do so, (iii) there shall have occurred and be continuing and Event of Default with respect to the Second Lien Notes or (iv) a request for certificates has been made upon 60 days’ prior written notice given to the trustee in accordance with DTC’s customary procedures and a copy of such notice has been received by Ainsworth from the trustee. In all cases, certificated notes delivered in exchange for any Global Second Lien Note or beneficial interests therein will be registered in the names, and issued in approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures). Any certificated notes issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Second Lien Note. Any such exchange will be effected only through the DTC Deposit/Withdrawal at Custodian system and an appropriate adjustment will be made in the records of the security register to reflect a decrease in the principal amount of the relevant Global Second Lien Note.

Global Second Lien Notes

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Ainsworth and the Guarantors take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

Upon the issuance of the Global Second Lien Notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Second Lien Notes to the accounts with DTC (“participants”) or persons who hold interests through participants. Ownership or beneficial interests in the Global Second Lien Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interest of persons other than participants).

As long as DTC, or its nominee, is the registered Holder of a Global Second Lien Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Second Lien Notes represented by such Global Second Lien Note for all purposes under the indenture and the Second Lien Notes. Except in the limited circumstances described above under “— Exchanges of Book-Entry Second Lien Notes for Certificated Second Lien Notes”, owners of beneficial interests in a Global Second Lien Note will not be entitled to have portions of such Global Second Lien Note registered in their names, will not receive or be entitled to receive physical delivery of Second Lien Notes in definitive form and will not be considered the owners or Holders of the Global Second Lien Note (or any notes presented thereby) under the indenture or the Second Lien Notes. In addition, no beneficial owner of an interest in a Global Second Lien Note will be able to transfer that interest except in accordance with DTC’s applicable procedures (in addition to those under the indenture referred to herein and, if applicable, those of Euroclear and Clearstream). In the event that owners of beneficial interests in a Global Second Lien Note become entitled to receive Second Lien Notes in definitive form, such Second Lien Notes will be issued only in registered form in denominations of US$1.00 and integral multiples thereof.

Investors may hold their interests in the Global Second Lien Notes through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems or through organizations other than Clearstream and Euroclear that are participants in the DTC system. Clearstream and Euroclear will hold interests in the Global Second Lien Notes on behalf of their participants through customers’ securities accounts in their respective accounts in their respective names on the books of their respective depositaries, which, in turn, will hold such interests in the Global Second Lien Notes in customers’ securities accounts in the depositaries’ names on the books of DTC. Investors may also hold their interests in the Global Second Lien Notes directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. All interests in a Global Second Lien Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear and Clearstream may also be subject to the procedures and requirements of such system.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Second Lien Note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Second Lien Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take action in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments of the principal of and interest on Global Second Lien Notes will be made to DTC or its nominee as the registered owner thereof. Neither Ainsworth, the trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Second Lien Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Except for trades involving only Euroclear or Clearstream, beneficial interests in the Global Second Lien Notes will trade in DTC’s Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. Ainsworth expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Second Lien Note representing any notes held by it or its nominee, will immediately credit participants’ accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such notes as shown on the records of DTC or its nominee. Ainsworth also expects that payments by participants to owners of beneficial interests in such Global Second Lien Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described above, cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants on the other hand, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Second Lien Note in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Second Lien Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received on Euroclear or Clearstream as a result of sales of interests in a Global Second Lien Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC has advised Ainsworth that it will take any action permitted to be taken by a Holder of Second Lien Notes only at the direction of one or more participants to whose account with DTC interests in the Global Second Lien Notes are credited and only in respect of such portion of the aggregate principal amount of the Second Lien Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below) under the Second Lien Notes, DTC reserves the right to exchange the Global Second Lien Notes for Second Lien Notes in certificated form, and to distribute such Second Lien Notes to its participants.

DTC has advised Ainsworth as follows: DTC is

•	a limited purpose trust company organized under the laws of the State of New York,

•	a “banking organization” within the meaning of New York Banking law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Second Lien Notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Ainsworth, the Guarantors, the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Second Lien Notes.

Same-Day Settlement and Payment

Ainsworth will make payments in respect of the Second Lien Notes represented by the Global Second Lien Notes (including principal, premium, if any, and interest, other than PIK Interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Ainsworth will make all payments of principal, interest (other than PIK Interest), and premium, if any, with respect to Certificated Second Lien Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Second Lien Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Company will make any payments of PIK Interest in respect of Second Lien Notes represented by Global Second Lien Notes by increasing the principal amount of such Global Second Lien Notes for the benefit of the accounts of Participants specified by DTC or its nominee. The Company will make any payments of PIK Interest in respect of Second Lien Notes represented by Certificated Second Lien Notes by issuing PIK Second Lien Notes in the form of Certificated Second Lien Notes and delivering them to holders. See “Description of the Second Lien Notes — Principal, Maturity and Interest”. The Second Lien Notes represented by the Global Second Lien Notes are expected to trade in DTC’s Same-Day Funds

Settlement System, and any permitted secondary market trading activity in such Second Lien Notes will, therefore, be required by DTC to be settled in immediately available funds. Ainsworth expects that secondary trading in any Certificated Second Lien Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Second Lien Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Ainsworth that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Second Lien Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act of Enforcing Debtholders” means, as to any matter at any time:

(1) prior to the Discharge of Priority Lien Obligations,

(a) a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of Priority Lien Debt representing the Enforcing Priority Debtholders; or

(b) solely with respect to matters in respect of the Primary Collateral or any Primary Collateral Secured Debt Document, if the Primary Collateral Standstill Period has expired and the Collateral Trustee (acting at the direction of the holders of Priority Lien Debt representing the Enforcing Priority Debtholders) has not commenced and is diligently pursuing the exercise of rights and remedies with respect to all or any material portion of the Primary Collateral (as contemplated in the second proviso to the first paragraph under “Collateral Trust Agreement — Restrictions on Enforcement of Parity Liens”), a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of Parity Lien Debt representing the Enforcing Parity Debtholders; and

(2) at any time after the Discharge of Priority Lien Obligations, a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of Parity Lien Debt representing the Enforcing Parity Debtholders.

For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, Ainsworth or any Affiliate of Ainsworth will be deemed not to be outstanding and (b) votes will be determined in accordance with the provisions described under the caption “Collateral Trust Agreement — Voting.”

“Act of Instructing Debtholders” means, as to any matter at any time:

(1) with respect to the Primary Collateral and the Primary Collateral Secured Debt Documents,

(a) prior to the Discharge of Priority Lien Obligations, a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of Priority Lien Debt representing the Required Priority Debtholders; and

(b) at any time after the Discharge of Priority Lien Obligations, a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of Parity Lien Debt representing the Required Parity Debtholders; and

(2) with respect to the Inventory and Receivables Collateral and the IR Collateral Secured Debt Documents,

(a) prior to the Discharge of Existing Credit Facility Obligations, a direction in writing delivered to the Existing Credit Facility Agent (with a copy to the Collateral Trustee) by or with the written consent of the requisite percentage of holders of the Existing Credit Facility Obligations required under the applicable Existing Credit Facility Documents;

(b) at any time after the Discharge of Existing Credit Facility Obligations and prior to the Discharge of Priority Lien Obligations, a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of Priority Lien Debt representing the Required Priority Debtholders; and

(c) at any time after the Discharge of Existing Credit Facility Obligations and the Discharge of Priority Lien Obligations, a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of Parity Lien Debt representing the Required Parity Debtholders.

For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, Ainsworth or any Affiliate of Ainsworth will be deemed not to be outstanding and (b) votes will be determined in accordance with the provisions described under the caption “Collateral Trust Agreement — Voting.”

“Actionable Default” means:

(1) prior to the Discharge of Priority Lien Obligations, the occurrence of any event of default under any Priority Lien Document, the result of which is that:

(a) the holders of Priority Lien Debt under such Priority Lien Document have the right to declare all of the Secured Obligations thereunder to be due and payable prior to the stated maturity thereof; or

(b) such Secured Obligations automatically become due and payable prior to the stated maturity thereof; and

(2) at any time after the Discharge of Priority Lien Obligations, the occurrence of any event of default under any Parity Lien Document, the result of which is that:

(a) the holders of Parity Lien Debt under such Parity Lien Document have the right to declare all of the Secured Obligations thereunder to be due and payable prior to the stated maturity thereof; or

(b) such Secured Obligations automatically become due and payable prior to the stated maturity thereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices, but excluding the Equity Interests or other Investments in Unrestricted Subsidiaries; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Ainsworth and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Offers to Repurchase by Ainsworth — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Amalgamation, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of Ainsworth’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries other than directors’ qualifying shares.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $2.5 million;

(2) a transfer of assets between or among Ainsworth and its Wholly Owned Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to Ainsworth or to a Wholly Owned Restricted Subsidiary;

(4) the sale or other disposition of cash or Cash Equivalents, or the sale of accounts receivable in the ordinary course of business or in connection with the compromise, settlement or collection thereof;

(5) the disposition of surplus, obsolete, discontinued or worn-out equipment or other assets no longer used in the ongoing business of Ainsworth and its Restricted Subsidiaries; and

(6) a sale or other disposition that immediately results in a Permitted Investment or a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments”.

“Assets Held for Sale” means

(1) the lands associated with the Savona facility;

(2) the Lillooet manufacturing facility and associated real property interests and forest licenses;

(3) the Quesnel forest license;

(4) the lands and manufacturing facilities associated with the Abbotsford mill site; and

(5) the Barwick tap line.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bank of Montreal Collateral” means all money on deposit from time to time in any account with Bank of Montreal designated by it and Ainsworth as a cash collateral account for the benefit of Bank of Montreal and all accruals thereto, interest thereon and income and proceeds therefrom whether such money or account is for Canadian dollars, United States dollars or Euros, in any case up to a maximum of $53 million.

“Bank of Montreal Facility” means the $50 million commercial letter of credit/guarantee facility for trade and other creditors, the US$2.5 million foreign exchange and futures contract facility for currency risk relating to sales and accounts receivable and the $1.5 million corporate credit card facility, in each case between Ainsworth and Bank of Montreal.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the face amount of all accounts receivable owned by Ainsworth and the Guarantors as of the end of the most recent fiscal quarter preceding such date for which internal financial statements are available that were not more than 90 days past due; plus

(2) 65% of the book value of all inventory owned by Ainsworth and the Guarantors as of the end of the most recent fiscal quarter preceding such date for which internal financial statements are available, all calculated on a consolidated basis and in accordance with GAAP.

“Buy/Sell Option” means a compulsory offer to purchase or sell an interest in the High Level Project made pursuant to the High Level Memorandum of Agreement or similar or replacement documents relating to the High Level Project.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars or Canadian dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or the Canadian government or any agency or instrumentality of the United States government or the Canadian government (provided that the full faith and credit of the United States or Canada, as applicable, is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to a Credit Facility or U.S. or Canadian commercial bank having capital and surplus in excess of US$500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Ainsworth and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Permitted Holders;

(2) the adoption of a plan relating to the liquidation or dissolution of Ainsworth;

(3) the consummation of any transaction (including, without limitation, any merger, amalgamation or consolidation) the result of which is that any “person” (as defined above), together with any Affiliates or Related Persons thereof, other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of at least 50% of the total voting power of Voting Stock of Ainsworth;

(4) any “person” (as defined above), together with any Affiliates or Related Persons thereof, other than the Permitted Holders, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of Ainsworth such that such nominees, when added to any existing director remaining on the Board of Directors of Ainsworth after such election who was a nominee of or is an Affiliate or Related Person of such person, will constitute a majority of the Board of Directors of Ainsworth; or

(5) Ainsworth consolidates or amalgamates with, or merges with or into, any Person, or any Person consolidates or amalgamates with, or merges with or into, Ainsworth, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Ainsworth or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Ainsworth outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Collateral” means, collectively, (a) the Primary Collateral, (b) the Inventory and Receivables Collateral, (c) if the requirements set forth in clause (1) under the caption “Description of Collateral and Security — Provisions of the Indenture Relating to Security — Covenant with Respect to DB Facility Collateral and ML Facility Collateral” have been satisfied, the DB Facility Collateral and (d) if the requirements set forth in clause (2) under the caption “Description of Collateral and Security — Provisions of the Indenture Relating to Security — Covenant with Respect to DB Facility Collateral and ML Facility Collateral” have been satisfied, the ML Facility Collateral.

“Common Stock” of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

“Company Request” or “Company Order” means a written request or order signed in the name of Ainsworth by one or more of its Chairman, Chief Executive Officer, President, Chief Financial Officer, any Vice President, its Treasurer or its Secretary, and delivered to the trustee.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP; provided that, if the consolidated financial statements of Ainsworth include a minority interest, the amounts in the foregoing clauses (1) to (5) shall be calculated net of any such amounts included in determining the minority interest.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Ainsworth will be added to Consolidated Net Income to compute Consolidated Cash Flow of Ainsworth only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Ainsworth by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

(4) the cumulative effect of a change in accounting principles will be excluded.

“Consolidated Net Tangible Assets” means the total amount of assets of any Person on a consolidated basis, including deferred pension costs, after deducting therefrom (i) all current liabilities (excluding any indebtedness classified as a current liability), (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and financing costs and all other like intangible assets and (iii) appropriate adjustments on account of minority interests of other Persons holding shares of the Subsidiaries of such Person, all as set forth in the most recent balance sheet of such Person and its consolidated Subsidiaries (but, in any event, as of a date within 150 days of the date of determination) and computed in accordance with generally accepted accounting principles.

“Credit Facilities” means one or more debt facilities or commercial paper facilities (including the Existing Credit Facility), in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, extended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“DB Facility Agent” means Deutsche Bank Aktiengesellschaft, Frankfurt am Main, as Agent and Arranger under the Deutsche Bank Facility, together with its successors and assigns in such capacity.

“DB Facility Collateral” means all right, title and interest of Ainsworth and the Guarantors in and to the pressing and forming equipment for the second OSB production line located at the Grande Prairie facility, which assets were financed with the proceeds of the Deutsche Bank Facility.

“Delayed Actionable Default” means the occurrence of any event of default under any Parity Lien Document, the result of which is that:

(a) the holders of Parity Lien Debt under such Parity Lien Document have the right to declare all of the Secured Obligations thereunder to be due and payable prior to the stated maturity thereof; or

(b) such Secured Obligations automatically become due and payable prior to the stated maturity thereof.

“Deutsche Bank Facility” means the Loan Agreement No. 1, dated as of September 7, 2006, among Ainsworth, Deutsche Bank Luxembourg, S.A., as lender, and the DB Facility Agent, as amended, extended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Discharge of Existing Credit Facility Obligations” means the occurrence of all of the following:

(1) termination of all commitments to extend credit in respect of the Existing Credit Facility;

(2) payment in full in cash of the principal and interest and premium (if any) under the Existing Credit Facility (other than any undrawn letters of credit);

(3) discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the Existing Credit Facility) of all outstanding letters of credit constituting Existing Credit Facility Obligations; and

(4) payment in full in cash of all other Existing Credit Facility Obligations that are outstanding and unpaid at the time the Existing Credit Facility is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Discharge of Priority Lien Obligations” means the occurrence of all of the following:

(1) termination of all commitments to extend credit that would constitute Priority Lien Debt;

(2) payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit);

(3) discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt; and

(4) payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time).

“Disqualified Stock” means any Capital Stock of Ainsworth that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Second Lien Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Ainsworth to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Ainsworth may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments”.

“Enforcing Parity Debtholders” means (a) at any time in respect of any action or matter in respect of the Primary Collateral or any Primary Collateral Secured Debt Document, holders of at least 25% of the aggregate outstanding principal amount of all Parity Lien Debt then outstanding, voting together as a single class or (b) at any time in respect of any action or matter in respect of the Inventory and Receivables Collateral or any IR Collateral Secured Debt Document, holders of at least 25% of the aggregate outstanding principal amount of all Parity Lien Debt (other than the Existing Credit Facility) then outstanding, voting together as a single class. For purposes of this definition, Parity Lien Debt registered in the name of, or beneficially owned by, Ainsworth or any Affiliate of Ainsworth will be deemed not to be outstanding and neither Ainsworth nor any such Affiliate shall be entitled to vote to direct the relevant Parity Debt Representative.

“Enforcing Priority Debtholders” means, at any time in respect of any action or matter, holders of at least 25% of the aggregate outstanding principal amount of all Priority Lien Debt then outstanding, voting together as a single class. For purposes of this definition, Priority Lien Debt registered in the name of, or beneficially owned by, Ainsworth or any Affiliate of Ainsworth will be deemed not to be outstanding and neither Ainsworth nor any such Affiliate shall be entitled to vote to direct the relevant Priority Debt Representative.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excluded Primary Collateral Assets” means, collectively:

(1) the Inventory and Receivables Collateral;

(2) all assets constituting the High Level Project;

(3) all Equity Interests other than the Equity Interests in Steen River GP Ltd. and Steen River Limited Partnership;

(4) the DB Facility Collateral; provided that, the DB Facility Collateral shall no longer be an Excluded Primary Collateral Asset if: (a) the Indebtedness under the Deutsche Bank Facility (and any Permitted Refinancing Indebtedness in respect thereof that is secured by, or has a negative pledge in respect of, the DB Facility Collateral) has been repaid in full and (b) the requirements set forth in clause (1) under the caption “Description of Collateral and Security — Provisions of the Indenture Relating to Security — Covenant with Respect to DB Facility Collateral and ML Facility Collateral” have not been satisfied at the time of such repayment;

(5) the ML Facility Collateral; provided that, the ML Facility Collateral shall no longer be an Excluded Primary Collateral Asset if: (a) the Indebtedness under the Merrill Lynch Facility (and any Permitted Refinancing Indebtedness in respect thereof that is secured by, or has a negative pledge in respect of, the ML Facility Collateral) has been repaid in full and (b) the requirements set forth in clause (2) under the caption “Description of Collateral and Security — Provisions of the Indenture Relating to Security — Covenant with Respect to DB Facility Collateral and ML Facility Collateral” have not been satisfied at the time of such repayment;

(6) the Bank of Montreal Collateral;

(7) the GE Capital Lease Financed Aircraft;

(8) the Assets Held for Sale and the proceeds of sale thereof; and

(9) the First Lien Additional Notes Escrow Account.

“Existing Credit Facility” means the Credit Facility evidenced by that certain Credit and Guaranty Agreement, dated as of June 26, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time), among Ainsworth, the Guarantors, various lenders from time to time party thereto, Goldman Sachs Credit Partners L.P., as Sole Lead Arranger, Sole Bookrunner and Syndication Agent, and the Existing Credit Facility Agent.

“Existing Credit Facility Agent” means Goldman Sachs Credit Partners L.P., as Administrative Agent and Collateral Agent under the Existing Credit Facility, together with its successors and assigns in such capacity.

“Existing Credit Facility Documents” means, collectively, the documents governing the Existing Credit Facility and all other agreements governing, securing or related to any Existing Credit Facility Obligations.

“Existing Credit Facility Obligations” means the Existing Credit Facility (including all “Obligations” (as defined therein)) and all other Obligations in respect thereof.

“Existing Credit Facility Secured Parties” means the “Secured Parties” (under and as defined in the Existing Credit Facility Documents).

“Existing Indebtedness” means the Indebtedness of Ainsworth and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid, other than Indebtedness outstanding under the Credit Facilities and the First Lien Notes. Without limitation, the Deutsche Bank Facility, the Merrill Lynch Facility, the Bank of Montreal Facility and the GE Capital Lease shall be deemed to be Existing Indebtedness.

“First Lien Additional Notes Escrow Account” means the account, in the name of the trustee under the indenture relating to the First Lien Notes, and the amounts on deposit therein or credited thereto including the gross proceeds from the sale of additional First Lien Notes, in excess of US$50 million, together with an amount equal to the interest payable with respect to such additional First Lien Notes for a period of 90 days.

“First Lien Notes” means the Senior Secured First Lien Notes due 2014 of Ainsworth.

“Fixed Charges” means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the amount of all payments charged to shareholder’s equity on any “compound financial instrument” (as described under GAAP) paid, accrued or scheduled to be paid or accrued during such period; plus

(5) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Ainsworth (other than Disqualified Stock) or to Ainsworth or a Wholly Owned Restricted Subsidiary of Ainsworth, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, provincial, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, amalgamation or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

(4) the consolidated interest expense of the specified Person and its Restricted Subsidiaries attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account Hedging Obligations applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“GAAP” means, as of any date of determination, generally accepted accounting principles in Canada and which are applicable as of any date of determination.

“GE Capital Lease” means the aircraft lease agreement, dated as of September 28, 2006, between GE Canada Leasing Services Company, as lessor, and Ainsworth, as lessee.

“GE Capital Lease Financed Aircraft” means the 2006 Learjet 45 bearing manufacturer’s serial number 303 and Transport Canada Registration Mark C-FANS with Honeywell model TFE731-20BR engines bearing manufacturer’s serial numbers P116729 and P116710 and all replacements therefor together with all parts, avionics, instruments, finishings, accessions, appurtenances or other equipment of whatever nature which may from time to time be incorporated in the aircraft and the engines and also all records, logs, manuals and other materials and data required to be maintained with respect to the aircraft and the engines pursuant to law and as required by any aviation authority and all other modification, maintenance, repair, overhaul and use records required by the manufacturers’ maintenance programs and which, when taken together, will provide a complete and continuous history of all maintenance, overhauls and repairs to the aircraft and the engines from the date of manufacture thereof.

“Grant” means Grant Forest Products Inc., an Ontario corporation, any other Person or Persons who replace Grant and become co-owners of the High Level Project, any successor entity thereto, and any Affiliate thereof.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means any Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture and its respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, commodity prices or interest rates.

“High Level Memorandum of Agreement” means the memorandum of agreement, dated as of December 9, 1999, between Ainsworth and Grant Forest Products Corp., relating to the High Level Project.

“High Level Project” means the oriented strand board facility, jointly owned by Ainsworth, or its successor in interest, and Grant, or its successor in interest, located near High Level, Alberta, together with the Capital Stock of Footner Forest Products Ltd. and all associated, operating, shareholder and ownership agreements and rights held by Footner Forest Products Ltd. to harvest logs processed through such facility pursuant to a deciduous timber allocation issued by the government of Alberta.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; provided, however, that Indebtedness shall not include obligations of any Person (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within 15 days of their incurrence, (ii) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (iii) under stand-by letters of credit to the extent collateralized by cash or cash equivalents. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Inventory and Receivables Collateral” means all right, title and interest of Ainsworth and the Guarantors in and to (a) accounts receivable, (b) inventory, (c) all accounts into which cash, cheques or other similar payments relating to or constituting payments in respect of accounts receivable are deposited, (d) all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records relating to any of the foregoing, (e) all proceeds of the foregoing and (f) all other “Collateral” (as defined in the US Security Agreement and the Canadian Security Agreement (each as defined in the Existing Credit Facility)).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, but shall not include trade accounts receivable in the ordinary course of business on credit terms made generally available to customers of such Person. If Ainsworth or any Subsidiary of Ainsworth sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Ainsworth such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Ainsworth, Ainsworth will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments”. The acquisition by Ainsworth or any Subsidiary of Ainsworth of a Person that holds an Investment in a third Person will be deemed to be an Investment by Ainsworth or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments”.

“IR Collateral Junior Debt Representatives” means the Priority Debt Representatives and the Parity Debt Representatives (other than the Existing Credit Facility Agent).

“IR Collateral Junior Secured Obligations” means the IR Collateral Secured Obligations other than the Existing Credit Facility Obligations.

“IR Collateral Junior Secured Parties” means the Priority Lien Secured Parties and the Parity Lien Secured Parties (other than the Existing Credit Facility Secured Parties).

“IR Collateral Parity Lien” means a Lien granted by an IR Collateral Security Document to the Collateral Trustee upon any Inventory and Receivables Collateral to secure Parity Lien Obligations (other than the Existing Credit Facility Obligations).

“IR Collateral Priority Lien” means an IR Collateral Priority First Lien and/or an IR Collateral Priority Second Lien.

“IR Collateral Priority First Lien” means a Lien granted by an IR Collateral Security Document to the Existing Credit Facility Agent upon any Inventory and Receivables Collateral to secure Existing Credit Facility Obligations.

“IR Collateral Priority Second Lien” means a Lien granted by an IR Collateral Security Document to the Collateral Trustee, for the benefit of the Priority Lien Secured Parties, in each case, upon any Inventory and Receivables Collateral to secure Priority Lien Obligations.

“IR Collateral Secured Debt” means the Existing Credit Facility, Priority Lien Debt and Parity Lien Debt (other than, in the case of the reference to Parity Lien Debt, the Existing Credit Facility).

“IR Collateral Secured Debt Documents” means the Existing Credit Facility Documents, the Priority Lien Documents and the Parity Lien Documents (other than, in the case of the reference to Parity Lien Documents, the Existing Credit Facility Documents).

“IR Collateral Secured Obligations” means Existing Credit Facility Obligations, Priority Lien Obligations and Parity Lien Obligations (other than, in the case of the reference to Parity Lien Obligations, the Existing Credit Facility Obligations).

“IR Collateral Secured Parties” means Existing Credit Facility Secured Parties, Priority Lien Secured Parties and Parity Lien Secured Parties (other than, in the case of the reference to Parity Lien Secured Parties, the Existing Credit Facility Secured Parties).

“IR Collateral Security Documents” means the IR Collateral Intercreditor Agreement and one or more security agreements, pledge agreements, collateral assignments, collateral agency agreements, control agreements, or other grants or transfers for security executed and delivered by Ainsworth and each Guarantor creating (or purporting to create) a Lien upon Inventory and Receivables Collateral in favor of (a) the Existing Credit Facility Agent or (b) the Collateral Trustee, for the benefit of the IR Collateral Secured Parties, in each case, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, in accordance with its terms.

“Issue Date” means the date of original issuance of the Second Lien Notes.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, hypothec, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Loss Event” means an expropriation, condemnation or casualty involving an actual or constructive total loss or agreed or compromised actual or constructive total loss of all or any portion of the Collateral.

“Merrill Lynch Facility” means the Credit Agreement, dated as of September 29, 2006, among Ainsworth, the lenders from time to time party thereto and the ML Facility Agent, as amended, extended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“ML Facility Agent” means Merrill Lynch Capital Canada Inc., as agent under the Merrill Lynch Facility, together with its successors and assigns in such capacity.

“ML Facility Collateral” means all right, title and interest of Ainsworth and the Guarantors in and to the equipment installed as part of the second OSB production line located at the Grande Prairie facility, the acquisition of which by Ainsworth was financed under the Merrill Lynch Facility and a trailing funds account established under the Merrill Lynch Facility, together with all parts, spare parts, renewals, components, replacements, substitutions and alternatives therefor and thereof, all manufacturer’s and other warranties applicable thereto, all intellectual property relating thereto, or the use thereof, and all attachments, increases, additions and accessions thereto, all appliances, instruments, appurtenances, accessories, furnishings, fixtures and other equipment of whatever nature from time to time incorporated in, or installed in or attached thereto and all proceeds therefrom (cash and non-cash), including the proceeds of all insurance policies thereof or other payment as indemnity or compensation for loss of or damage to such property or any right to such payment and including personal property in any form or fixtures derived directly or indirectly from any dealing with such property or proceeds therefrom and all deeds, books, accounts, invoices, letters, papers, chattel paper, documents of title, documents, disks and other records in any form, electronic or otherwise, evidencing or relating thereto; and all other rights and benefits in respect thereof; and all other “Collateral” (as defined in the Merrill Lynch Facility in effect on the Issue Date).

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means, with respect to any Asset Sale or Loss Event, the aggregate cash proceeds or Cash Equivalents received by Ainsworth or any of its Restricted Subsidiaries (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale (other than as described under paragraph (b) under the caption, “Offers to Repurchase by Ainsworth — Asset Sales”) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Guarantor Restricted Subsidiaries” means (i) Steen River Limited Partnership and Steen River GP Ltd., and (ii) any other North American Restricted Subsidiaries that collectively do not have total assets in excess of US$3.0 million, and which are designated by the Board of Directors of Ainsworth as evidenced by a resolution of the Board of Directors delivered to the trustee.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Ainsworth nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Ainsworth or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Ainsworth or any of its Restricted Subsidiaries;

except for any limited recourse guarantee solely for the purpose of supporting the pledge by Ainsworth or any of its Restricted Subsidiaries of the Equity Interests of any Unrestricted Subsidiaries.

“North American Restricted Subsidiary” means any Restricted Subsidiary of Ainsworth that was formed under the laws of the United States or any state of the United States or the District of Columbia or under the laws of Canada or any province or territory thereof.

“Note Documents” means the indenture, the Second Lien Notes, the Subsidiary Guarantees, the Collateral Trust Agreement, each Parity Debt Sharing Confirmation, the other security documents and all other agreements related thereto.

“Note Obligations” means the Second Lien Notes and all other Obligations of any obligor under the Note Documents.

“Notice of Actionable Default” means a written notice given to the Collateral Trustee stating that an Actionable Default has occurred and is continuing, delivered by:

(1) prior to the Discharge of Priority Lien Obligations, the Secured Debt Representative for the holders of Priority Lien Obligations that are governed by the Secured Debt Document pursuant to which such Actionable Default has occurred; and

(2) following the Discharge of Priority Lien Obligations, the Secured Debt Representative for the holders of Parity Lien Obligations that are governed by the Secured Debt Document pursuant to which such Actionable Default has occurred.

“Notice of Delayed Actionable Default” means a written notice given to the Collateral Trustee stating that a Delayed Actionable Default has occurred and is continuing, delivered by the Secured Debt Representative for the holders of Parity Lien Obligations that are governed by the Secured Debt Document pursuant to which such Delayed Actionable Default has occurred.

“Obligations” means with respect to any Indebtedness of any Person (collectively, without duplication):

(1) all debt, financial liabilities and obligations of such Person of whatsoever nature and howsoever evidenced (including principal, interest, fees, reimbursement obligations, cash cover obligations, penalties, indemnities and legal and other expenses, whether due after acceleration or otherwise) to the providers or holders of such Indebtedness or to any agent, trustee or other representative of such providers or holders of such Indebtedness under or pursuant to each agreement, document or instrument evidencing, securing, guaranteeing or relating to such Indebtedness, financial liabilities or obligations relating to such Indebtedness (including Secured Debt Documents applicable to such Indebtedness (if any)), in each case, direct or indirect, primary or secondary, fixed or contingent, now or hereafter arising out of or relating to any such agreement, document or instrument;

(2) any and all sums advanced by the Collateral Trustee or any other Person in order to preserve the Collateral or any other collateral securing such Indebtedness or to preserve the Liens and security interests in the Collateral or any other collateral, securing such Indebtedness; and

(3) the costs and expenses of collection and enforcement of the obligations referred to in clauses (1) and (2), including:

(a) the costs and expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on any Collateral or any other collateral;

(b) the costs and expenses of any exercise by the Collateral Trustee or any other Person of its rights under the Security Documents or any other security documents; and

(c) reasonable attorneys’ fees and court costs.

“Parity Debt Representative” means:

(1) in the case of the Second Lien Notes, the trustee;

(2) in the case of the Deutsche Bank Facility (to the extent the Indebtedness incurred under the Deutsche Bank Facility is Parity Lien Debt (in accordance with clause (5) of the definition thereof)), the DB Facility Agent;

(3) in the case of the Existing Credit Facility, the Existing Credit Facility Agent; or

(4) in the case of any other Series of Parity Lien Debt, the trustee, agent or representative of the holders of such Series of Parity Lien Debt for such Series of Parity Lien Debt and is appointed as a Parity Debt Representative (for purposes related to the administration of the security documents) pursuant to the credit agreement, indenture or other agreement governing such Series of Parity Lien Debt, and who has become a party to the Collateral Trust Agreement.

“Parity Debt Sharing Confirmation” means, as to any Series of Parity Lien Debt, the written agreement of the holders of that Series of Parity Lien Debt, as set forth in the credit agreement, indenture or other agreement governing that Series of Parity Lien Debt, for the enforceable benefit of all holders of each other existing and future Series of Parity Lien Debt and each existing and future Parity Debt Representative, that all Parity Lien Obligations will be and are secured equally and ratably by all Liens at any time granted by Ainsworth or any Guarantor to secure any Obligations in respect of such Series of Parity Lien Debt, whether or not upon property otherwise constituting Collateral, that all such Liens will be enforceable by the Collateral Trustee for the benefit of all holders of Parity Lien Obligations equally and ratably, and that the holders of Obligations in respect of such Series of Parity Lien Debt are bound by the provisions of the Collateral Trust Agreement relating to the order of application of proceeds from enforcement of such Liens, and consent to and direct the Collateral Trustee to perform its obligations under the Collateral Trust Agreement.

“Parity Lien Debt” means:

(1) the Second Lien Notes issued under and on the date of the indenture and any PIK Second Lien Notes;

(2) any Indebtedness incurred under the Existing Credit Facility;

(3) Hedging Obligations with respect to Parity Lien Debt;

(4) any other Indebtedness that is permitted to be incurred by the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” if the net proceeds are used to refund, refinance, replace, defease, discharge or otherwise acquire or retire Priority Lien Debt (other than such refinancing Indebtedness that satisfies the requirements of clause (2) of the definition of “Priority Lien Debt”) or other Parity Lien Debt; or

(5) any Indebtedness incurred under the Deutsche Bank Facility (unless (a) the lenders under the Deutsche Bank Facility consent to an amendment or waiver of the Deutsche Bank Facility to remove the requirement that the Obligations under the Deutsche Bank Facility be secured equally and ratably with the Parity Lien Debt as described under the caption “Description of Collateral and Security — Provisions of the Indenture Relating to Security — Covenant with Respect to DB Facility Collateral and ML Facility Collateral” or (b) the Obligations under the Deutsche Bank Facility are otherwise not required to be secured equally and ratably with the Parity Lien Debt);

provided, that, in each case:

(i) on the Issue Date or otherwise on or before the date on which such Indebtedness is incurred by Ainsworth or the applicable Guarantor, such Indebtedness is designated by Ainsworth, in an officers’ certificate delivered to each Parity Debt Representative and the Collateral Trustee, as Parity Lien Debt for the purposes of the indenture, the Collateral Trust Agreement and the IR Collateral Intercreditor Agreement; provided, that no Obligation or Indebtedness may be designated as both Priority Lien Debt and Parity Lien Debt;

(ii) such Indebtedness is governed by an agreement that includes a Parity Debt Sharing Confirmation; and

(iii) all requirements set forth in the Collateral Trust Agreement or the IR Collateral Intercreditor Agreement, as applicable, as to the confirmation, grant or perfection of the Collateral Trustee’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (iii) shall be conclusively established, for purposes of entitling the holders of such Indebtedness to share equally and ratably with the other holders of Parity Lien Debt in the benefits and proceeds of the Collateral Trustee’s Liens on the Collateral, if Ainsworth delivers to the Collateral Trustee an officers’ certificate in the form required pursuant to the Collateral Trust Agreement or the IR Collateral Intercreditor Agreement, as applicable, stating that such requirements and other provisions have been satisfied and that such Indebtedness is Parity Lien Debt).

“Parity Lien Documents” means, collectively, the Note Documents and the credit agreement, indenture or other agreement governing each other Series of Parity Lien Debt and all agreements governing, securing or relating to any Parity Lien Obligations.

“Parity Lien Obligations” means Parity Lien Debt and all other Obligations in respect thereof.

“Parity Liens” means, collectively, (a) the Primary Collateral Parity Liens, (b) the IR Collateral Parity Liens, (c) if the requirements set forth in clause (1) under the caption “Description of Collateral and Security — Provisions of the Indenture Relating to Security — Covenant with Respect to DB Facility Collateral and ML Facility Collateral” have been satisfied, any Lien granted to the Collateral Trustee upon any DB Facility Collateral to secure Parity Lien Obligations and (d) if the requirements set forth in clause (2) under the caption “Description of Collateral and Security — Provisions of the Indenture Relating to Security — Covenant with Respect to DB Facility Collateral and ML Facility Collateral” have been satisfied, any Lien granted to the Collateral Trustee upon any ML Facility Collateral to secure Parity Lien Obligations.

“Parity Lien Secured Parties” means the holders of Parity Lien Obligations and any Parity Debt Representatives.

“Permitted Asset Sale” means any sale, lease, conveyance or other disposition of any property or assets:

(1) that is all of Ainsworth’s interest in the High Level Project to Grant pursuant to an exercise of the Buy/Sell Option, at a price, if Ainsworth is the seller, of not less than the undepreciated book value of Ainsworth’s investment in the High Level Project, calculated in accordance with GAAP, but without any provision for interest or other costs incurred in making the investment; or

(2) that is the Assets Held for Sale.

“Permitted Business” means any business that derives a majority of its revenues from the businesses engaged in by Ainsworth and its Restricted Subsidiaries on the Issue Date and/or activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which Ainsworth and its Restricted Subsidiaries are engaged on the Issue Date.

“Permitted Encumbrances” will have the meaning, with respect to each Post-Closing Required Mortgage, provided in such Post-Closing Required Mortgage.

“Permitted Holder” means (i) each of David Ainsworth, D. Allen Ainsworth and Brian E. Ainsworth, (ii) the members of the immediate family of each of the persons referred to in clause (i) above, (iii) any trust created for the benefit of any of the persons referred to in clauses (i) and (ii) above or (iv) any Person at least 85% of the outstanding Capital Stock of which is owned by one or more of the persons described in clauses (i), (ii) and (iii) above.

“Permitted Investments” means:

(1) any Investment in Ainsworth or in a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by Ainsworth or any Guarantor in a Person, if as a result of such Investment:

(a) such Person becomes a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Ainsworth or a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Offers to Repurchase by Ainsworth — Asset Sales”;

(5) any acquisition of assets, Capital Stock or other securities solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Ainsworth;

(6) any Investments by Ainsworth or a Restricted Subsidiary received in compromise of claims, settlements of debts or disputes or satisfaction of judgments relating to obligations payable to Ainsworth or such Restricted Subsidiary, as the case may be, in its capacity as trade creditor or from customers, which obligations were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations in the ordinary course of business and not for speculative purposes; and

(8) an Investment by Ainsworth or any Restricted Subsidiary in a Permitted Joint Venture; provided that the aggregate amount of all Investments made pursuant to this clause (8) does not exceed US$3.0 million at any one time outstanding.

“Permitted Joint Venture” means any joint venture arrangement created by Ainsworth or one of its Restricted Subsidiaries, the primary purpose of which is to obtain fiber to supply the operations of Ainsworth or its Restricted Subsidiaries, provided that Ainsworth and its Restricted Subsidiaries own an equity interest in such arrangement of at least 40% of the Equity Interests in such arrangement.

“Permitted Liens” means:

(1) Liens to secure Obligations in respect of Indebtedness permitted by clause (1) of the second paragraph of the covenant entitled “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” on the accounts receivable and inventories (including spare parts) of Ainsworth and its Restricted Subsidiaries, including the proceeds thereof and all money, securities and property of Ainsworth and its Restricted Subsidiaries and the proceeds thereof held by any lender of such indebtedness, and all related books and records and other intangibles evidencing such collateral;

(2) Liens to secure Obligations in respect of Indebtedness permitted by clause (2) of the second paragraph of the covenant entitled “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(3) Liens in favor of Ainsworth or the Guarantors;

(4) Liens on property of a Person existing at the time such Person is merged with or into or amalgamated or consolidated with Ainsworth or any Restricted Subsidiary of Ainsworth; provided that such Liens were in existence prior to the contemplation of such merger, amalgamation or consolidation and do not extend to any assets other than those of the Person merged into or consolidated or amalgamated with Ainsworth or the Restricted Subsidiary;

(5) Liens on property existing at the time of acquisition of the property by Ainsworth or any Restricted Subsidiary of Ainsworth, provided that such Liens were in existence prior to the contemplation of such acquisition;

(6) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(8) Liens existing on the Issue Date other than Liens permitted by clauses (1), (2) and (7) of this definition;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10) Liens securing Hedging Obligations in the ordinary course of business and not for speculative purposes; provided that (a) such Liens are only secured by property or assets that secure the Indebtedness subject to the Hedging Obligation or (b) if such Hedging Obligations are with one or more parties to Credit Facilities, then secured by the same collateral as secures the applicable Credit Facilities;

(11) Liens on the Equity Interests of Unrestricted Subsidiaries or Permitted Joint Ventures securing Indebtedness of such Unrestricted Subsidiaries or Permitted Joint Ventures not otherwise prohibited by the indenture;

(12) Liens securing Obligations in respect of Permitted Refinancing Indebtedness incurred to refinance any secured Indebtedness; provided that the Liens securing such Permitted Refinancing Indebtedness are not extended to any additional assets or property and do not change the priority of the Liens relative to other secured Indebtedness;

(13) Liens on the Collateral to secure Obligations in respect of Indebtedness permitted to be incurred pursuant to the indenture, provided such Liens rank junior to the Liens securing the Second Lien Notes;

(14) a general security agreement between Ainsworth, or its successor in interest, and Grant, or its successor in interest, securing the obligations of Ainsworth or its subsidiaries under the High Level Memorandum of Agreement or similar documents relating to the High Level Project;

(15) Liens securing Purchase Money Indebtedness; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of Ainsworth or any Restricted Subsidiary of Ainsworth other than the property and equipment so acquired and (b) the Lien securing such Purchase Money Indebtedness shall be created within 90 days of such acquisition;

(16) Liens to secure the Second Lien Notes and any other Parity Lien Debt (including, without limitation, the Existing Credit Facility); and

(17) Liens on the DB Facility Collateral in favor of the DB Facility Agent, for the benefit of the lenders under the Deutsche Bank Facility.

“Permitted Prior Liens” means:

(1) with respect to Liens on the Inventory and Receivables Collateral, Liens securing the Obligations under the Existing Credit Facility; and

(2) with respect to Liens on all Collateral (including, without limitation, the Inventory and Receivables Collateral):

(a) Liens securing Priority Lien Obligations not exceeding the Priority Lien Cap;

(b) Liens described in clause (8) of the definition of “Permitted Liens;”

(c) Liens described in clauses (1), (4), (5), (7), (12) (to the extent that the Lien securing the Indebtedness being refinanced was a Permitted Prior Lien), and (15) of the definition of “Permitted Liens;” and

(d) Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the security interests created by the Secured Debt Documents.

“Permitted Refinancing Indebtedness” means any Indebtedness of Ainsworth or any of its Restricted Subsidiaries or Disqualified Stock of Ainsworth or preferred stock of Restricted Subsidiaries of Ainsworth issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Ainsworth or any of its Restricted Subsidiaries or Disqualified Stock of Ainsworth or preferred stock of Restricted Subsidiaries of Ainsworth (other than intercompany Indebtedness, Disqualified Stock or preferred stock); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, Disqualified Stock or preferred stock extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest or dividends on the Indebtedness, Disqualified Stock or preferred stock and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Second Lien Notes or a Subsidiary Guarantee, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Second Lien Notes or such Subsidiary Guarantee on terms at least as favorable to the Holders of the Second Lien Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Ainsworth or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Post-Closing Required Mortgaged Properties” means, collectively, the parcels of real property identified in a schedule to the indenture.

“PIK Second Lien Notes” means additional Second Lien Notes, issued pursuant to the indenture in satisfaction of Ainsworth’s obligation to pay interest on the Second Lien Notes.

“Post-Closing Required Mortgage” means, with respect to each Post-Closing Required Mortgaged Property, a fully executed and notarized mortgage or deed of trust encumbering the applicable party’s s interest in such Post-Closing Required Mortgaged Property, each such mortgage or deed of trust to be in substantially the form of the applicable exhibit to the indenture.

“Primary Collateral” means all properties and assets of Ainsworth and the Guarantors, other than the Excluded Primary Collateral Assets.

“Primary Collateral Parity Lien” means a Lien granted by a Primary Collateral Security Document to the Collateral Trustee upon any Primary Collateral to secure Parity Lien Obligations.

“Primary Collateral Priority Lien” means a Lien granted by a Primary Collateral Security Document to the Collateral Trustee, for the benefit of the Priority Lien Secured Parties, upon any Primary Collateral to secure Priority Lien Obligations.

“Primary Collateral Secured Debt” means Priority Lien Debt and Parity Lien Debt.

“Primary Collateral Secured Debt Documents” means the Priority Lien Documents and the Parity Lien Documents.

“Primary Collateral Secured Debt Representatives” means each Priority Debt Representative and each Parity Debt Representative.

“Primary Collateral Secured Obligations” means Priority Lien Obligations and Parity Lien Obligations.

“Primary Collateral Secured Parties” means Priority Lien Secured Parties and Parity Lien Secured Parties.

“Primary Collateral Security Documents” means the Collateral Trust Agreement and one or more security agreements, mortgages, pledge agreements, collateral assignments, collateral agency agreements, control agreements, or other grants or transfers for security executed and delivered by Ainsworth and each Guarantor creating (or purporting to create) a Lien upon Primary Collateral in favor of the Collateral Trustee, for the benefit of the Secured Parties, in each case, as amended, supplemented, amended and restated or otherwise modified and in effect from time to time, in accordance with its terms.

“Priority Debt Representative” means:

(1) in the case of the First Lien Notes, the trustee in respect thereof; or

(2) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a Priority Debt Representative (for purposes related to the administration of the security documents) pursuant to the credit agreement, indenture or other agreement governing such Series of Priority Lien Debt, and who has become a party to the Collateral Trust Agreement.

“Priority Debt Sharing Confirmation” means, as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the indenture or other agreement governing such Series of Priority Lien Debt, for the enforceable benefit of all holders of each other existing and future Series of Priority Lien Debt and each existing and future Priority Debt Representative, that all Priority Lien Obligations will be and are secured equally and ratably by all Liens at any time granted by Ainsworth or any Guarantor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting Collateral, that all such Liens will be enforceable by the Collateral Trustee for the benefit of all holders of Priority Lien Obligations equally and ratably, and that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions in the Collateral Trust Agreement relating to the order of application of proceeds from enforcement of such Liens, and consent to and direct the Collateral Trustee to perform its obligations under the Collateral Trust Agreement.

“Priority Lien Cap” means $75.0 million.

“Priority Lien Debt” means:

(1) Indebtedness under the indenture in respect of the First Lien Notes issued on the Issue Date; and

(2) Indebtedness under any indenture (including First Lien Notes) or Credit Facility that is secured by a Priority Lien, equally and ratably with the other Priority Lien Obligations, if any, that was permitted to be incurred and so secured under each applicable Secured Debt Document including Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease, or refund any First Lien Notes or any other Priority Lien Debt; provided, in the case of each issue or series of Indebtedness referred to in this clause (2), that:

(a) on or before the date on which such Indebtedness is incurred by Ainsworth or the applicable Guarantor such Indebtedness is designated by Ainsworth, in an officers’ certificate delivered to each Priority Debt Representative and the Collateral Trustee, as “Priority Lien Debt” for the purposes of the Secured Debt Documents; provided, that no Obligation or Indebtedness may be designated as both Priority Lien Debt and Parity Lien Debt;

(b) such Indebtedness is governed by a credit agreement, an indenture or other agreement that includes a Priority Debt Sharing Confirmation;

(c) all requirements set forth in the Collateral Trust Agreement or the IR Collateral Intercreditor Agreement, as applicable, as to the confirmation, grant or perfection of the Collateral Trustee’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if Ainsworth delivers to the Collateral Trustee an officers’ certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Priority Lien Debt”); and

(d) after giving effect to the incurrence of such series of Indebtedness the aggregate principal amount of Priority Lien Debt does not exceed the Priority Lien Cap.

“Priority Lien Documents” means, collectively, the indenture and other documents governing the First Lien Notes and the credit agreement, indenture or other agreement governing any other credit or debt facility pursuant to which the Priority Lien Debt is incurred and all other agreements governing, securing or related to any Priority Lien Obligations.

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect thereof.

“Priority Liens” means, collectively, (a) the Primary Collateral Priority Liens, (b) the IR Collateral Priority Liens, (c) if the requirements set forth in clause (1) under the caption “Description of Collateral and Security — Provisions of the Indenture Relating to Security — Covenant with Respect to DB Facility Collateral and ML Facility Collateral” have been satisfied, any Lien granted to the Collateral Trustee upon any DB Facility Collateral to secure Priority Lien Obligations and (d) if the requirements set forth in clause (2) under the caption “Description of Collateral and Security — Provisions of the Indenture Relating to Security — Covenant with Respect to DB Facility Collateral and ML Facility Collateral” have been satisfied, any Lien granted to the Collateral Trustee upon any ML Facility Collateral to secure Priority Lien Obligations.

“Priority Lien Secured Party” means the holders of Priority Lien Obligations and any Priority Debt Representatives.

“Purchase Money Indebtedness” means Indebtedness of Ainsworth and its Restricted Subsidiaries for the purpose of financing all or any part of the purchase price, or the installation, construction or improvement, of property (including Capital Stock) or equipment.

“Rating Agencies” means (i) Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service (“Moody’s”) or (ii) if S&P or Moody’s or both of them are not making ratings of the Second Lien Notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by Ainsworth, which will be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means (i) with respect to S&P, any of the following categories (and any associated “+” or “-” designation): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories (and any associated “1”, “2” or “3” designation): Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable.

“Related Person” of any Person means any other Person directly or indirectly owning (a) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person) or (b) 5% or more of the combined voting power of the Voting Stock of such Person.

“Required Parity Debtholders” means (a) at any time in respect of any action or matter in respect of the Primary Collateral or any Primary Collateral Secured Debt Document, holders of a majority in aggregate outstanding principal amount of all Parity Lien Debt then outstanding, voting together as a single class or (b) at any time in respect of any action or matter in respect of the Inventory and Receivables Collateral or any IR Collateral Secured Debt Document, holders of a majority in aggregate outstanding principal amount of all Parity Lien Debt (other than the Existing Credit Facility) then outstanding, voting together as a single class. For purposes of this definition, Parity Lien Debt registered in the name of, or beneficially owned by, Ainsworth or any Affiliate of Ainsworth will be deemed not to be outstanding and neither Ainsworth nor any such Affiliate shall be entitled to vote to direct the relevant Parity Debt Representative.

“Required Priority Debtholders” means, at any time in respect of any action or matter, holders of a majority in aggregate outstanding principal amount of all Priority Lien Debt then outstanding, voting together as a single class. For purposes of this definition, Priority Lien Debt registered in the name of, or beneficially owned by, Ainsworth or any Affiliate of Ainsworth will be deemed not to be outstanding and neither Ainsworth nor any such Affiliate shall be entitled to vote to direct the relevant Priority Debt Representative.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of that Person that is not an Unrestricted Subsidiary.

“Right of First Refusal” means the exercise by Ainsworth, or its successor in interest, of the right to acquire the interest of Grant, or its successor in interest, in the High Level Project pursuant to the right of first refusal option contained in the High Level Memorandum of Agreement or similar or replacement documents related to the High Level Project.

“Secured Debt” means the Existing Credit Facility, Priority Lien Debt and Parity Lien Debt.

“Secured Debt Documents” means the Existing Credit Facility Documents, the Priority Lien Documents and the Parity Lien Documents.

“Secured Debt Representatives” means (a) each Primary Collateral Secured Debt Representative (b) each IR Collateral Secured Debt Representative, (c) if the requirements set forth in clause (1) under the caption “Description of Collateral and Security — Provisions of the Indenture Relating to Security — Covenant with Respect to DB Facility Collateral and ML Facility Collateral” have been satisfied, the DB Facility Agent and (d) if the requirements set forth in clause (2) under the caption “Description of Collateral and Security — Provisions of the Indenture Relating to Security — Covenant with Respect to DB Facility Collateral and ML Facility Collateral” have been satisfied, the ML Facility Agent.

“Secured Obligations” means, collectively, (a) Existing Credit Facility Obligations, (b) Priority Lien Obligations, (c) Parity Lien Obligations, (d) if the requirements set forth in clause (1) under the caption “Description of Collateral and Security — Provisions of the Indenture Relating to Security — Covenant with Respect to DB Facility Collateral and ML Facility Collateral” have been satisfied, any Obligations of

Ainsworth and the Guarantors under the Deutsche Bank Facility and (e) if the requirements set forth in clause (2) under the caption “Description of Collateral and Security — Provisions of the Indenture Relating to Security — Covenant with Respect to DB Facility Collateral and ML Facility Collateral” have been satisfied, any Obligations of Ainsworth and the Guarantors under the Merrill Lynch Facility.

“Secured Parties” means the Existing Credit Facility Agent, the Existing Credit Facility Secured Parties, Priority Lien Secured Parties and Parity Lien Secured Parties.

“Security Documents” means the Primary Collateral Security Documents, the IR Collateral Security Documents and each security document deemed to be a “Security Document” in accordance with the provisions described under the caption “Description of Collateral and Security — Provisions of the Indenture Relating to Security — Covenant with Respect to DB Facility Collateral and ML Facility Collateral.”

“Series of IR Collateral Secured Debt” means, severally, the Existing Credit Facility, each Series of Priority Lien Debt and each Series of Parity Lien Debt.

“Series of Parity Lien Debt” means, severally, the Second Lien Notes and each other issue or series of Parity Lien Debt for which a single transfer register is maintained.

“Series of Primary Collateral Secured Debt” means, severally, each Series of Priority Lien Debt and each Series of Parity Lien Debt.

“Series of Priority Lien Debt” means, severally, the First Lien Notes and each other issue or series of Priority Lien Debt for which a single transfer register is maintained.

“Series of Secured Debt” means, severally, (a) each Series of Primary Collateral Secured Debt, (b) and each Series of IR Collateral Secured Debt, (c) if the requirements set forth in clause (1) under the caption “Description of Collateral and Security — Provisions of the Indenture Relating to Security — Covenant with Respect to DB Facility Collateral and ML Facility Collateral” have been satisfied, the Deutsche Bank Facility and (d) if the requirements set forth in clause (2) under the caption “Description of Collateral and Security — Provisions of the Indenture Relating to Security — Covenant with Respect to DB Facility Collateral and ML Facility Collateral” have been satisfied, the Merrill Lynch Facility.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee of each Guarantor of Ainsworth’s payment obligations under the indenture and the Second Lien Notes, executed pursuant to the terms of the indenture.

“Trust Monies Account” means an account maintained with the Collateral Trustee or its agent into which are deposited, by or on behalf of Ainsworth, trust monies derived from releases or dispositions of Collateral.

“Unrestricted Subsidiary” means any Subsidiary of Ainsworth that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Ainsworth or any Restricted Subsidiary of Ainsworth unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Ainsworth or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Ainsworth;

(3) is a Person with respect to which neither Ainsworth nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Ainsworth or any of its Restricted Subsidiaries; and

(5) has at least one director on its Board of Directors that is not a director or executive officer of Ainsworth or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Ainsworth or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Ainsworth as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption ‘‘— Certain Covenants — Restricted Payments”. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Ainsworth as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”, Ainsworth will be in default of such covenant. The Board of Directors of Ainsworth may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Ainsworth of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

DESCRIPTION OF COLLATERAL AND SECURITY

You can find the definitions of certain terms used in this description under “Description of the Second Lien Notes — Certain Definitions”. In this description, “Ainsworth”, “we”, “our” and “us” refer only to Ainsworth Lumber Co. Ltd. and not to any of its subsidiaries.

General

Primary Collateral

The obligations of Ainsworth with respect to the Second Lien Notes, the obligations of the Guarantors under the Subsidiary Guarantees, all obligations under any future Parity Lien Debt, all other Parity Lien Obligations and the performance of all other obligations of Ainsworth and the Guarantors under the Note Documents will be secured equally and ratably by second priority security interests in the Primary Collateral granted to the Collateral Trustee for the benefit of the holders of the Parity Lien Obligations. These Liens will be junior in priority to the Liens on the Primary Collateral securing Priority Lien Obligations up to the Priority Lien Cap and junior to other applicable Permitted Prior Liens. The Liens on the Primary Collateral securing Priority Lien Obligations will also be held by the Collateral Trustee. The Primary Collateral comprises substantially all of the assets of Ainsworth and the Guarantors, other than the Excluded Primary Collateral Assets.

Inventory and Receivables Collateral

The obligations of Ainsworth with respect to the Second Lien Notes, the obligations of the Guarantors under the Subsidiary Guarantees, all obligations under any future Parity Lien Debt, all other Parity Lien Obligations and the performance of all other obligations of Ainsworth and the Guarantors under the Note Documents (excluding, in each case, the Existing Credit Facility Obligations) will be secured equally and ratably by third priority security interests in the Inventory and Receivables Collateral granted to the Collateral Trustee for the benefit of the holders of the Parity Lien Obligations (other than the holders of Existing Credit Facility Obligations). These Liens will be junior in priority to (a) the Liens on the Inventory and Receivables Collateral securing the Existing Credit Facility Obligations (which will continue to be first priority Liens on the Inventory and Receivables Collateral), (b) the Liens on the Inventory and Receivables Collateral securing Priority Lien Obligations up to the Priority Lien Cap (which will be second priority Liens on the Inventory and Receivables Collateral) and (c) other applicable Permitted Prior Liens. The Liens on the Inventory and Receivables Collateral securing Priority Lien Obligations will also be held by the Collateral Trustee. The Liens on the Inventory and Receivables Collateral securing the Existing Credit Facility Obligations are and will be held by the Existing Credit Facility Agent.

Collateral Trust Agreement

On the date of the indenture, Ainsworth and the Guarantors will enter into a collateral trust agreement (the “Collateral Trust Agreement”) with the Collateral Trustee, the trustee and the other Primary Collateral Secured Debt Representatives, which will set forth the terms on which the Collateral Trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon the Primary Collateral at any time held by it, in trust for the benefit of the present and future holders of the Primary Collateral Secured Obligations. The Collateral Trust Agreement also, among other things, limits the Collateral Trustee’s ability (on behalf of any Parity Lien Debtholder) to challenge claims for post-petition or post-filing interest.

Collateral Trustee

The Primary Collateral Secured Parties will, pursuant to the Collateral Trust Agreement, appoint a collateral trustee in respect of the Primary Collateral for the benefit of the holders of:

•	the Second Lien Notes;

•	all other Parity Lien Obligations outstanding from time to time;

•	the First Lien Notes; and

•	all other Priority Lien Obligations outstanding from time to time.

The Collateral Trustee will hold (directly or through co-trustees, agents or sub-agents), and will be entitled to enforce, all Liens on the Primary Collateral created by the Primary Collateral Security Documents. The Collateral Trustee may not be the same institution serving as a Parity Debt Representative or a Priority Debt Representative.

Except as provided in the Collateral Trust Agreement or as directed by an Act of Enforcing Debtholders, the Collateral Trustee will not commence any exercise of remedies or any foreclosure actions or otherwise take any actions or proceeding against any of the Primary Collateral.

Ainsworth will deliver to each Primary Collateral Secured Debt Representative copies of all Primary Collateral Security Documents delivered to the Collateral Trustee.

Enforcement of Security Interests in Primary Collateral

If the Collateral Trustee at any time receives a Notice of Actionable Default or other written notice that an Actionable Default has occurred and is continuing, it will promptly deliver written notice thereof to each Primary Collateral Secured Debt Representative. Thereafter, the Collateral Trustee may await direction by an Act of Enforcing Debtholders and will act, or decline to act, as directed by an Act of Enforcing Debtholders, in the exercise and enforcement of the Collateral Trustee’s interests, rights, powers and remedies in respect of the Primary Collateral or under the Primary Collateral Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Enforcing Debtholders. Unless it has been directed to the contrary by an Act of Enforcing Debtholders, the Collateral Trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any event of default under any Primary Collateral Secured Debt Document as it may deem advisable and in the best interest of the holders of Primary Collateral Secured Obligations.

If the Collateral Trustee at any time receives a Notice of Delayed Actionable Default or other written notice that a Delayed Actionable Default has occurred and is continuing, it will promptly deliver written notice thereof to each Primary Collateral Secured Debt Representative.

Prior Liens

The indenture will permit Ainsworth and the Guarantors to grant Liens on portions of the Primary Collateral that will be senior to the Liens securing the Primary Collateral Secured Obligations. See “— Certain Covenants — Liens” and “Description of Collateral and Security — General.” If Ainsworth or the applicable Guarantor satisfies the conditions in the indenture for the granting of such Liens, as certified to the Collateral Trustee in an officers’ certificate, the Collateral Trustee will execute such agreements, certificates, filings and other documents as are reasonably requested by Ainsworth in order to recognize or establish the priority of such Liens.

Restrictions on Enforcement of Parity Liens

Until the Discharge of Priority Lien Obligations, the holders of the First Lien Notes and other Priority Lien Obligations will have, subject to the exceptions set forth below in clauses (1) through (4) and the provisions described below under the caption “— Provisions of the Indenture Relating to Security —

Relative Rights,” and subject to the rights of the holders of applicable Permitted Prior Liens, the exclusive right to enforce rights and exercise remedies with respect to any Primary Collateral (including, without limitation, the exclusive right to authorize or direct the Collateral Trustee to enforce, collect or realize on any Primary Collateral or exercise any other right or remedy with respect to the Primary Collateral) and neither the trustee nor the Holders of the Second Lien Notes or other Parity Lien Obligations may authorize or direct the Collateral Trustee with respect to such matters; provided that, the holders of Parity Lien Obligations representing the Enforcing Parity Debtholders may enforce any or all such rights and exercise any or all such remedies (including, without limitation, the right to authorize or direct the Collateral Trustee to enforce, collect or realize on any Primary Collateral or exercise any other right or remedy with respect to the Primary Collateral) after the passage of a period of at least 90 days has elapsed since the date on which the Primary Debt Representatives received a Notice of Delayed Actionable Default or other written notice that a Delayed Actionable Default has occurred and is continuing, in each case, in accordance with the provisions described above under “— Enforcement of Security Interests in Primary Collateral” (such 90 day period, the “Primary Collateral Standstill Period”); provided further that, notwithstanding anything herein to the contrary, in no event shall any Parity Lien Debtholder (or the Collateral Trustee on behalf of any Parity Lien Debtholder) exercise any rights or remedies with respect to the Primary Collateral if, notwithstanding the expiration of the Standstill Period, the Collateral Trustee (on behalf of the Priority Lien Debtholders) or Priority Lien Debtholders have commenced and are diligently pursuing the exercise of their rights or remedies with respect to all or any material portion of the Primary Collateral (prompt notice of such exercise to be given by the Collateral Trustee to the Parity Debt Representatives).

Notwithstanding the foregoing, the trustee and the holders of Second Lien Notes (together with any other holder of a Parity Lien Obligation) may, subject to the rights of the holders of Permitted Prior Liens, direct the Collateral Trustee in respect of the Primary Collateral:

(1) without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations;

(2) as necessary to redeem any Primary Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Priority Lien Obligations) any right to claim, take or receive proceeds of Primary Collateral remaining after the Discharge of Priority Lien Obligations in the event of foreclosure or other enforcement of any prior Lien;

(3) as necessary to perfect or establish the priority (subject to Primary Collateral Priority Liens) of the Primary Collateral Parity Liens upon any Primary Collateral, except through possession or control; or

(4) as necessary to create, prove, preserve or protect (but not enforce) the Primary Collateral Parity Liens upon any Primary Collateral.

Subject to the provisions described below under the caption “— Provisions of the Indenture Relating to Security — Relative Rights,” both before and during an insolvency, receivership or liquidation proceeding until the Discharge of Priority Lien Obligations, none of the Parity Lien Secured Parties will:

(1) request judicial relief, in an insolvency, receivership or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Priority Lien Obligations in respect of the Primary Collateral Priority Liens or that would limit, invalidate, avoid or set aside any Primary Collateral Priority Lien or subordinate the Primary Collateral Priority Liens to the Primary Collateral Parity Liens or grant the Primary Collateral Parity Liens equal ranking to the Primary Collateral Priority Liens;

(2) oppose or otherwise contest any motion for relief from the automatic, court ordered or any other stay or from any injunction against foreclosure, sale or enforcement of Primary Collateral Priority Liens made by any holder of Priority Lien Obligations in any insolvency, receivership or liquidation proceedings;

(3) oppose or otherwise contest any lawful exercise by any holder of Priority Lien Obligations of the right to credit bid Priority Lien Debt at any sale, foreclosure or enforcement of Primary Collateral Priority Liens;

(4) oppose or otherwise contest any other request for judicial relief made in any court by any holder of Priority Lien Obligations relating to the lawful enforcement of any Primary Collateral Priority Lien; or

(5) challenge the validity, enforceability, perfection or priority of the Primary Collateral Priority Liens.

Notwithstanding the foregoing, (a) both before and during an insolvency, receivership or liquidation proceeding, the Parity Lien Secured Parties may take any actions and exercise any and all rights that would otherwise be available to a holder of unsecured claims, including, without limitation, the commencement of an insolvency, receivership or liquidation proceeding against Ainsworth or any Guarantor in accordance with applicable law and (b) the applicable Parity Lien Secured Parties may exercise any of their rights or remedies with respect to the Primary Collateral after the termination of the Primary Collateral Standstill Period to the extent permitted by the first paragraph under this section.

Waiver of Right of Marshalling

The Collateral Trust Agreement will provide that, prior to the Discharge of Priority Lien Obligations, the holders of Second Lien Notes and other Parity Lien Obligations, each Parity Debt Representative and the Collateral Trustee may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the holders of Primary Collateral Priority Liens (in their capacity as priority lienholders), under equitable principles.

Insolvency, Receivership or Liquidation Proceedings

If, in any insolvency, receivership or liquidation proceeding and prior to the Discharge of Priority Lien Obligations, the holders of Priority Lien Obligations by an Act of Instructing Debtholders consent to any order:

(1) for use of cash collateral (other than cash collateral constituting (or that would, but for such insolvency, receivership or liquidation proceeding, constitute) Inventory and Receivables Collateral);

(2) approving a debtor-in-possession, receiver or liquidator financing secured by a Lien on assets constituting (or that would, but for such insolvency, receivership or liquidation proceeding, constitute) Primary Collateral that is senior to or on a parity with all Primary Collateral Priority Liens upon any property of the estate constituting (or that would, but for such insolvency and liquidation proceeding, constitute) Primary Collateral in such insolvency, receivership or liquidation proceeding;

(3) granting any relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of Priority Lien Obligations in the Primary Collateral subject to Primary Collateral Priority Liens; or

(4) relating to a sale of assets of Ainsworth or any Guarantor constituting (or that would, but for such insolvency and liquidation proceeding, constitute) Primary Collateral that provides, to the extent such assets sold are to be free and clear of Liens, that all Primary Collateral Priority Liens and Primary Collateral Parity Liens will attach to the proceeds of the sale;

then, the Parity Lien Secured Parties will not oppose or otherwise contest the entry of such order, so long as none of the Priority Lien Secured Parties in any respect opposes or otherwise contests any request made by any Parity Lien Secured Party for the grant to the Collateral Trustee, for the benefit of the Parity Lien Secured Parties, of a (i) junior Lien upon any such property on which a Lien is (or is to be) granted under such order to secure the Priority Lien Obligations, co-extensive in all respects with, but subordinated (as set forth herein under the caption “— Provisions of the Indenture Relating to Security — Ranking of Note Liens”) to, such Lien and all Primary Collateral Priority Liens on such property or (ii) a super priority administrative expense claim upon any such property junior to any super priority administrative expense claim upon such property granted to the Priority Lien Secured Parties.

Subject to the foregoing, both before and during an insolvency, receivership or liquidation proceeding, the Parity Lien Secured Parties may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of insolvency, receivership or liquidation proceedings against Ainsworth or any Guarantor in accordance with applicable law; provided that, both before and during an insolvency, receivership or liquidation proceeding, the Parity Lien Secured Parties may not challenge the validity, enforceability, perfection and priority of the Primary Collateral Priority Liens; provided further that, by accepting a Second Lien Note, each holder of Second Lien Notes will agree not to take any of the actions prohibited under clauses (1) through (5) of the second paragraph of the provisions described under the caption “— Restrictions on Enforcement of Parity Liens” or oppose or contest any order that it has agreed not to oppose or contest under clauses (1) through (4) of the preceding paragraph.

The Parity Lien Secured Parties will not file or prosecute in any insolvency, receivership or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Primary Collateral under the Primary Collateral Parity Liens, except that:

(1) they may freely seek and obtain relief: (a) granting (i) a junior Lien co-extensive in all respects with, but subordinated (as set forth herein under the caption “— Provisions of the Indenture Relating to Security — Ranking of Note Liens”) to, all Liens granted on property constituting (or that would, but for such insolvency and liquidation proceeding, constitute) Primary Collateral in the insolvency, receivership or liquidation proceeding to, or for the benefit of, the holders of Priority Lien Obligations or (ii) a super priority administrative expense claim on any such property junior to any super priority administrative expense claim on such property granted to the Priority Lien Secured Parties; or (b) in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan; and

(2) subject to the IR Collateral Intercreditor Agreement, they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations.

If in any insolvency, receivership or liquidation proceeding, debt obligations of the reorganized debtor secured by Liens on any property of the reorganized debtor constituting (or that would, but for such insolvency and liquidation proceeding, constitute) Primary Collateral are distributed both on account of Priority Lien Obligations and on account of the Second Lien Notes and other Parity Lien Obligations, then, to the extent the debt obligations distributed on account of the Priority Lien Obligations and on account of the Second Lien Notes and other Parity Lien Obligations are secured by Liens on the same property, the provisions described herein under the caption “— Provisions of the Indenture Relating to Security — Ranking of Note Liens” will survive the distribution of those debt obligations pursuant to the plan and will apply with like effect to the Liens securing those debt obligations.

Order of Application

The Collateral Trust Agreement will provide that if any Primary Collateral is sold or otherwise realized upon by the Collateral Trustee in connection with any foreclosure, sale, collection or other enforcement (other than a foreclosure under Canadian law where the Collateral Trustee takes title to non-cash assets) of security interests granted to the Collateral Trustee in the Primary Collateral Security Documents, the proceeds received by the Collateral Trustee from such foreclosure, sale, collection or other enforcement (other than a foreclosure under Canadian law where the Collateral Trustee takes title to non-cash assets) will be distributed by the Collateral Trustee in the following order of application:

FIRST, to the payment of all amounts payable under the Collateral Trust Agreement on account of the Collateral Trustee’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Trustee or any co-trustee or agent in connection with any Primary Collateral Security Document;

SECOND, to the repayment of Indebtedness or other Obligations (other than Priority Lien Debt) secured by a Permitted Prior Lien on the Primary Collateral sold or realized upon;

THIRD, to the respective Priority Debt Representatives for application to the payment of all outstanding Priority Lien Debt and any other Priority Lien Obligations that are then due and payable in such order as may be provided in the Priority Lien Documents in an amount sufficient to pay in full in cash all outstanding Priority Lien Debt and all other Priority Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any bankruptcy, insolvency, receivership or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt);

FOURTH, to the respective Parity Debt Representatives for application to the payment of all outstanding Parity Lien Debt and any other Parity Lien Obligations that are then due and payable in such order as may be provided in the Parity Lien Documents in an amount sufficient to pay in full in cash all outstanding Parity Lien Debt and all other Parity Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any bankruptcy, insolvency, receivership or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Parity Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Document) of all outstanding letters of credit constituting Parity Lien Debt); and

FIFTH, any surplus remaining after the payment in full in cash of all of the Primary Collateral Secured Obligations and Obligations entitled to the benefit of such Primary Collateral will be paid to Ainsworth or the applicable Guarantor, as the case may be, or its successors or assigns, or as a court of competent jurisdiction may direct.

If any Parity Debt Representative or any holder of a Parity Lien Obligation collects or receives any proceeds in respect of the Parity Lien Obligations that should have been applied to the payment of the Priority Lien Obligations or obligations secured by a Permitted Prior Lien in accordance with the paragraph above and a responsible officer of such Parity Debt Representative shall have received written notice, or shall have actual knowledge, of the same prior to such Parity Debt Representative’s distribution of such proceeds, whether after the commencement of an insolvency or receivership proceeding or otherwise, such Parity Debt Representative or such holder of a Parity Lien Obligation, as the case may be, will forthwith deliver the same to the Collateral Trustee, for the account of the holders of the Priority Lien Obligations or obligations secured by a Permitted Prior Lien, in the form received, duly indorsed to the Collateral Trustee, for the account of the holders of the Priority Lien Obligations or obligations secured by a Permitted Prior Lien to be applied in accordance with the paragraph above. Until so delivered, such proceeds will be held by such Parity Debt Representative or such holder of a Parity Lien Obligation, as the case may be, for the benefit of the holders of the Priority Lien Obligations or obligations secured by a Permitted Prior Lien. These provisions will not apply to payments received by any holder of Parity Lien Obligations if such payments are not proceeds of realization upon any Primary Collateral.

The value of the Primary Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Primary Collateral. In the event of a foreclosure, sale, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the Primary, receivership Collateral will be sufficient to pay any of Ainsworth’s Obligations under the Second Lien Notes, in full or at all, after first applying any proceeds from the Primary Collateral to satisfy the Priority Lien Obligations or other Obligations secured by Permitted Prior liens. In addition, the book value of the Primary Collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the Primary Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Primary Collateral can be sold in a short period of time in an orderly manner. A significant portion of the Primary Collateral includes assets that may only be usable, and thus retain value, as part of the existing operating business of Ainsworth. Accordingly, any such sale of the Primary Collateral separate from the sale of certain of the operating businesses of Ainsworth may not be feasible or of significant value. See “Risk Factors — Risks to Holders of New Notes Issued in the Exchange Offer — We may grant future liens on the collateral securing the New Notes, and the value of the Collateral may be insufficient, which could impair a recovery by holders of the New Notes.”

Release of Liens on Primary Collateral

The Collateral Trust Agreement will provide that the Collateral Trustee’s Liens on the Primary Collateral will be released:

(1) in whole, upon (a) payment in full and discharge of all outstanding Primary Collateral Secured Debt and all other Primary Collateral Secured Obligations that are outstanding, due and payable at the time all of the Primary Collateral Secured Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all Primary Collateral Secured Debt Documents and the cancellation or termination or cash collateralization (at the lower of (i) 105% of the aggregate undrawn amount and (ii) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Primary Collateral Secured Debt Documents) of all outstanding letters of credit issued pursuant to any Primary Collateral Secured Debt Documents;

(2) as to any Primary Collateral that is sold, transferred or otherwise disposed of by Ainsworth or any Guarantor to a Person (either before of after such sale, transfer or disposition) other than Ainsworth or any Guarantor in a transaction or other circumstance that is not prohibited by the “Asset Sales” provisions of the indenture or by the other Primary Collateral Secured Debt Documents, at the time of such sale, transfer or other disposition and to the extent of the interest sold, transferred or otherwise disposed of; and

(3) as to any Primary Collateral other than Primary Collateral being released pursuant to clauses (1) or (2) of this paragraph, if (a) consent to release of such Primary Collateral has been given by the requisite percentage or number of holders of each Series of Primary Collateral Secured Debt at the time outstanding as provided for in the applicable Primary Collateral Secured Debt Documents and (b) Ainsworth has delivered an officers’ certificate to the Collateral Trustee certifying that any such necessary consents have been obtained.

Notwithstanding the preceding paragraph, the Collateral Trust Agreement will provide that, upon the occurrence of the events specified below, the Collateral Trustee’s Lien in the applicable Primary Collateral specified below shall automatically, without further action, be released:

(1) with respect to a sale or other disposition (including by way of merger, amalgamation or consolidation) of all or a majority of the Capital Stock issued by any Guarantor to a Person that is not (either before or after giving effect to such transaction) Ainsworth or a Restricted Subsidiary of Ainsworth after which such Guarantor is no longer a Restricted Subsidiary, provided, that such sale or other disposition does not violate the terms of any Primary Collateral Secured Debt Document, upon such sale or other disposition, the Lien, if any, under the Primary Collateral Security Documents on such Capital Stock issued by such Guarantor and on the Primary Collateral granted by such Guarantor shall automatically, without further action, be released;

(2) if Ainsworth designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture and the other Primary Collateral Secured Debt Documents, upon such designation, the Lien under the Primary Collateral

Security Documents on the Primary Collateral granted by such Guarantor shall automatically, without further action, be released;

(3) with respect to amounts distributed by the Collateral Trustee pursuant to, and in accordance with the provisions of the Collateral Trust Agreement, upon such distribution, the Lien under the Primary Collateral Security Documents in such amounts shall automatically, without further action, be released;

(4) with respect to any insurance proceeds received by Ainsworth or any Guarantor, upon delivery to the Collateral Trustee of a certificate of an authorized officer of Ainsworth that such proceeds are required to be applied in accordance with the Existing Credit Facility or any other Credit Facility, the Lien, if any, under the Primary Collateral Security Documents on such proceeds shall automatically, without further action, be released;

(5) with respect to any other amounts required to be applied to a mandatory prepayment or redemption of the Indebtedness under the Existing Credit Facility or any other Credit Facility, upon delivery to the Collateral Trustee of a certificate of an authorized officer of Ainsworth that such amounts are required to be so applied, the Lien, if any, under the Primary Collateral Security Documents on such proceeds shall automatically, without further action, be released;

(6) with respect to any Capital Stock issued by any Guarantor that is dissolved, provided, that such dissolution does not violate the terms of the indenture or any other Primary Collateral Secured Debt Document, upon such dissolution, the Lien, if any, of the Primary Collateral Security Documents on such Capital Stock issued by such Guarantor shall automatically, without further action, be released; and

(7) with respect to any Primary Collateral for which the release of the Lien under the Primary Collateral Security Documents is provided for pursuant to a provision of any Primary Collateral Security Document, the Lien under the Primary Collateral Security Documents on such Primary Collateral shall automatically, without further action, be released as provided for in such provision;

and, in each such case, upon request of Ainsworth, the Collateral Trustee will execute (with such acknowledgements and/or notarizations as are required) and deliver evidence of such release to Ainsworth.

Amendment of Primary Collateral Security Documents

The Collateral Trust Agreement will provide that the Collateral Trustee, acting as directed by an Act of Instructing Debtholders, and Ainsworth and the Guarantors may enter into amendments and supplements to the provisions of any Primary Collateral Security Document, provided that:

(1) any amendment or supplement that has the effect solely of adding or maintaining Primary Collateral, securing additional Primary Collateral Secured Debt that was otherwise permitted by the terms of the Primary Collateral Secured Debt Documents to be secured by the Primary Collateral or preserving or perfecting the Liens thereon or the rights of the Collateral Trustee therein, will become effective when executed and delivered by Ainsworth or any applicable Guarantor party thereto and the Collateral Trustee;

(2) no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Primary Collateral Secured Debt to:

(a) vote its outstanding Primary Collateral Secured Debt as to any matter described as subject to an Act of Instructing Debtholders or an Act of Enforcing Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Instructing Debtholders,” “Act of Enforcing Debtholders,” “Required Parity Debtholders,” “Enforcing Parity Debtholders,” or “Actionable Default”),

(b) share in the order of application described above under “— Order of Application” in the proceeds of enforcement of or realization on any Primary Collateral that has not been released in accordance with the provisions described under “— Release of Liens on Primary Collateral,” or

(c) require that Liens securing Primary Collateral Secured Obligations be released only as set forth in the provisions described above under the caption “— Release of Liens on Primary Collateral,”

will become effective without the consent of the requisite percentage or number of holders of each Series of Primary Collateral Secured Debt so affected under the applicable Primary Collateral Secured Debt Documents; and

(3) no amendment or supplement that imposes any obligation upon the Collateral Trustee or any Primary Collateral Secured Debt Representative or adversely affects the rights of the Collateral Trustee or any Primary Collateral Secured Debt Representative, respectively, in its capacity as such will become effective without the consent of the Collateral Trustee or such Primary Collateral Secured Debt Representative, respectively.

The Collateral Trustee will not enter into any such amendment or supplement unless it has received an officers’ certificate to the effect that such amendment or supplement will not result in a breach of any provision or covenant contained in any of the Primary Collateral Secured Debt Documents.

Notwithstanding the foregoing, any amendment, supplement or other agreement regarding the provisions of the Primary Collateral Security Documents that releases Primary Collateral will be effective only in accordance with the requirements set forth in “— Release of Liens on Primary Collateral.”

The Collateral Trust Agreement will provide that, notwithstanding anything to the contrary in this section, subject to clauses (2) and (3) above:

(1) the Collateral Trustee, acting as directed by an Act of Instructing Debtholders, and Ainsworth and the Guarantors may, at any time and from time to time, without the consent of any Parity Lien Secured Parties, amend or supplement any Primary Collateral Security Document that secures Priority Lien Obligations (but does not secure Parity Lien Obligations);

(2) any amendment or waiver of, or any consent under, any provision of the Collateral Trust Agreement or any Primary Collateral Security Document that secures Priority Lien Obligations will apply automatically to any comparable provision of any comparable Primary Collateral Security Document that secures Parity Lien Obligations without the consent of or notice to any Parity Lien Secured Party and without any action by Ainsworth or any Guarantor or any Parity Lien Secured Party; and

(3) any Primary Collateral Security Document that secures Parity Lien Obligations but not Priority Lien Obligations will include language indicating that such Primary Collateral Security Document is subject to the terms of the Collateral Trust Agreement.

Voting

In connection with any matter under the Collateral Trust Agreement requiring a vote of holders of the Primary Collateral Secured Debt, each Series of Primary Collateral Secured Debt will cast its votes as a block in accordance with the Primary Collateral Secured Debt Documents governing such Series of Primary Collateral Secured Debt. The amount of Primary Collateral Secured Debt to be voted by a Series of Primary Collateral Secured Debt will equal (1) the aggregate principal amount of Primary Collateral Secured Debt held constituting such Series of Primary Collateral Secured Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Primary Collateral Secured Debt.

IR Collateral Intercreditor Agreement

On the date of the indenture, Ainsworth and the Guarantors will enter into an intercreditor agreement (the “IR Collateral Intercreditor Agreement”) with the Existing Credit Facility Agent, the Collateral Trustee, the trustee and the other IR Collateral Junior Debt Representatives, which will set forth the ranking and priorities of Liens on the Inventory and Receivables Collateral amongst the IR Collateral Secured Parties and will set forth (a) the terms on which the Existing Credit Facility Agent will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon the Inventory and Receivables Collateral at any time held by it, in trust for the benefit of the present and future holders of the Existing Credit Facility Obligations and (b) the terms on which the Collateral Trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon the Inventory and Receivables Collateral at any time held by it, in trust for the benefit of the present and future holders of the IR Collateral Junior Secured Obligations.

The IR Collateral Intercreditor Agreement also provides for certain intercreditor issues relating to the priority, enforcement and other rights relating to the Collateral. Among other provisions, the IR Collateral Intercreditor Agreement:

(1) limits rights of the Collateral Trustee to exercise remedies with respect to, challenge the Liens (including their priority) on, or object to actions taken by the Existing Credit Facility Agent with respect to, the Inventory and Receivables Collateral;

(2) limits the Collateral Trustee’s ability to challenge claims for post-petition or post-filing interest;

(3) grants to the Existing Credit Facility Agent certain rights of use and access to the Primary Collateral to allow the production, completion, packaging, preparation, storage and sale of the Inventory and Receivables Collateral; provided that, such rights of use and access to the Primary Collateral shall terminate on the date that is 90 days after the Collateral Trustee commences exercising rights and remedies with respect to the Primary Collateral;

(4) waives the Collateral Trustee’s right to contest orders for use of cash collateral which is part of the Inventory and Receivables Collateral that are agreed to by the Existing Credit Facility Agent or to object to debtor-in-possession, receiver or liquidator financing secured by the Inventory and Receivables Collateral;

(5) waives, subject to the provisions described below in the first and third paragraphs under the heading “— Insolvency, Receivership or Liquidation Proceedings,” rights to demands for (or relief due to the failure to provide) adequate protection or similar relief with respect to the Existing Credit Facility Agent’s Liens on the Inventory and Receivables Collateral;

(6) provides procedures and limitations on the collection and tracing of and priorities in certain proceeds from insurance claims and from the sale of the Collateral;

(7) requires the Collateral Trustee, under certain circumstances, to exercise rights and remedies with respect to the Primary Collateral in a manner which will minimize interference with the Existing Credit Facility Agent’s rights and remedies with respect to the Inventory and Receivables Collateral; provided that, such requirements with respect to the Collateral Trustee’s exercise of rights and remedies with respect to the Primary Collateral shall terminate on the date that is 90 days after the commencement of such exercise; and

(8) in an insolvency proceeding, limits the right of the holders of the Second Lien Notes to be classified or vote in the same class of creditors as the Existing Credit Facility Secured Parties.

The Intercreditor Agreement also provides for various advance notice requirements and other procedural provisions typical to agreements of this type.

Collateral Trustee

The IR Collateral Junior Debt Representatives will, pursuant to the IR Collateral Intercreditor Agreement, appoint a collateral trustee in respect of the Inventory and Receivables Collateral for the benefit of the holders of:

•	the Second Lien Notes;

•	all other Parity Lien Obligations outstanding from time to time (other than the Existing Credit Facility Obligations);

•	the First Lien Notes; and

•	all other Priority Lien Obligations outstanding from time to time.

The Existing Credit Facility Agent holds, and will continue to hold (directly or through co-trustees, agents or sub-agents), and will be entitled to enforce (on behalf of the Existing Credit Facility Secured Parties), all Liens on the Inventory and Receivables Collateral created by the IR Collateral Security Documents in favor of the Existing Credit Facility Secured Parties. The Collateral Trustee will hold (directly or through co-trustees, agents or sub-agents), and will be entitled to enforce (on behalf of the IR Collateral Junior Secured Parties), all Liens on the Inventory and Receivables Collateral created by the IR Collateral Security Documents in favor of the IR Collateral Junior Secured Parties, subject to the terms of the IR Collateral Intercreditor Agreement. The Collateral Trustee may not be the same institution serving as the Existing Credit Facility Agent, a Parity Debt Representative or a Priority Debt Representative.

Except as provided in the IR Collateral Intercreditor Agreement or as directed by an Act of Enforcing Debtholders, the Collateral Trustee will not commence any exercise of remedies or any foreclosure or sale actions or otherwise take any actions or proceeding against any of the Inventory and Receivables Collateral.

Ainsworth will deliver to each IR Collateral Secured Debt Representative copies of all IR Collateral Security Documents delivered to the Collateral Trustee.

Bailee for Perfection

The IR Collateral Intercreditor Agreement will provide that the Existing Credit Facility Agent will hold that part of the Inventory and Receivables Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon as collateral agent for the Existing Credit Facility Secured Parties and as bailee for the Collateral Trustee and any assignee solely for the purpose of perfecting the security interest granted in the Inventory and Receivables Collateral to the IR Collateral Junior Secured Parties under the IR Collateral Security Documents.

Enforcement of Security Interests in Inventory and Receivables Collateral

If the Collateral Trustee at any time receives a Notice of Actionable Default or other written notice that an Actionable Default has occurred and is continuing, it will promptly deliver written notice thereof to each IR Collateral Debt Representative. Thereafter, subject in all cases to the rights of the Existing Credit Facility Agent under the IR Collateral Intercreditor Agreement (including the rights described under the captions “— Restrictions on Enforcement of Liens Prior to Discharge of Existing Credit Facility Obligations” and “— Insolvency, Receivership or Liquidation Proceedings”), the Collateral Trustee may await direction by an Act of Enforcing Debtholders and will act, or decline to act, as directed by an Act of Enforcing Debtholders, in the exercise and enforcement of the Collateral Trustee’s interests, rights, powers and remedies in respect of the Inventory and Receivables Collateral or under the IR Collateral Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Enforcing Debtholders. Unless it has been directed to the contrary by an Act of Enforcing Debtholders, the Collateral Trustee in any event, subject in all cases to the rights of the Existing Credit Facility Agent under the IR Collateral Intercreditor Agreement (including the rights described under the captions “— Restrictions on

Enforcement of Liens Prior to Discharge of Existing Credit Facility Obligations” and “— Insolvency, Receivership or Liquidation Proceedings”), may (but will not be obligated to) take or refrain from taking such action with respect to any event of default under any IR Collateral Secured Debt Document as it may deem advisable and in the best interest of the holders of IR Collateral Junior Secured Obligations.

Prior Liens

The indenture will permit Ainsworth and the Guarantor to grant Liens on portions of the Inventory and Receivables Collateral that will be senior to the Liens securing the IR Collateral Secured Obligations. See “— Certain Covenants — Liens” and “Description of Collateral and Security — General.” If Ainsworth or the applicable Guarantor satisfies the conditions in the indenture for the granting of such Liens, as certified to the Collateral Trustee in an officers’ certificate, the Collateral Trustee will execute such agreements, certificates, filings and other documents as are reasonably requested by Ainsworth in order to recognize or establish the priority of such Liens.

Restrictions on Enforcement of Liens Prior to Discharge of Existing Credit Facility Obligations

Until the Discharge of Existing Credit Facility Obligations, the Existing Credit Facility Secured Parties will have, subject to the exceptions set forth below in clauses (1) through (4) and the provisions described below under the caption “— Provisions of the Indenture Relating to Security — Relative Rights,” and subject to the rights of the holders of applicable Permitted Prior Liens (excluding IR Collateral Priority Second Liens), the exclusive right to enforce rights and exercise remedies with respect to any Inventory and Receivables Collateral (including, without limitation, the exclusive right to authorize or direct the Existing Credit Facility Agent to enforce, collect or realize on any Inventory and Receivables Collateral or exercise any other right or remedy with respect to the Inventory and Receivables Collateral) and neither the trustee nor the Holders of the Second Lien Notes or other IR Collateral Junior Secured Obligations may authorize or direct the Collateral Trustee, or take any other action, with respect to such matters.

Notwithstanding the foregoing:

(1) the trustee and the holders of First Lien Notes (together with any other holder of a Priority Lien Obligation) may, subject to the rights of the holders of other Permitted Prior Liens, direct the Collateral Trustee in respect of Inventory and Receivables Collateral:

(a) without any condition or restriction whatsoever, at any time after the Discharge of Existing Credit Facility Obligations;

(b) as necessary to redeem any Inventory and Receivables Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Existing Credit Facility Obligations) any right to claim, take or receive proceeds of Inventory and Receivables Collateral remaining after the Discharge of Existing Credit Facility Obligations in the event of foreclosure, sale or other enforcement of any prior lien;

(c) as necessary to perfect or establish the priority (subject to IR Collateral Priority First Liens) of the IR Collateral Priority Second Liens upon any Inventory and Receivables Collateral, except through possession or control; or

(d) as necessary to create, prove, preserve or protect (but not enforce) the IR Collateral Priority Second Liens upon any Inventory and Receivables Collateral; and

(2) the trustee and the holders of Second Lien Notes (together with any other holder of a Parity Lien Obligation (other than the holders of the Existing Credit Facility Obligations)) may, subject to the rights of the holders of Permitted Prior Liens, direct the Collateral Trustee:

(a) without any condition or restriction whatsoever, at any time after the Discharge of Existing Credit Facility Obligations and the Discharge of Priority Lien Obligations;

(b) as necessary to redeem any Inventory and Receivables Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Existing Credit Facility Obligations and the prior Discharge of Priority Lien Obligations) any right to claim, take or receive proceeds of Inventory and Receivables Collateral remaining after the Discharge of Existing Credit Facility Obligations and the Discharge of Priority Lien Obligations in the event of foreclosure or other enforcement of any prior lien;

(c) as necessary to perfect or establish the priority (subject to IR Collateral Priority Liens) of the IR Collateral Parity Liens upon any Inventory and Receivables Collateral, except through possession or control; or

(d) as necessary to create, prove, preserve or protect (but not enforce) the IR Collateral Parity Liens upon any Inventory and Receivables Collateral.

Subject to the provisions described below under the captions “— Provisions of the Indenture Relating to Security — Relative Rights” and “— Restrictions on Enforcement of Parity Liens After Discharge of Existing Credit Facility Obligations,” both before and during an insolvency, receivership or liquidation proceeding until the Discharge of Existing Credit Facility Obligations, none of the IR Collateral Junior Secured Parties will:

(1) request judicial relief, in an insolvency, receivership or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Existing Credit Facility Obligations in respect of the IR Collateral Priority First Liens or that would limit, invalidate, avoid or set aside any IR Collateral Priority First Lien or subordinate such IR Collateral Priority First Liens to any IR Collateral Priority Second Lien or to the IR Collateral Parity Liens or grant any such IR Collateral Priority Second Liens or such IR Collateral Parity Liens equal ranking to the IR Collateral Priority First Liens;

(2) oppose or otherwise contest any motion for relief from the automatic, court-ordered or any other stay or from any injunction against foreclosure or enforcement of IR Collateral Priority First Liens made by any holder of Existing Credit Facility Obligations in any insolvency, receivership or liquidation proceedings;

(3) oppose or otherwise contest any lawful exercise by any holder of Existing Credit Facility Obligations of the right to credit bid the debt represented by the Existing Credit Facility at any sale or foreclosure or enforcement of IR Collateral Priority First Liens;

(4) oppose or otherwise contest any other request for judicial relief made in any court by any holder of Existing Credit Facility Obligations relating to the lawful enforcement of any IR Collateral Priority First Lien; or

(5) challenge the validity, enforceability, perfection or priority of the IR Collateral Priority First Liens.

Notwithstanding the foregoing, both before and during an insolvency, receivership or liquidation proceeding, the IR Collateral Junior Secured Parties may take any actions and exercise any and all rights that would otherwise be available to a holder of unsecured claims, including, without limitation, the commencement of an insolvency, receivership or liquidation proceeding against Ainsworth or any Guarantor in accordance with applicable law; provided that, by accepting a Second Lien Note, each holder of Second Lien Notes will agree not to take any of the actions prohibited under clauses (1) through (5) of the preceding paragraph or oppose or contest any order that it has agreed not to oppose or contest under the provisions described below under the heading “—Insolvency, Receivership or Liquidation Proceedings.”.

At any time prior to the Discharge of the Existing Credit Facility Obligations and after (a) the commencement of any insolvency, receivership or liquidation proceeding in respect of Ainsworth or any Guarantor or (b) the Collateral Trustee and each IR Collateral Junior Debt Representative have received written notice from the Existing Credit Facility Agent at the direction of an Act of Instructing Debtholders stating that (i) the Existing Credit Facility Obligations have become due and payable in full (whether at maturity, upon acceleration or otherwise) or (ii) the holders of IR Collateral Priority First Liens have become entitled under the Existing Credit Facility to and desire to enforce any or all of the IR Collateral Priority First Liens by reason of a default under the Existing Credit Facility, no payment of money (or the equivalent of money) will be made from the proceeds of Inventory and Receivables Collateral by Ainsworth or any Guarantor to the Collateral Trustee (other than distributions to the Collateral Trustee for the benefit of the holders of Existing Credit Facility Obligations), any IR Collateral Junior Debt Representative, any holder of Second Lien Notes or any other holder of IR Collateral Junior Secured Obligations (including, without limitation, payments and prepayments made for application to IR Collateral Junior Secured Obligations and all other payments and deposits made pursuant to any provision of the indenture, the Second Lien Notes, the Guarantees or any other Parity Lien Document or any Priority Lien Document).

Subject to the provisions described below under the caption “— Provisions of the Indenture Relating to Security — Relative Rights,” all proceeds of Inventory and Receivables Collateral received by the Collateral Trustee, any IR Collateral Junior Debt Representative, any holder of Second Lien Notes or other IR Collateral Junior Secured Obligations in violation of the immediately preceding paragraph will be held by the Collateral Trustee, the applicable IR Collateral Junior Debt Representative or the applicable holder of IR Collateral Junior Secured Obligations for the account of the holders of IR Collateral Priority First Liens and remitted to, or as directed by, the Existing Credit Facility Agent upon demand. The IR Collateral Priority Second Liens and IR Collateral Parity Liens will remain attached to and, subject to the provisions described under the caption “— Provisions of the Indenture Relating to Security — Ranking of Note Liens,” enforceable against all proceeds so held or remitted. All proceeds of Inventory and Receivables Collateral received by the Collateral Trustee, any IR Collateral Junior Debt Representative or any holder of Second Lien Notes or other IR Collateral Junior Secured Obligations not in violation of the immediately preceding paragraph and after the Discharge of Existing Credit Facility Obligations will be received by the Collateral Trustee, such IR Collateral Junior Debt Representative or such holder of IR Collateral Junior Secured Obligations free from the IR Collateral Priority First Liens and all other Liens except the IR Collateral Priority Second Liens, the IR Collateral Parity Liens and Permitted Liens.

In exercising rights and remedies with respect to the Inventory and Receivables Collateral, the Existing Credit Facility Agent may enforce (or refrain from enforcing) or instruct the Collateral Trustee to enforce the provisions of the Existing Credit Facility Documents and exercise (or refrain from exercising) or instruct the Collateral Trustee to exercise remedies thereunder or any such rights and remedies, all in such order and in such manner as they may determine in the exercise of their sole and exclusive discretion, including:

(1) the exercise or forbearance from exercise of all rights and remedies in respect of the Inventory and Receivables Collateral and/or the Existing Credit Facility Obligations;

(2) the enforcement or forbearance from enforcement of any IR Collateral Priority First Lien in respect of the Inventory and Receivables Collateral;

(3) the acceptance of the Inventory and Receivables Collateral in full or partial satisfaction of the Existing Credit Facility Obligations; and

(4) the exercise or forbearance from exercise of all rights and remedies of a secured lender under the UCC or any similar law of any applicable jurisdiction or in equity.

Without in any way limiting the generality of the preceding paragraph, the holders of Existing Credit Facility Obligations and the Existing Credit Facility Agent may, at any time and from time to time, without the consent of or notice to holders of Second Lien Notes and other IR Collateral Junior Secured Obligations or the IR Collateral Junior Debt Representatives, without incurring responsibility to holders of IR Collateral Junior Secured Obligations and the IR Collateral Junior Debt Representatives and without impairing or releasing the subordination provided in the IR Collateral Intercreditor Agreement or the obligations hereunder of holders of IR Collateral Junior Secured Obligations and the IR Collateral Junior Debt Representatives, do any one or more of the following:

(1) change the manner, place, currency, interest rates, premiums or terms of payment or extend the time of payment of, or renew or alter (including, without limitation, any increase in principal and change in interest rate), the Existing Credit Facility Obligations, or otherwise amend, restate or supplement in any manner the Existing Credit Facility Obligations, or any instrument evidencing the Existing Credit Facility Obligations or any agreement under which the Existing Credit Facility Obligations are outstanding;

(2) release any Person or entity liable in any manner for the collection of the Existing Credit Facility Obligations;

(3) release the IR Collateral Priority First Lien on any Inventory and Receivables Collateral; and

(4) exercise or refrain from exercising any rights against any Ainsworth or any Guarantor.

Restrictions on Enforcement of Parity Liens After Discharge of Existing Credit Facility Obligations

After the Discharge of Existing Credit Facility Obligations and prior to the Discharge of Priority Lien Obligations, the holders of the First Lien Notes and other Priority Lien Obligations will have, subject to the exceptions set forth below in clauses (1) through (4) and the provisions described below under the caption “— Provisions of the Indenture Relating to Security — Relative Rights,” and subject to the rights of the holders of applicable Permitted Prior Liens, the exclusive right to enforce rights and exercise remedies with respect to any Inventory and Receivables Collateral (including, without limitation, the exclusive right to authorize or direct the Collateral Trustee to enforce, collect or realize on any Inventory and Receivables Collateral or exercise any other right or remedy with respect to the Inventory and Receivables Collateral) and neither the trustee nor the Holders of the Second Lien Notes or other Parity Lien Obligations (excluding the holders of the Existing Credit Facility Obligations) may authorize or direct the Collateral Trustee with respect to such matters. Notwithstanding the foregoing, the trustee and the holders of Second Lien Notes (together with any other holder of a Parity Lien Obligation (excluding the Existing Credit Facility Obligations)) may, subject to the rights of the holders of Permitted Prior Liens, direct the Collateral Trustee:

(1) without any condition or restriction whatsoever, at any time after the Discharge of Existing Credit Facility Obligations and the Discharge of Priority Lien Obligations;

(2) as necessary to redeem any Inventory and Receivables Collateral in a creditor’s redemption permitted by law or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Existing Credit Facility Obligations and the prior Discharge of Priority Lien Obligations) any right to claim, take or receive proceeds of Inventory and Receivables Collateral remaining after the Discharge of Existing Credit Facility Obligations and the Discharge of Priority Lien Obligations in the event of foreclosure, sale or other enforcement of any prior lien;

(3) as necessary to perfect or establish the priority (subject to IR Collateral Priority Liens) of the IR Collateral Parity Liens upon any Inventory and Receivables Collateral, except through possession or control; or

(4) as necessary to create, prove, preserve or protect (but not enforce) the IR Collateral Parity Liens upon any Inventory and Receivables Collateral.

Subject to the provisions described below under the caption “— Provisions of the Indenture Relating to Security — Relative Rights,” both before and during an insolvency, receivership or liquidation proceeding until the Discharge of Existing Credit Facility Obligations and the Discharge of Priority Lien Obligations, none of the Parity Lien Secured Parties (other than the Existing Credit Facility Secured Parties) will:

(1) request judicial relief, in an insolvency, receivership or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Existing Credit Facility Obligations or Priority Lien Obligations in respect of the IR Collateral Priority Liens or that would limit, invalidate, avoid or set aside any IR Collateral Priority Lien or subordinate the IR Collateral Priority Liens to the IR Collateral Parity Liens or grant the IR Collateral Parity Liens equal ranking to the IR Collateral Priority Liens;

(2) oppose or otherwise contest any motion for relief from the automatic, court-ordered or any other stay or from any injunction against foreclosure or enforcement of IR Collateral Priority Liens made by any holder of Existing Credit Facility Obligations or Priority Lien Obligations in any insolvency, receivership or liquidation proceedings;

(3) oppose or otherwise contest any lawful exercise by any holder of Existing Credit Facility Obligations or Priority Lien Obligations of the right to credit bid debt represented by the Existing Credit Facility or Priority Lien Debt, as the case may be, at any sale or foreclosure or enforcement of IR Collateral Priority Liens;

(4) oppose or otherwise contest any other request for judicial relief made in any court by any holder of Existing Credit Facility Obligations or Priority Lien Obligations relating to the lawful enforcement of any IR Collateral Priority Lien; or

(5) challenge the validity, enforceability, perfection or priority of the IR Collateral Priority Liens.

Notwithstanding the foregoing, both before and during an insolvency, receivership or liquidation proceeding, the Parity Lien Secured Parties may take any actions and exercise any and all rights that would otherwise be available to a holder of unsecured claims, including, without limitation, the commencement of an insolvency, receivership or liquidation proceeding against Ainsworth or any Guarantor in accordance with applicable law.

Waiver of Right of Marshalling

The IR Collateral Intercreditor Agreement will provide that, prior to the Discharge of Existing Credit Facility Obligations, the holders of First Lien Notes and other Priority Lien Obligations, the holders of Second Lien Notes and other Parity Lien Obligations (other than the Existing Credit Facility Obligations), each IR Collateral Junior Debt Representative and the Collateral Trustee may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the holders of IR Collateral Priority First Liens (in their capacity as priority lienholders), under equitable principles. In addition, the IR Collateral Intercreditor Agreement will provide that, prior to the Discharge of Priority Lien Obligations, the holders of Second Lien Notes and other Parity Lien Obligations (other than the Existing Credit Facility Obligations), each Parity Debt Representative and the Collateral Trustee may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the holders of IR Collateral Priority Second Liens (in their capacity as priority lienholders), under equitable principles.

Insolvency, Receivership or Liquidation Proceedings

If, in any insolvency, receivership or liquidation proceeding and prior to the Discharge of Existing Credit Facility Obligations, the holders of Existing Credit Facility Obligations consent to any order:

(1) for use of cash collateral (other than cash collateral constituting (or that would, but for such insolvency, receivership or liquidation proceeding, constitute) Primary Collateral);

(2) approving a debtor-in-possession, receiver or liquidator financing secured by a Lien on assets constituting (or that would, but for the insolvency, receivership or liquidation proceeding, constitute) Inventory and Receivables Collateral that is senior to or on a parity with all IR Collateral Priority First Liens upon any property of the estate constituting (or that would, but for the insolvency or liquidation proceeding, constitute) Inventory and Receivables Collateral in such insolvency or liquidation proceeding;

(3) granting any relief on account of Existing Credit Facility Obligations as adequate protection (or its equivalent) for the benefit of the holders of Existing Credit Facility Obligations in the Inventory and Receivables Collateral subject to IR Collateral Priority First Liens; or

(4) relating to a sale of assets of Ainsworth or any Guarantor constituting (or that would, but for the insolvency or liquidation proceeding, constitute) Inventory and Receivables Collateral that provides, to the extent such assets sold are to be free and clear of Liens, that all IR Collateral Priority First

Liens, IR Collateral Priority Second Liens and IR Collateral Parity Liens will attach to the proceeds of the sale;

then, the IR Collateral Junior Secured Parties will not oppose or otherwise contest the entry of such order, so long as none of the Existing Credit Facility Secured Parties in any respect opposes or otherwise contests any request made by any IR Collateral Junior Secured Party for the grant to the Collateral Trustee, for the benefit of the IR Collateral Junior Secured Parties, of (i) junior Liens (maintaining the relative priority between IR Collateral Junior Secured Parties) upon any such property on which a Lien is (or is to be) granted under such order to secure the Existing Credit Facility Obligations, co-extensive in all respects with, but subordinated (as set forth herein under the caption “— Provisions of the Indenture Relating to Security — Ranking of Note Liens”) to, such Lien and all IR Collateral Priority First Liens on such property or (ii) a super priority administrative expense claim upon any such property junior to any super priority administrative expense claim upon such property granted to the Existing Credit Facility Secured Parties.

Subject to the foregoing, both before and during an insolvency, receivership or liquidation proceeding, the IR Collateral Junior Secured Parties may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of insolvency, receivership or liquidation proceedings against Ainsworth or any Guarantor in accordance with applicable law; provided that, both before and during an insolvency, receivership or liquidation proceeding, the IR Collateral Junior Secured Parties may not challenge the validity, enforceability, perfection and priority of the IR Collateral Priority First Liens; provided further that, by accepting a Second Lien Note, each holder of Second Lien Notes will agree not to take any of the actions prohibited under clauses (1) through (5) of the second paragraph of the provisions described under the caption “— Restrictions on Enforcement of Liens Prior to Discharge of Existing Credit Facility Obligations” or oppose or contest any order that it has agreed not to appose or contest under clauses (1) through (4) of the preceding paragraph.

If, in any insolvency, receivership or liquidation proceeding and prior to the Discharge of Priority Lien Obligations, the holders of Priority Lien Obligations by an Act of Instructing Debtholders consent to any order:

(1) for use of cash collateral (other than cash collateral constituting (or that would, but for such insolvency, receivership or liquidation proceeding, constitute) Primary Collateral);

(2) approving a debtor-in-possession, receiver or liquidator financing secured by a Lien on assets constituting (or that would, but for such insolvency, receivership or liquidation proceeding, constitute) Inventory and Receivables Collateral that is senior to or on a parity with all IR Collateral Priority Second Liens upon any property of the estate constituting (or that would, but for such insolvency and liquidation proceeding, constitute) Inventory and Receivables Collateral in such insolvency, receivership or liquidation proceeding;

(3) granting any relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of Priority Lien Obligations in the v Collateral subject to IR Collateral Priority Second Liens; or

(4) relating to a sale of assets of Ainsworth or any Guarantor constituting (or that would, but for such insolvency, receivership or liquidation proceeding, constitute) Inventory and Receivables Collateral that provides, to the extent such assets sold are to be free and clear of Liens, that all IR Collateral Priority Liens and IR Collateral Parity Liens will attach to the proceeds of the sale;

then, the Parity Lien Secured Parties (other than the Existing Credit Facility Secured Parties) will not oppose or otherwise contest the entry of such order, so long as none of the Priority Lien Secured Parties in any respect opposes or otherwise contests any request made by any such Parity Lien Secured Party for the grant to the Collateral Trustee, for the benefit of such Parity Lien Secured Parties, of (i) a junior Lien upon any such property on which a Lien is (or is to be) granted under such order to secure the Priority Lien Obligations, co-extensive in all respects with, but subordinated (as set forth herein under the caption “— Provisions of the Indenture Relating to Security — Ranking of Note Liens”) to, such Lien and all IR Collateral Priority Liens on such property or (ii) a super priority administrative expense claim upon any such property junior to any super priority administrative expense claim upon such property granted to the Priority Lien Secured Parties.

Subject to the foregoing, both before and during an insolvency, receivership or liquidation proceeding, the Parity Lien Secured Parties (excluding the Existing Credit Facility Secured Parties) may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of insolvency, receivership or liquidation proceedings against Ainsworth or any Guarantor in accordance with applicable law; provided that, both before and during an insolvency, receivership or liquidation proceeding, such Parity Lien Secured Parties may not challenge the validity, enforceability, perfection and priority of the IR Collateral Priority Liens; provided further that, by accepting a Second Lien Note, each holder of Second Lien Notes will agree not to take any of the actions prohibited under clauses (1) through (5) of the second paragraph of the provisions described under the caption “— Restrictions on Enforcement of Liens After Discharge of Existing Credit Facility Obligations” or oppose or contest any order that it has agreed not to appose or contest under clauses (1) through (4) of the preceding paragraph.

The IR Collateral Junior Secured Parties will not file or prosecute in any insolvency, receivership or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Inventory and Receivables Collateral under the IR Collateral Priority Second Liens and the IR Collateral Parity Liens, as the case may be, except that:

(1) they may freely seek and obtain relief: (a) granting (i) a junior Lien co-extensive in all respects with, but subordinated (as set forth herein under the caption “— Provisions of the Indenture Relating to Security — Ranking of Note Liens” and maintaining the relative priority between IR Collateral Junior Secured Parties) to, all Liens granted in the insolvency, receivership or liquidation proceeding to, or for the benefit of, the holders of Existing Credit Facility Obligations or (ii) a super priority administrative expense claim on any property constituting (or that would, but for such insolvency, receivership or liquidation proceeding, constitute) Inventory and Receivables Collateral junior to any super priority administrative expense claim on any such property granted to the Existing Credit Facility Secured Parties; or (b) in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan; and

(2) they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Existing Credit Facility Obligations (and, in the case of the Parity Lien Secured Parties (excluding the Existing Credit Facility Secured Parties), after the Discharge of Priority Lien Obligations).

If in any insolvency, receivership or liquidation proceeding, debt obligations of the reorganized debtor secured by Liens on any property of the reorganized debtor are distributed both on account of Existing Credit Facility Obligations and on account of the IR Collateral Junior Secured Obligations, then, to the extent the debt obligations distributed on account of the Existing Credit Facility Obligations and on account of the IR Collateral Junior Secured Obligations are secured by Liens on the same property, the provisions described herein under the caption “— Provisions of the Indenture Relating to Security — Ranking of Note Liens” (including with respect to relative priority between IR Collateral Junior Secured Parties) will survive the distribution of those debt obligations pursuant to the plan and will apply with like effect to the Liens securing those debt obligations.

Order of Application

The IR Collateral Intercreditor Agreement will provide that, so long as the Discharge of Existing Credit Facility Obligations has not occurred, whether or not any insolvency, receivership or liquidation proceeding has been commenced by or against Ainsworth or any other Guarantor, Inventory and Receivables Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Inventory and Receivables Collateral upon the exercise of remedies by the Existing Credit Facility Agent or Existing Credit Facility Secured Parties, shall be applied by the Existing Credit Facility Agent to the Existing Credit Facility Obligations in such order as specified in the relevant Existing Credit Facility

Documents. The IR Collateral Intercreditor Agreement will also provide that, upon the Discharge of Existing Credit Facility Obligations, the Existing Credit Facility Agent will deliver to the Collateral Trustee any Inventory and Receivables Collateral and proceeds of Inventory and Receivables Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Collateral Trustee in the order of application set forth below. In addition, the IR Collateral Intercreditor Agreement will provide that if, following the Discharge of Existing Credit Facility Obligations, any Inventory and Receivables Collateral is sold or otherwise realized upon by the Collateral Trustee in connection with any foreclosure, sale, collection or other enforcement (other than a foreclosure under Canadian law where the Collateral Trustee takes title to non-cash assets) of security interests granted to the Collateral Trustee in the IR Collateral Security Documents, the proceeds received by the Collateral Trustee from such foreclosure, sale, collection or other enforcement (other than a foreclosure under Canadian law where the Collateral Trustee takes title to non-cash assets) will be distributed by the Collateral Trustee in the following order of application:

FIRST, to the payment of all amounts payable under the IR Collateral Intercreditor Agreement on account of the Collateral Trustee’s fees and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the Collateral Trustee or any co-trustee or agent in connection with any IR Collateral Security Document;

SECOND, to the repayment of Indebtedness or other Obligations (other than Priority Lien Debt) secured by a Permitted Prior Lien on the Inventory and Receivables Collateral sold or realized upon (including, to the extent the Discharge of Existing Credit Facility Obligations has not occurred in accordance with the preceding paragraph, the Existing Credit Facility Obligations as necessary to cause the Discharge of Existing Credit Facility Obligations in accordance with the definition thereof);

THIRD, to the respective Priority Debt Representatives for application to the payment of all outstanding Priority Lien Debt and any other Priority Lien Obligations that are then due and payable in such order as may be provided in the Priority Lien Documents in an amount sufficient to pay in full in cash all outstanding Priority Lien Debt and all other Priority Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any bankruptcy, insolvency, receivership or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt);

FOURTH, to the respective Parity Debt Representatives (other than the Existing Credit Facility Agent) for application to the payment of all outstanding Parity Lien Debt and any other Parity Lien Obligations (other than the Existing Credit Facility Obligations) that are then due and payable in such order as may be provided in the applicable Parity Lien Documents in an amount sufficient to pay in full in cash all such outstanding Parity Lien Debt and all such other Parity Lien Obligations that are then due and payable (including all interest accrued thereon after the commencement of any bankruptcy, insolvency, receivership or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable Parity Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Parity Lien Document) of all outstanding letters of credit constituting Parity Lien Debt (other than letters of credit outstanding under the Existing Credit Facility)); and

FIFTH, any surplus remaining after the payment in full in cash of all of the IR Collateral Secured Obligations and Obligations entitled to the benefit of such Inventory and Receivables Collateral will be paid to Ainsworth or the applicable Guarantor, as the case may be, or its successors or assigns, or as a court of competent jurisdiction may direct.

If any IR Collateral Junior Debt Representative or any IR Collateral Junior Secured Party collects or receives any proceeds in respect of the IR Collateral Junior Secured Obligations that should have been applied to the payment of the Existing Credit Facility Obligations or obligations secured by a Permitted Prior Lien (excluding IR Collateral Priority Second Liens) in accordance with the paragraph above and a responsible officer of such IR Collateral Junior Debt Representative shall have received written notice, or shall have actual knowledge, of the same prior to such IR Collateral Junior Debt Representative’s distribution of such proceeds, whether after the commencement of an insolvency or receivership proceeding or otherwise, such IR Collateral Junior Debt Representative or such holder of an IR Collateral Junior Secured Obligation, as the case may be, will forthwith deliver the same to the Existing Credit Facility Agent, for the account of the holders of the Existing Credit Facility Obligations or obligations secured by a Permitted Prior Lien (excluding IR Collateral Priority Second Liens), in the form received, duly indorsed to the Existing Credit Facility Agent, for the account of the holders of the Existing Credit Facility Obligations or obligations secured by any such Permitted Prior Lien to be applied in accordance with the paragraph above. Until so delivered, such proceeds will be held by such IR Collateral Junior Debt Representative or such holder of an IR Collateral Junior Secured Obligation, as the case may be, for the benefit of the holders of the Existing Credit Facility Obligations or obligations secured by any such Permitted Prior Lien. These provisions will not apply to payments received by any holder of IR Collateral Junior Secured Obligations if such payments are not proceeds of realization upon any Inventory and Receivables Collateral.

If any Parity Debt Representative (other than the Existing Credit Facility Agent) or any holder of a Parity Lien Obligation (other than the Existing Credit Facility Obligations) collects or receives any proceeds in respect of the Parity Lien Obligations (other than the Existing Credit Facility Obligations) that should have been applied to the payment of the Priority Lien Obligations or obligations secured by a Permitted Prior Lien in accordance with the second preceding paragraph above and a responsible officer of such Parity Debt Representative shall have received written notice, or shall have actual knowledge, of the same prior to such Parity Debt Representative’s distribution of such proceeds, whether after the commencement of an insolvency or receivership proceeding or otherwise, such Parity Debt Representative or such holder of a Parity Lien Obligation, as the case may be, will forthwith deliver the same to the Collateral Trustee, for the account of the holders of the Priority Lien Obligations or obligations secured by a Permitted Prior Lien, in the form received, duly indorsed to the Collateral Trustee, for the account of the holders of the Priority Lien Obligations or obligations secured by a Permitted Prior Lien to be applied in accordance with the paragraph above. Until so delivered, such proceeds will be held by such Parity Debt Representative or such holder of a Parity Lien Obligation, as the case may be, for the benefit of the holders of the Priority Lien Obligations or obligations secured by a Permitted Prior Lien. These provisions will not apply to payments received by any holder of Parity Lien Obligations if such payments are not proceeds of realization upon any Inventory and Receivables Collateral.

The value of the Inventory and Receivables Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Inventory and Receivables Collateral. In the event of a foreclosure, sale, liquidation, bankruptcy, receivership or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the Inventory and Receivables Collateral will be sufficient to pay any of Ainsworth’s Obligations under the Second Lien Notes, in full or at all, after first applying any proceeds from the Inventory and Receivables Collateral to satisfy the Existing Credit Facility Obligations and the Priority Lien Obligations. See “Risk Factors — Risks to Holders of New Notes Issued in the Exchange Offer — We may grant future liens on the collateral securing the New Notes, and the value of the Collateral may be insufficient, which could impair a recovery by holders of the New Notes.”

Release of Liens on Inventory and Receivables Collateral

The IR Collateral Intercreditor Agreement will provide that the Existing Credit Facility Agent’s and the Collateral Trustee’s Liens on the Inventory and Receivables Collateral will be released:

(1) in whole, upon (a) payment in full and discharge of all outstanding IR Collateral Secured Debt and all other IR Collateral Secured Obligations that are outstanding, due and payable at the time all of the IR Collateral Secured Debt is paid in full and discharged and (b) termination or expiration of all commitments to extend credit under all IR Collateral Secured Debt Documents and the cancellation or termination or cash collateralization (at the lower of (i) 105% of the aggregate undrawn amount and (ii) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable IR Collateral Secured Debt Documents) of all outstanding letters of credit issued pursuant to any IR Collateral Secured Debt Documents;

(2) as to any Inventory and Receivables Collateral that is sold, transferred or otherwise disposed of by Ainsworth or any Guarantor to a Person (either before or after such sale, transfer or disposition) other than Ainsworth or any Guarantor in a transaction or other circumstance that is not prohibited by the “Asset Sales” provisions of the indenture or by the other IR Collateral Secured Debt Documents, at the time of such sale, transfer or other disposition and to the extent of the interest sold, transferred or otherwise disposed of; and

(3) as to any Inventory and Receivables Collateral other than Inventory and Receivables Collateral being released pursuant to clauses (1) or (2) of this paragraph, if (a) consent to the release of that Inventory and Receivables Collateral has been given by an Act of Instructing Debtholders; provided, that if such Inventory and Receivables Collateral represents all or substantially all of the Inventory and Receivables Collateral, consent to release of such Inventory and Receivables Collateral has been given by the requisite percentage or number of holders of each Series of IR Collateral Secured Debt at the time outstanding as provided for in the applicable IR Collateral Secured Debt Documents and (b) Ainsworth has delivered an officers’ certificate to the Existing Credit Facility Agent and Collateral Trustee certifying that any such necessary consents have been obtained.

Notwithstanding the preceding paragraph, the IR Collateral Intercreditor Agreement will provide upon the occurrence of the events specified below, that the Existing Credit Facility Agent’s (except as otherwise provided in an Existing Credit Facility Document) and the Collateral Trustee’s Liens on the applicable Inventory and Receivables Collateral specified below shall automatically, without further action, be released:

(1) with respect to a sale or other disposition (including by way of merger, amalgamation or consolidation) of all or a majority of the Capital Stock issued by any Guarantor to a Person that is not (either before or after giving effect to such transaction) Ainsworth or a Restricted Subsidiary of Ainsworth after which such Guarantor is no longer a Restricted Subsidiary, provided, that such sale or other disposition does not violate the terms of any IR Collateral Secured Debt Document, upon such sale or other disposition, the Lien under the IR Collateral Security Documents on the Inventory and Receivables Collateral granted by such Guarantor shall automatically, without further action, be released;

(2) if Ainsworth designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture and the other IR Collateral Secured Debt Documents, upon such designation, the Lien under the IR Collateral Security Documents on the Inventory and Receivables Collateral granted by such Guarantor shall automatically, without further action, be released;

(3) with respect to amounts distributed by the Existing Credit Facility Agent or the Collateral Trustee pursuant to, and in accordance with the provisions of the IR Collateral Intercreditor Agreement, upon such distribution, the Lien under the IR Collateral Security Documents in such amounts shall automatically, without further action, be released;

(4) with respect to any insurance proceeds received by Ainsworth or any Guarantor, upon delivery to the Existing Credit Facility Agent and the Collateral Trustee of a certificate of an authorized officer of Ainsworth that such proceeds are required to be applied in accordance with the Existing Credit Facility or any other Credit Facility (including any Credit Facility entered into in accordance with the definition of Permitted Refinancing Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund the Existing Credit Facility or such other Credit Facility), the Lien, if any, under the IR Collateral Security Documents on such proceeds shall automatically, without further action, be released;

(5) with respect to any other amounts required to be applied to a mandatory prepayment or redemption of the Indebtedness under the Existing Credit Facility or any other Credit Facility (including any Credit Facility entered into in accordance with the definition of Permitted Refinancing Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund the Existing Credit Facility or such other Credit Facility), upon delivery to the Existing Credit Facility Agent and the Collateral Trustee of a certificate of an authorized officer of Ainsworth that such amounts are required to be so applied, the Lien, if any, under the IR Collateral Security Documents on such proceeds shall automatically, without further action, be released; and

(6) with respect to any Inventory and Receivables Collateral for which the release of the Lien under the IR Collateral Security Documents is provided for pursuant to a provision of any IR Collateral Security Document, the Lien under the IR Collateral Security Documents on such Inventory and Receivables Collateral shall automatically, without further action, be released as provided for in such provision;

and, in each such case, upon request of Ainsworth, the Existing Credit Facility Agent and the Collateral Trustee will execute (with such acknowledgements and/or notarizations as are required) and deliver evidence of such release to Ainsworth.

Amendment of IR Collateral Security Documents

The IR Collateral Intercreditor Agreement will provide that the Existing Credit Facility Agent and the Collateral Trustee, in each case, acting as directed by an Act of Instructing Debtholders, and Ainsworth and the Guarantors may enter into amendments and supplements to the provisions of any IR Collateral Security Document, provided that:

(1) any amendment or supplement that has the effect solely of adding or maintaining Inventory and Receivables Collateral, securing additional IR Collateral Secured Debt that was otherwise permitted by the terms of the IR Collateral Secured Debt Documents to be secured by the Inventory and Receivables Collateral or preserving or perfecting the Liens thereon or the rights of the Existing Credit Facility Agent or the Collateral Trustee therein, will become effective when executed and delivered by Ainsworth or any applicable Guarantor party thereto, the Existing Credit Facility Agent and the Collateral Trustee;

(2) no amendment or supplement that reduces, impairs or adversely affects the right of any holder of IR Collateral Secured Debt to:

(a) vote its outstanding IR Collateral Secured Debt as to any matter described as subject to an Act of Instructing Debtholders or an Act of Enforcing Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Instructing Debtholders,” “Act of Enforcing Debtholders,” “Required Priority Debtholders,” “Required Parity Debtholders,” “Enforcing Priority Debtholders,” “Enforcing Parity Debtholders,” or “Actionable Default”),

(b) share in the order of application described above under “— Order of Application” in the proceeds of enforcement of or realization on any Inventory and Receivables Collateral that has not been released in accordance with the provisions described under “— Release of Liens on Inventory and Receivables Collateral,” or

(c) require that Liens securing IR Collateral Secured Obligations be released only as set forth in the provisions described above under the caption “— Release of Liens on Inventory and Receivables Collateral,”

will become effective without the consent of the requisite percentage or number of holders of each Series of IR Collateral Secured Debt so affected under the applicable IR Collateral Secured Debt Documents; and

(3) no amendment or supplement that imposes any obligation upon the Existing Credit Facility Agent, the Collateral Trustee or any IR Collateral Secured Debt Representative or adversely affects the rights of the Existing Credit Facility Agent, the Collateral Trustee or any IR Collateral Junior Debt Representative, respectively, in its capacity as such will become effective without the consent of the Existing Credit Facility Agent, the Collateral Trustee or such IR Collateral Junior Debt Representative, respectively.

The Collateral Trustee will not enter into any such amendment or supplement unless it has received an officers’ certificate to the effect that such amendment or supplement will not result in a breach of any provision or covenant contained in any of the IR Collateral Secured Debt Documents.

Notwithstanding the foregoing, any amendment, supplement or other agreement regarding the provisions of the IR Collateral Security Documents that releases Inventory and Receivables Collateral will be effective only in accordance with the requirements set forth in “— Release of Liens on Inventory and Receivables Collateral.”

The IR Collateral Intercreditor Agreement will provide that, notwithstanding anything to the contrary in this section, subject to clauses (2) and (3) above:

(1) the Existing Credit Facility Agent and Ainsworth and the Guarantors may, at any time and from time to time, without the consent of any IR Collateral Junior Secured Parties, amend or supplement any IR Collateral Security Document that secures Existing Credit Facility Obligations (but does not secure IR Collateral Junior Secured Obligations);

(2) any amendment or waiver of, or any consent under, any provision of the IR Collateral Intercreditor Agreement or any IR Collateral Security Document that secures Existing Credit Facility Lien Obligations will apply automatically to any comparable provision of any comparable IR Collateral Security Document that secures IR Collateral Junior Secured Obligations without the consent of or notice to any Priority Lien Secured Party or any Parity Lien Secured Party (excluding the Existing Credit Facility Secured Party) and without any action by Ainsworth, any Guarantor, any Priority Lien Secured Party or any such Parity Lien Secured Party;

(3) the Collateral Trustee, acting as directed by an Act of Instructing Debtholders, and Ainsworth and the Guarantors may, at any time and from time to time, without the consent of any Parity Lien Secured Parties (other than the Existing Credit Facility Secured Parties), amend or supplement any IR Collateral Security Document that secures Priority Lien Obligations (but does not secure Parity Lien Obligations);

(4) any amendment or waiver of, or any consent under, any provision of the IR Collateral Intercreditor Agreement or any IR Collateral Security Document that secures Priority Lien Obligations will apply automatically to any comparable provision of any comparable IR Collateral Security Document that secures Parity Lien Obligations (other than the Existing Credit Facility Obligations) without the consent of or notice to any Parity Lien Secured Party (other than the Existing Credit Facility Secured Parties) and without any action by Ainsworth or any Guarantor or any such Parity Lien Secured Party; and

(5) any IR Collateral Security Document that secures IR Collateral Junior Secured Obligations but not Existing Credit Facility Obligations will include language indicating that such IR Collateral Security Document is subject to the terms of the IR Collateral Intercreditor Agreement.

Voting

In connection with any matter under the IR Collateral Intercreditor Agreement requiring a vote of holders of the IR Collateral Secured Debt, each Series of IR Collateral Secured Debt will cast its votes as a block in accordance with the IR Collateral Secured Debt Documents governing such Series of IR Collateral Secured Debt. The amount of IR Collateral Secured Debt to be voted by a Series of IR Collateral Secured Debt will equal (1) the aggregate principal amount of IR Collateral Secured Debt held constituting such

Series of IR Collateral Secured Debt (including outstanding letters of credit whether or not then available or drawn), plus (2) other than in connection with an exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of IR Collateral Secured Debt.

Provisions of the Indenture Relating to Security

Equal and Ratable Sharing of Collateral by Holders of Parity Lien Debt

The indenture will provide that, notwithstanding:

(1) anything to the contrary contained in the Security Documents;

(2) the time of incurrence of any Series of Parity Lien Debt;

(3) the order or method of attachment or perfection of any Liens securing any Series of Parity Lien Debt;

(4) the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5) the time of taking possession or control over any Collateral;

(6) that any Parity Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7) the rules for determining priority under any law governing relative priorities of Liens:

(a) all Liens at any time granted to secure any of the Parity Lien Debt (other than Liens on the Inventory and Receivables Collateral) will secure, equally and ratably, all present and future Parity Lien Obligations;

(b) at any time, all proceeds of Collateral (other than the Inventory and Receivables Collateral) on which Liens have been granted to secure any of the Parity Lien Debt and other Parity Lien Obligations will be allocated and distributed equally and ratably on account of the Parity Lien Debt and other Parity Lien Obligations;

(c) all Liens on the Inventory and Receivables Collateral at any time granted to secure any of the Parity Lien Debt will secure, equally and ratably, all present and future Parity Lien Obligations (other than the Existing Credit Facility Obligations, which shall be secured by a first priority lien on the Inventory and Receivables Collateral); and

(d) at any time, all proceeds of Inventory and Receivables Collateral on which Liens have been granted to secure any of the Parity Lien Debt and other Parity Lien Obligations will be allocated and distributed equally and ratably on account of the Parity Lien Debt and other Parity Lien Obligations (other than the Existing Credit Facility Obligations, which shall be secured by a first priority lien on the Inventory and Receivables Collateral).

The foregoing provision is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, each present and future Parity Debt Representative and the Collateral Trustee as holder of Parity Liens. The Parity Debt Representative of each future Series of Parity Lien Debt will be required to deliver a Parity Debt Sharing Confirmation to the Collateral Trustee and the trustee at the time of incurrence of such Series of Parity Lien Debt.

Ranking of Note Liens

The indenture will provide that, notwithstanding:

(1) anything to the contrary contained in the Security Documents;

(2) the time of incurrence of any Series of Secured Debt;

(3) the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

(4) the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Collateral;

(5) the time of taking possession or control over any Collateral;

(6) that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7) the rules for determining priority under any law governing relative priorities of Liens,

all Liens at any time (a) on the Primary Collateral to secure any of the Parity Lien Obligations will be subject and subordinate to all Primary Collateral Priority Liens securing Priority Lien Obligations and (b) on the Inventory and Receivables Collateral to secure any of the Parity Lien Obligations (other than the Existing Credit Facility Obligations) will be subject and subordinate to all IR Collateral Priority Liens securing the Existing Credit Facility Obligations and/or the Priority Lien Obligations. If the requirements set forth below in clause (1) under the caption “— Covenant with Respect to DB Facility Collateral and ML Facility Collateral” have been satisfied, comparable provisions will apply with respect to the DB Facility Collateral. If the requirements set forth below in clause (2) under the caption “— Covenant with Respect to DB Facility Collateral and ML Facility Collateral” have been satisfied, comparable provisions will apply with respect to the ML Facility Collateral.

Clauses (a) and (b) of the foregoing provision are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, each present and future Priority Debt Representative and the Collateral Trustee as holder of Priority Liens. Clause (b) of the foregoing provision is intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Existing Credit Facility Obligations and the Existing Credit Facility Agent as holder of Liens on the Inventory and Receivables Collateral. No other Person will be entitled to rely on, have the benefit of or enforce this provision. The Parity Debt Representative of each future Series of Parity Lien Debt will be required to deliver a Parity Debt Sharing Confirmation to the Collateral Trustee, each Priority Debt Representative and the Existing Credit Facility Agent (provided that the Parity Debt Sharing Confirmation delivered by the Existing Credit Facility Agent, in its capacity as a Parity Debt Representative, will be solely in respect of the Primary Collateral).

In addition, the foregoing provision is intended solely to set forth the relative ranking, as Liens, of the Liens securing Parity Lien Debt as against the Priority Liens. Neither the Second Lien Notes nor any other Parity Lien Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof (other than enforcement against the Collateral) are intended to be, or will ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced.

Relative Rights

Nothing in the Note Documents will:

(1) impair, as between Ainsworth and the holders of the Second Lien Notes, the obligation of Ainsworth to pay principal of, premium and interest, if any, on the Second Lien Notes in accordance with their terms or any other obligation of Ainsworth or any Guarantor under the Note Documents;

(2) affect the relative rights of holders of Second Lien Notes as against any other creditors of Ainsworth or any Guarantor under the Note Documents (other than holders of Priority Liens or other Parity Liens);

(3) restrict the right of any holder of Second Lien Notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral to the extent specifically prohibited by (a) “— Collateral Trust Agreement — Restrictions on Enforcement of Parity Liens,” (b) “— Collateral Trust Agreement — Insolvency, Receivership or Liquidation Proceedings,” (c) “— IR Collateral Intercreditor Agreement— Restrictions on Enforcement of Liens Prior to Discharge of Existing Credit Facility Obligations,” (d) “— IR Collateral Intercreditor Agreement— Restrictions on Enforcement of Parity Liens After Discharge of Existing Credit Facility Obligations,” (e) “— IR Collateral Intercreditor Agreement — Insolvency, Receivership or Liquidation Proceedings” and (f) if the requirements set forth below under the caption “— Covenant with Respect to DB Facility Collateral and ML Facility Collateral” have been satisfied, the comparable provisions set forth in the intercreditor agreements entered into with respect to the DB Facility Collateral and the ML Facility Collateral, respectively);

(4) restrict or prevent any holder of Second Lien Notes or other Parity Lien Obligations, the trustee, the Collateral Trustee or other Person on their behalf from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by (a) “— Collateral Trust Agreement — Restrictions on Enforcement of Parity Liens,” (b) “— Collateral Trust Agreement — Insolvency, Receivership or Liquidation Proceedings,” (c) “— IR Collateral Intercreditor Agreement — Restrictions on Enforcement of Liens Prior to Discharge of Existing Credit Facility Obligations,” (d) “— IR Collateral Intercreditor Agreement— Restrictions on Enforcement of Parity Liens After Discharge of Existing Credit Facility Obligations,” (e) “— IR Collateral Intercreditor Agreement — Insolvency, Receivership or Liquidation Proceedings” and (f) if the requirements set forth below under the caption “— Covenant with Respect to DB Facility Collateral and ML Facility Collateral” have been satisfied, the comparable provisions set forth in the intercreditor agreements entered into with respect to the DB Facility Collateral and the ML Facility Collateral, respectively; or

(5) restrict or prevent any holder of Second Lien Notes or other Parity Lien Obligations, the trustee, the Collateral Trustee or any other Person on their behalf from taking any lawful action in an insolvency, receivership or liquidation proceeding not specifically restricted or prohibited by (a) “— Collateral Trust Agreement — Restrictions on Enforcement of Parity Liens,” (b) “— Collateral Trust Agreement — Insolvency, Receivership or Liquidation Proceedings,” (c) “— IR Collateral Intercreditor Agreement— Restrictions on Enforcement of Liens Prior to Discharge of Existing Credit Facility Obligations,” (d) “— IR Collateral Intercreditor Agreement— Restrictions on Enforcement of Parity Liens After Discharge of Existing Credit Facility Obligations,” (e) “— IR Collateral Intercreditor Agreement — Insolvency, Receivership or Liquidation Proceedings” and (f) if the requirements set forth below under the caption “— Covenant with Respect to DB Facility Collateral and ML Facility Collateral” have been satisfied, the comparable provisions set forth in the intercreditor agreements entered into with respect to the DB Facility Collateral and the ML Facility Collateral, respectively.

Release of Security Interests in Respect of Notes

The indenture, the Collateral Trust Agreement and the IR Collateral Intercreditor Agreement will provide that the Collateral Trustee’s Liens upon all Collateral will no longer secure the Second Lien Notes outstanding under the indenture or any other Obligations with respect to the Second Lien Notes under the indenture, and the rights of the holders of the Second Lien Notes and such Obligations to the benefits and proceeds of the Collateral Trustee’s Liens on all Collateral will terminate and be discharged:

(1) upon satisfaction and discharge of the indenture as set forth under the caption “Description of the Second Lien Notes — Satisfaction and Discharge;”

(2) upon a defeasance of the Second Lien Notes as set forth under the caption “Description of the Second Lien Notes — Legal Defeasance and Covenant Defeasance;”

(3) upon payment in full and discharge of all Second Lien Notes outstanding under the indenture and all Obligations that are outstanding, due and payable under the indenture at the time the Second Lien Notes are paid in full and discharged; or

(4) in whole or in part, with the consent of the holders of the requisite percentage of Second Lien Notes in accordance with the provisions described under the caption “Description of the Second Lien Notes — Amendment, Supplement and Waiver.”

Covenant with Respect to DB Facility Collateral and ML Facility Collateral

The indenture will provide that Ainsworth will use its commercially reasonable efforts to:

(1) obtain requisite consents from the DB Facility Agent and the lenders under the Deutsche Bank Facility (a) to permit Ainsworth and/or the applicable Guarantors to grant to the Collateral Trustee, for the benefit of the Priority Lien Secured Parties, a second priority Lien on the DB Facility Collateral, (b) to permit Ainsworth and/or the applicable Guarantors to grant to the Collateral Trustee, for the benefit of the Parity Lien Secured Parties, a third priority Lien on the DB Facility Collateral and (c) to remove any requirement that the obligations under the Deutsche Bank Facility be secured equally and ratably with the Parity Lien Obligations, provided that, in connection with its commercially reasonable efforts to obtain such consents, Ainsworth and/or the applicable Guarantors shall be permitted to grant to the DB Facility Agent, for the benefit of the lenders under the Deutsche Bank Facility, a first priority lien on the DB Facility Collateral; and

(2) obtain requisite consents from the ML Facility Agent and the lenders under the Merrill Lynch Facility (a) to permit Ainsworth and/or the applicable Guarantors to grant to the Collateral Trustee, for the benefit of the Priority Lien Secured Parties, a second priority Lien on the ML Facility Collateral and (b) to permit Ainsworth and/or the applicable Guarantors to grant to the Collateral Trustee, for the benefit of the Parity Lien Secured Parties, a third priority Lien on the ML Facility Collateral.

If the requirements of clause (1) of this paragraph are satisfied, as certified to the Collateral Trustee and the trustee in an Officers’ Certificate of Ainsworth, (i) the Collateral Trustee and the trustee will enter into an intercreditor agreement setting forth the relative priorities of Liens in the DB Facility Collateral (including that the DB Facility Agent, for the benefit of the lenders under the Deutsche Bank Facility, holds a first priority Lien on the DB Facility Collateral) and (ii) the Collateral Trustee will enter into such security documents as are necessary, as set forth in such Officers’ Certificate, to create and perfect the Liens on the DB Facility Collateral in favor of the Collateral Trustee (and such intercreditor agreement and all such security documents shall be deemed, for all purposes hereof, to be “Security Documents”).

If the requirements of clause (2) of this paragraph are satisfied, as certified to the Collateral Trustee and the trustee in an Officers’ Certificate of Ainsworth, (i) the Collateral Trustee and the trustee will enter into an intercreditor agreement setting forth the relative priorities of Liens in the ML Facility Collateral (including that the ML Facility Agent, for the benefit of the lenders under the Merrill Lynch Facility, holds a first priority Lien on the ML Facility Collateral) and (ii) the Collateral Trustee will enter into such security documents as are necessary, as set forth in such Officers’ Certificate, to create and perfect the Liens on the ML Facility Collateral in favor of the Collateral Trustee (and such intercreditor agreement and all such security documents shall be deemed, for all purposes hereof, to be “Security Documents”). If the requirements of clause (2) of this paragraph are not met within 90 days of the Issue Date, Ainsworth will pay to each Holder of Second Lien Notes an amount equal to 0.50% of the outstanding principal amount of Second Lien Notes held by such Holder as of such 90th day.

Covenant With Respect to Grant

The Indenture will provide that Ainsworth will request that Grant permit Ainsworth to directly pledge Ainsworth’s interest in the High Level Project to the Collateral Trustee as further security for the First Lien Notes and Second Lien Notes. In the event such request is granted by Grant, Ainsworth’s interest in the High Level Project shall, for all purposes of the indenture and the Security Documents, be Primary Collateral.

Compliance with Trust Indenture Act

The indenture will provide that Ainsworth will comply with the provisions of TIA §314.

To the extent applicable, Ainsworth will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of Ainsworth except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or reasonably satisfactory to the trustee. Notwithstanding anything to the contrary in this provision, Ainsworth will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the TIA to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under TIA §314(d).

Further Assurances

The indenture and the Security Documents will provide that Ainsworth and each of the Guarantors will do or cause to be done all acts and things that may be required, or that the Collateral Trustee from time to time may reasonably request, to assure and confirm that the Collateral Trustee holds, for the benefit of the holders of Secured Obligations, duly created and enforceable and perfected Liens upon the Collateral, including after-acquired Collateral and any property or assets that become Collateral after the Second Lien Notes are issued, subject to such exceptions as may be contemplated by the Secured Debt Documents.

Upon the reasonable request of the Collateral Trustee or any Secured Debt Representative at any time and from time to time, Ainsworth and each of the Guarantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to a holder of Old Notes and of New Notes issued in exchange for Old Notes pursuant to the Exchange Offer, who, for the purposes of the Income Tax Act (Canada) (the “Tax Act”) and at all relevant times, (i) is neither a resident nor a deemed resident of Canada, (ii) deals with the company at arm’s length for purposes of the Tax Act, (iii) does not use or hold and is not deemed to use or hold the Old Notes or the New Notes issued in exchange for Old Notes in carrying on business in Canada, and (iv) does not carry on business in Canada and elsewhere as a non-resident insurer (a “Non-Resident Holder”).

The summary is based upon the current provisions of the Tax Act, the regulations thereunder in force as of the date hereof, the company’s understanding of the current published administrative and assessing policies of the Canada Revenue Agency and upon all specific proposals to amend the Tax Act and regulations announced or released by the Minister of Finance (Canada) prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations and does not take into account or anticipate any other changes in law, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign tax considerations which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be legal or tax advice to any particular Non-Resident Holder. No representation with respect to the Canadian federal income tax consequences to any particular Non-Resident Holder is made herein. Accordingly, Non-Resident Holders should consult their own tax advisors with respect to their particular circumstances.

Consequences to Non-Resident Holders Tendering and Consenting On or Prior to the Early Participation Date

The exchange of Old Notes for New Notes pursuant to the Exchange Offer by a Non-Resident Holder, the receipt by such Non-Resident Holder of the Early Participation Payment and any interest paid or credited to a Non-Resident Holder in respect to the Old Notes or the New Notes will be exempt from withholding tax under the Tax Act and no other tax on income or capital gains will be payable under the Tax Act in respect of such payments. No other taxes on income (including taxable capital gains) will be payable under the Tax Act in respect of the holding, redemption or disposition of the New Notes by a Non-Resident Holder.

Consequences to Non-Resident Holders Not Consenting and Tendering On or Prior to the Early Participation Date

The company intends to take the position that the Exchange Offer and the adoption of the Proposed Amendments will not be considered for purposes of the Tax Act to change the status of the Old Notes or result in a disposition of the Old Notes. Based upon this position:

(i) the exchange of Old Notes for New Notes pursuant to the Exchange Offer by a Non-Resident Holder, the receipt by a Non-Resident Holder of the Early Participation Payment and any interest paid or credited to a Non-Resident Holder in respect of the Old Notes or the New Notes will be exempt from withholding tax under the Tax Act and no other tax on income or capital gains will be payable under the Tax Act in respect of such payments. No other taxes on income (including taxable capital gains) will be payable under the Tax Act in respect of the holding, redemption or disposition of the New Notes by a Non-Resident Holder.

(ii) any interest paid or credited to Non-Resident Holders who do not tender their Old Notes on or prior to the Expiration Date will continue to be exempt from withholding tax under the Tax Act. No other tax on income or capital gains will be payable under the Tax Act in respect of the holding, redemption or disposition of the Old Notes by such Non-Resident Holders.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. ALL NON-RESIDENT HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE CANADIAN FEDERAL, U.S. FEDERAL, PROVINCIAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TENDER OF SECURITIES PURSUANT TO THE EXCHANGE OFFER, THE RECEIPT OF THE EARLY PARTICIPATION PAYMENT AND THE ADOPTION OF PROPOSED THE AMENDMENTS.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations generally applicable to holders that exchange their Old Notes for New Notes pursuant to the Exchange Offer. This summary does not address the United States federal income tax consequences of the receipt of Warrants by the Backstop Holders in connection with the Exchange Offer and the Concurrent Offering. Furthermore, this summary does not address all of the United States federal income tax consequences that may be relevant to holders, nor does it address specific tax consequences that may be relevant to particular holders that are subject to special tax rules (including, for example, banks or financial institutions, broker-dealers, insurance companies, regulated investment companies, tax-exempt entities, common trust funds, dealers in securities or currencies, pass-through entities (and investors in such entities), persons that have a functional currency other than the U.S. dollar and persons in special situations, such as those who hold Old Notes or New Notes as part of a straddle, hedge, conversion transaction or other integrated investment). Unless otherwise stated, this discussion is limited to the tax consequences to those holders who hold such Old Notes or New Notes as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this discussion does not describe any tax consequences arising under United States federal gift and estate or other federal tax laws or under the tax laws of any state, local or non-United States jurisdiction. This discussion is based on the Code, the Treasury Department regulations (the “Treasury Regulations”) promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The company has not sought a ruling from the Internal Revenue Service (the “IRS”) with regard to the United States federal income tax treatment of the Exchange Offer or the adoption of the Proposed Amendments and, therefore, there can be no assurance that the IRS will agree with the conclusions set forth below. Each holder is urged to consult its own tax advisor regarding the United States federal, state, local, and non-United States income and other tax consequences of exchanging Old Notes for New Notes pursuant to the Exchange Offer.

For purposes of the following discussion, a “U.S. Holder” is a beneficial owner of Old Notes or New Notes that is (1) a citizen or individual resident of the United States, (2) a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996 and properly elected to be treated as a United States person. A “Non-U.S. Holder” is a beneficial owner of Old Notes or New Notes that is neither a U.S. Holder nor a partnership (or an entity treated as a partnership for United States federal income tax purposes).

If a pass-through entity, including a partnership or other entity taxable as a partnership for United States federal income tax purposes, holds Old Notes or New Notes, the United States federal income tax treatment of an owner or partner generally will depend on the status of such owner or partner and the activities of the pass-through entity. A person that is an owner or partner of the pass-through entity holding Old Notes or New Notes should consult its own tax advisor.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS OF OLD NOTES AND NEW NOTES ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS OFFERING CIRCULAR IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS OF OLD NOTES OR NEW NOTES FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS OF OLD NOTES OR NEW NOTES UNDER THE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY US IN CONNECTION WITH OUR PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS CONTEMPLATED HEREIN; AND (C) HOLDERS OF OLD NOTES AND NEW NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

General Considerations

Recapitalization Treatment.  The qualification of the exchange of Old Notes for New Notes, as described below under the headings “U.S. Holders” and “Non-U.S. Holders,” as a tax-free “recapitalization” for United States federal income tax purposes depends upon, under applicable case law principles, whether both the Old Notes and New Notes constitute “securities” for United States federal income tax purposes. The determination of whether a debt instrument constitutes a security depends upon an evaluation of the nature of the debt instrument, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for United States federal income tax purposes. Generally, corporate debt instruments with maturities when issued of less than five years are not considered securities, and corporate debt instruments with maturities when issued of ten years or more are considered securities. Although not free from doubt, we believe that the Old Notes and the New Notes should constitute securities, and the exchange of Old Notes for New Notes should qualify as a tax-free recapitalization for United States federal income tax purposes. Each holder is urged to consult its own tax advisor with respect to the United States federal income tax consequences of the exchange of the Old Notes for New Notes.

Characterization of New Notes.  For United States federal income tax purposes, we intend to treat the New Notes as debt instruments that are original issue discount obligations subject to Treasury Regulations applicable to debt instruments with alternative payment schedules (the “alternative payment schedule regulations”). Such characterization, however, is not binding on the IRS, and there can be no assurance that the IRS would not successfully assert that the New Notes constitute debt instruments subject to certain Treasury Regulations governing contingent payment debt instruments (the “contingent payment debt instrument regulations”). If the New Notes were subject to the contingent payment debt instrument regulations, U.S. Holders and certain Non-U.S. Holders of New Notes would be required to accrue interest at a “comparable yield” (i.e., the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the New Notes, including the level of subordination, term, timing of payments, and general market conditions), and would generally require any gain recognized by such holders to be treated as ordinary interest income. The remainder of this discussion assumes that the New Notes are governed by the alternative payment schedule regulations.

Early Participation Payments.  There is no authority directly on point that addresses the United States federal income tax characterization of the Early Participation Payments. Accordingly, the United States federal income tax treatment of the receipt of Early Participation Payments is unclear. However, we believe that it is likely that the Early Participation Payments would be treated as either additional consideration received in exchange for the Old Notes or as a payment in exchange for a holder’s consent to the Proposed Amendments. If the Early Participation Payments are treated as additional consideration received in exchange for the Old Notes, the treatment of the receipt of additional New Notes would depend upon whether the exchange of Old Notes for New Notes qualifies for tax-free recapitalization treatment or is treated as a taxable exchange, as described below. Alternatively, if the Early Participation Payments are treated as a consent payment, such payments would be taxable to holders as ordinary income, holders would have a tax basis in the New Notes that are issued as Early Participation Payments equal to the fair market value of such New Notes on the date such New Notes are received, and the holding period for such New Notes would begin on the day after receipt. Each holder is urged to consult its own tax advisor with respect to the United States federal income tax treatment of the Early Participation Payments.

Source of Interest Payments.  We believe that a portion of the interest paid on a New Note will be characterized for United States federal income tax purposes as United States source income. Holders of Old Notes that participate in the exchange should consult their own tax advisors as to the consequences of receiving interest payments that constitute United States source income. In particular, Non-U.S. Holders should consult the discussion below under the heading, “Non-U.S. Holders — Payments of Interest.”

U.S. Holders

Exchange of Old Notes for New Notes — Tax-free Recapitalization Treatment.  Except to the extent of any New Notes issued to U.S. Holders as Early Participation Payments that are treated as taxable consent payments, as described above, if the exchange qualifies as a tax-free recapitalization, a U.S. Holder who elects to exchange Old Notes for New Notes will generally (i) not recognize any gain or loss as a result of such exchange, (ii) have a holding period for the New Notes that includes the holding period of the Old Notes, and (iii) have an initial tax basis in the New Notes equal to the adjusted tax basis in the Old Notes tendered in exchange therefor.

Exchange of Old Notes for New Notes — Taxable Treatment.  Except to the extent of any New Notes issued to U.S. Holders as Early Participation Payments that are treated as taxable consent payments, as described above, if the exchange does not qualify as a tax-free recapitalization, a U.S. Holder will recognize gain or loss in an amount equal to the difference between (1) the issue price of the New Notes and (2) such U.S. Holder’s adjusted tax basis in the Old Notes tendered in exchange therefor. Any such gain or loss will be capital gain (except to the extent of any accrued market discount on the Old Notes not previously included in income by the U.S. Holder, which will be treated as ordinary income) or loss, and will be long-term if the Old Notes have been held for more than one year. In addition, the deductibility of capital loss may be subject to limitations. The holding period for the New Notes will begin the day after the exchange, and each U.S. Holder’s tax basis in the New Notes generally will equal the issue price of the New Notes.

For United States federal income tax purposes, the “issue price” of the New Notes will depend on whether they, or the Old Notes, are deemed to be “publicly traded.” The New Notes or the Old Notes will be treated as publicly traded if, at any time during the 60-day period ending 30 days after the issue date of the New Notes, the New Notes or the Old Notes are or were, as the case may be, “traded on an established securities market” within the meaning of the applicable Treasury Regulations. Subject to certain exceptions, a debt instrument generally will be treated as traded on an established market if (1) it is listed on certain securities exchanges, interdealer quotation systems, or certain foreign exchanges or boards of trade, (2) it is traded either on certain boards of trade that are designated as a contract market or on an interbank market, (3) it appears on a system of general circulation that provides a reasonable basis to determine fair market value by disseminating either recent price quotations of identified brokers, dealers or traders or actual prices of recent sales transactions, or (4) price quotations are readily available from brokers, dealers or traders within the meaning of the applicable Treasury Regulations and certain other conditions are met. Debt instruments generally are not considered to be traded on an established market if indications of interest are publicly disseminated without actual trading or offer prices, as in the case of the so-called “yellow sheets.”

Although not free from doubt, we believe that the Old Notes and the New Notes should be considered publicly traded under the rules of the applicable Treasury Regulations set forth above. If the New Notes are publicly traded, then the issue price of such New Notes will generally equal the trading price of the New Notes at the time of consummation of the exchange. If the New Notes are not publicly traded but the Old Notes are publicly traded, then the issue price of the New Notes will generally equal the trading price of the Old Notes at the time of consummation of the exchange. However, if neither the Old Notes nor the New Notes are publicly traded, then the issue price of the New Notes will be their stated principal amounts.

Payments of Accrued and Unpaid Interest.  Payments of accrued and unpaid interest on the Old Notes will be made to the record holders of the Old Notes on the settlement date. Such accrued and unpaid interest will be taxable to U.S. Holders of the Old Notes in accordance with their regular method of accounting for United States federal income tax purposes. With respect to U.S. Holders of certain Old Notes, such accrued and unpaid interest may be characterized as United States source income for United States federal income tax purposes.

Original Issue Discount.  Because the terms of the New Notes provide that, in respect of certain interest payment dates, we may elect to make payments of interest by either (i) issuing PIK New Notes or (ii) increasing the principal amount of the outstanding New Notes (each of (i) and (ii) constituting the issuance of “PIK Notes”) rather than making such interest payments in cash, the New Notes will be issued with original issue discount for United States federal income tax purposes. Consequently, U.S. Holders will be required to include original issue discount in ordinary income over the period that they hold the New Notes whether or not the U.S. Holder receives a cash payment of interest on the New Notes on the scheduled interest payment dates. In general, in the event that we determine not to exercise our election to issue PIK Notes, the amount of original issue discount includible in income during a complete taxable year generally should be equal to the amount of scheduled interest payments made in cash during such year.

To determine the amount of original issue discount that a U.S. Holder must include in income, we will assume, in accordance with applicable Treasury Regulations, that we will make, or not make, elections to call the New Notes and make interest payments in a manner that minimizes the yield on the New Notes. These assumptions are made solely for United States federal income tax purposes and do not constitute a representation by us regarding the actual amounts, or timing of amounts, that will be paid on the New Notes.

In general, a U.S. Holder of a New Note, whether such U.S. Holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on such New Note for all days during the taxable year that the U.S. Holder owns such New Note. The daily portions of original issue discount are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of the New Notes, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. The amount of original issue discount on a New Note allocable to each accrual period is determined by multiplying the “adjusted issue price” (as defined below) of the New Notes at the beginning of the accrual period by the yield to maturity of such New Note (appropriately adjusted to reflect the length of that accrual period). The yield to maturity of a New Note is the discount rate that causes the present value of all principal and interest payments on such New Note as of its issue date to equal the issue price of such New Note. As noted above, the issue price for the New Notes will depend upon whether either the Old Notes or the New Notes are considered to be publicly traded within the meaning of applicable Treasury Regulations. For purposes of determining the yield to maturity, a U.S. Holder must assume that we will not exercise the option to issue PIK Notes, except in respect of any period in which we have actually elected to pay interest by issuing PIK Notes. The “adjusted issue price” of a New Note at the beginning of any accrual period will generally be the sum of its issue price and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all cash payments made with respect to such New Note, other than payments of qualified stated interest, in all prior accrual periods. Each payment made in cash on a New Note, other than a payment of qualified stated interest, will be treated first as a payment of any accrued original issue discount that has not been allocated to prior payments and second as a payment of principal (which is not includible in income). A U.S. Holder of a New Note generally is not required to include separately in income cash payments received on such note to the extent such payments constitute payments of previously accrued original issue discount.

If for any interest payment period we pay the interest entirely in cash on the New Notes, a U.S. Holder will not be required to adjust its original issue discount inclusions. If for any interest payment period we exercise our option to pay interest by issuing PIK Notes, a U.S. Holder of a New Note will be required to adjust its original issue discount calculation for future periods by treating such New Note as if, on the date of such exercise, the New Note had been retired and then reissued for an amount equal to its adjusted issue price on such date, and to re-calculate the yield to maturity of the reissued New Note by treating the amount of interest paid by increasing the principal amount of such New Notes (and of any prior interest paid by increasing the principal amount of such New Notes) as a payment that will be made on the maturity date of such reissued New Note. If we exercise, in whole or in part, our final option to pay interest by issuing PIK Notes, then subsequent stated interest on the New Notes will likely be treated as qualified stated interest. U.S. Holders are required to include qualified stated interest on the New Notes in income as it is received or accrued, in accordance with such U.S. Holder’s method of accounting for United States federal income tax purposes.

If a U.S. Holder’s initial tax basis in the New Notes is greater than the issue price of the New Notes but less than the stated redemption price at maturity, such U.S. Holder generally will be considered to have “acquisition premium” with respect to the New Notes, which may reduce the amount of original issue discount that the U.S. Holder is required to include in taxable income. The stated redemption price at maturity generally will include all payments of principal and interest under the New Notes, other than payments of qualified stated interest as described above.

We will report annually to the IRS and to record holders information with respect to the amount of original issue discount accruing during the calendar year.

Market Discount.  A U.S. Holder should be aware that a subsequent sale or other disposition of New Notes may be affected by the market discount provisions of the Code. These rules generally provide that if a holder of Old Notes purchased such Old Notes at a market discount in excess of a statutorily-defined de minimis amount, and exchanges Old Notes for New Notes in a tax-free recapitalization, as described above, and thereafter recognizes gain upon a disposition (including a partial redemption) of New Notes received in exchange for such Old Notes, the lesser of such gain or the portion of the market discount that accrued while Old Notes and New Notes were held by such U.S. Holder will be treated as ordinary interest income at the time of disposition. The market discount rules also provide that a U.S. Holder who acquires New Notes at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry New Notes until the U.S. Holder disposes of such notes in a taxable transaction. If a U.S. Holder of New Notes elects to include market discount in income currently, both of the foregoing rules would not apply.

Bond Premium.  If, immediately after the exchange, a U.S. Holder’s initial tax basis in its New Notes exceeds the stated redemption price at maturity, the New Notes would be treated as issued with bond premium, and no original issue discount would be required to be included in the gross income of the U.S. Holder in respect of the New Notes. In addition, a U.S. Holder may elect to amortize the bond premium. Any election to amortize bond premium applies to all taxable debt obligations held at the beginning of the first taxable year to which the election applies or acquired thereafter, and may not be revoked without the consent of the IRS.

Disposition.  Except to the extent of accrued but unrecognized market discount as described above, a U.S. Holder will generally recognize capital gain or loss upon the sale, exchange, or other taxable disposition of the New Notes in an amount equal to the difference between (x) the amount realized by such U.S. Holder (less any amount attributable to accrued and unpaid interest not previously included in income, which will be treated as ordinary interest income) and (y) such U.S. Holder’s adjusted tax basis in the New Notes. Any such gain or loss will be long-term if the New Notes have been held for more than one year. The deductibility of capital loss may be subject to limitations.

Information Reporting and Backup Withholding.  A U.S. Holder may be subject to information reporting and backup withholding tax with respect to interest paid on the New Notes and to the proceeds from the taxable sale, exchange, redemption or retirement of the Old Notes and New Notes, unless such U.S. Holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or (b) in the case of backup withholding, provides a correct United States taxpayer identification number and certifies under penalty of perjury that the U.S. Holder is a U.S. person, the taxpayer identification number is correct and that the U.S. Holder is not subject to backup withholding because of a failure to report all dividend and interest income. A U.S. Holder of an Old Note or New Note who does not provide us with the U.S. Holder’s correct taxpayer identification number may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. Holder’s United States federal income tax liability, provided the required information is provided to the IRS in a timely manner.

Non-U.S. Holders

Payments of Interest.  As discussed above, we believe that a portion of the interest paid on a New Note will be characterized for United States federal income tax purposes as United States source income (the “United States source interest”). However, any United States source interest paid to a Non-U.S. Holder will not be subject to United States federal income or withholding tax provided that (a) the beneficial owner of the New Note does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (b) the beneficial owner of the New Note is not a controlled foreign corporation that is related to us actually or constructively through stock ownership or a bank described in Section 881(c)(3)(A) of the Code, and (c) the requirements of Section 871(h) or 881(c) of the Code, as described below, are satisfied. Notwithstanding the above, unless the Non-U.S. Holder qualifies for an exemption from such tax, a Non-U.S. Holder that is engaged in the conduct of a United States trade or business will generally be subject to (i) United States federal income tax on a net income basis with respect to interest that is effectively connected with the conduct of such trade or business and (ii) if the Non-U.S. Holder is a corporation, a United States branch profits tax equal to 30% of its “effectively connected earnings and profits” as adjusted for the taxable year.

Sections 871(h) and 881(c) of the Code require the beneficial owner of a New Note to file a statement with us or our agent to the effect that the beneficial owner is not a United States person in order to avoid withholding of United States federal income tax. This requirement will be satisfied if we or our agent receives a statement (an “Owner’s Statement”) from the beneficial owner certifying under penalties of perjury that such owner is not a United States person and that provides such owner’s name and address (which statement may be made on the applicable IRS Form W-8BEN (or successor form)).

Gain on Disposition.  A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized on a sale, redemption, or other disposition of a New Note or, in the case of an exchange of an Old Note in connection with the Exchange Offer that does not qualify as a recapitalization for United States federal income tax purposes, unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days during the taxable year and certain other requirements are met. Any such gain that is effectively connected with the conduct of a United States trade or business by a Non-U.S. Holder will be subject to United States federal income tax on a net income basis in the same manner as if such Non-U.S. Holder were a United States person, and, if such Non-U.S. Holder is a corporation, such gain may also be subject to the United States branch profits tax described above. If the 183 days rule applies, such gain will be subject to United States federal income tax at a rate of 30% (or applicable treaty rate).

Information Reporting and Backup Withholding.  United States federal income tax law provides that backup withholding tax will not apply to payments made by us or our agent on an Old Note or New Note to a Non-U.S. Holder if an Owner’s Statement or similar documentation is received or an exemption has otherwise been established, provided that we or our agent do not know or have reason to know that the payee is a United States person. Information reporting may apply to payments of interest on the New Notes and the amount of tax, if any, withheld with respect to such payments. If a New Note (or, in the case of a taxable exchange pursuant to the Exchange Offer, an Old Note) is sold by a Non-U.S. Holder through a non-United States related broker or other financial institution, backup withholding and information reporting would not generally be required. Information reporting and backup withholding may apply if such Old Notes or New Notes are sold by a Non-U.S. Holder through a United States or United States related broker or other financial institution if the Non-U.S. Holder fails to provide an Owner’s Statement or other appropriate evidence of non-United States status.

Nontendering Holders

The United States federal income tax consequences to a Nontendering Holder may be materially different than those described above. Nontendering Holders are urged to consult their own tax advisors regarding the United States federal income tax consequences to them of the Proposed Amendments and of not participating in the Exchange Offer.

LEGAL MATTERS

Certain legal matters in connection with the Exchange Offer and Consent Solicitation will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Toronto, Ontario, with respect to matters of United States law, and by Blake, Cassels & Graydon LLP, Vancouver, British Columbia, with respect to matters of Canadian law. The Financial Advisor will be represented by Shearman & Sterling LLP, Toronto, Ontario, with respect to matters of United States law, and by Borden Ladner Gervais LLP, Vancouver, British Columbia, with respect to matters of Canadian law.

AUDITORS

Our auditors are Deloitte & Touche LLP, P.O. Box 49279, Four Bentall Centre, Vancouver, Canada V7X 1P4.

AUDITORS’ CONSENT

We have read the Offering Memorandum dated February 15, 2008 of Ainsworth Lumber Co. Ltd. (“the Company”) relating to the exchange for up to US$596,007,180 Senior Secured Second Lien Notes due 2014 of the Company. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Offering Memorandum of our report to the shareholders and Board of Directors of the Company on the consolidated balance sheets of the Company as at December 31, 2006 and 2005 and the consolidated statements of operations and retained earnings and cash flows for each of the years in the three-year period ended December 31, 2006. Our report is dated February 27, 2007.

/s/ Deloitte & Touche LLP

Chartered Accountants
February 15, 2008

The Financial Advisor for the Exchange Offer and the Consent Solicitation is:

BARCLAYS CAPITAL INC.

Liability Management Group
200 Park Avenue
New York, NY 10166

U.S. Toll Free: (866) 307-8991
U.S. Call Collect: (212) 412-4072

The Exchange Agent and Information Agent for the Exchange Offer and Consent Solicitation is:

GLOBAL BONDHOLDER SERVICES CORPORATION

By Regular, Registered or Certified Mail; Hand or Overnight Delivery: Global Bondholder Services Corporation 65 Broadway — Suite 723 New York, New York 10006 Attention: Corporate Actions	By Facsimile Transmission (for Eligible Institutions Only): (212) 430-3775 Attention: Corporate Actions

(212) 430-3774
All Others, Call Toll-Free
(866) 470-4300

Any questions or requests for assistance with respect to procedural matters in connection with the Exchange Offer or Consent Solicitation or for additional copies of this Offering Memorandum or the Letter of Transmittal may be directed to the Financial Advisor or the Exchange Agent and Information Agent at the addresses and telephone numbers listed above. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer and the Consent Solicitation.